As filed with the Securities and Exchange Commission on August 6, 2003
Registration No. 333-106128

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Citizens, Inc.

(Exact name of registrant as specified in its charter)

Colorado	6311	84-0755371
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)
400 East Anderson Lane
Austin, Texas 78752
(512) 837-7100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark A. Oliver, President

400 East Anderson Lane
Austin, Texas 78752
(512) 837-7100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Reid A. Godbolt, Esq. David A. Thayer, Esq. Jones & Keller, P.C. 1625 Broadway, 16th Floor Denver, Colorado 80202 (303) 573-1600	William C. Jolley, Esq. Craft Fridkin & Rhyne, L.L.C. 4435 Main Street, Suite 1100 Kansas City, MO 64111 (816) 531-1700

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of		Proposed maximum	Proposed maximum
securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered	share	price	registration fee

Class A Common Stock, No Par Value	shares(1)	$(1)	$8,208,540	$665(2)

(1)	Amount left blank pursuant to Rule 457(o).

(2)	Previously paid. Fee calculated pursuant to Rule 457(o).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

AVAILABLE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
FORWARD-LOOKING STATEMENTS
SUMMARY
PLAN AND AGREEMENT OF MERGER
Summary Selected Financial Data
RISK FACTORS
SPECIAL MEETING OF MID-AMERICAN SHAREHOLDERS
PROPOSED MERGER
FEDERAL INCOME TAX CONSEQUENCES
RIGHTS OF DISSENTING SHAREHOLDERS
COMPARISON OF RIGHTS OF SECURITYHOLDERS
EXPERTS
LEGAL MATTERS
OTHER MATTERS
INDEPENDENT AUDITORS’ REPORT
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
SIGNATURES
EXHIBIT INDEX
EX-8.1 Opinion and consent of Jones & Keller, P.C.
EX-10.6 Employment Agreement
EX-23.3 Consent of KPMG LLP
EX-23.4 Consent of Kerber, Eck & Bracckel
EX-23.5 Consent of Professional Bank Services, Inc
EX-99.1 Form of Proxy Card

MID-AMERICAN ALLIANCE CORPORATION

NOTICE OF SPECIAL SHAREHOLDERS’ MEETING

What:	Special Shareholders’ Meeting

When:	, 2003, p.m. Central Standard Time

Where:	813 West Stadium Boulevard, Suite A, Jefferson City, Missouri 65109

We are having a Special Shareholders’ Meeting of Mid-American Alliance Corporation (“Mid-American”) to:

•	Vote on a merger agreement with a subsidiary of Citizens, Inc. (“Citizens”) dated March 7, 2003 (the “Merger”).

•	Consider any adjournment or postponement of the Special Meeting if necessary.

We describe the proposed merger more fully in the proxy statement/ prospectus attached to this notice.

If the Merger Is Approved

•	Shares of Mid-American will be converted into shares of Citizens Class A common stock as described in the accompanying document.

•	Mid-American will become a subsidiary of Citizens, Inc.

Who Can Vote

•	Only Mid-American shareholders at the close of business on , 2003, may vote at the meeting.

RIGHT TO DISSENT

      If you disagree with the Merger, you may seek payment for your Mid-American shares by strictly following the dissent procedures described in Appendix B.

      Shareholders are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please fill in, date, sign, and return promptly the enclosed proxy card in the enclosed postage-prepaid envelope. With your proxy, your shares will be voted at the meeting as instructed if you cannot attend in person. Even if you send in your proxy, you may reclaim your right to vote in person when you attend the meeting.

By Order of the Board of Directors

JOHN R. PERKINS
President

Jefferson City, Missouri

                     , 2003

MID-AMERICAN CORPORATION

PROXY STATEMENT FOR SPECIAL SHAREHOLDERS’ MEETING

To Be Held                         , August       , 2003

CITIZENS, INC. PROSPECTUS CLASS A COMMON STOCK, NO PAR VALUE Up To 1,100,000 Shares

This document:

•	is furnished by the Board of Directors of Mid-American to request a proxy for voting your Mid-American common stock on the Plan and Agreement of Merger dated March 7, 2003 (the “Merger Agreement”) among Mid-American, Citizens and Citizens Acquisition, Inc. (“Acquisition”), a recently formed subsidiary of Citizens; and

•	registers the shares of Class A common stock of Citizens to be issued in exchange for Mid-American shares if the Merger occurs. Citizens Class A common stock is traded on the New York Stock Exchange under the symbol “CIA.” On August 4, 2003, the closing price of Citizens Class A common stock was $7.35 per share.

The Merger

      If the Merger occurs, and you do not dissent to the Merger in accordance with the procedures described in Appendix B, you will receive a number of shares of Citizens Class A common stock having an aggregate market value equal to the agreed value of the shares of Mid-American common stock owned by you. The per share market value of Citizens Class A common stock will equal its average closing price as reported on the New York Stock Exchange for the 20 trading days immediately preceding the closing date of the Merger. The Mid-American Board of Directors has agreed to a value of your Mid-American common stock of $1.35 per share. Fractional shares will be rounded up to the nearest whole share of Citizens Class A common stock. If the Merger occurs, Citizens will mail you instructions for exchanging your Mid-American shares for Citizens Class A common stock.

      Citizens has two classes of common stock, Class A and Class B. Both classes of common stock are equal in rights except that:

•	each share of Class A common stock is entitled to twice the amount of cash dividends declared and paid on each share of Class B common stock, and

•	holders of Class B common stock have the exclusive right to elect a simple majority of the members of Citizens’ Board of Directors.

      The Mid-American Board Of Directors Unanimously Recommends that shareholders Approve the Merger.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The securities of Citizens involve significant risks. See “Risk Factors” beginning on page 8.

       The date of this proxy statement-prospectus is August      , 2003, and it is first being mailed to the shareholders of Mid-American on or about                     , 2003.

APPENDIX A —	Plan and Agreement of Merger — Mid-American Corporation, Citizens, Inc. and Citizens Acquisition, Inc.

APPENDIX B —	Sections 870 through 930 of the Missouri General and Business Corporation Law regarding Dissenters’ Rights.

APPENDIX C —	Audited Consolidated Financial Statements of Mid-American for the years ended December 31, 2002 and 2001 and unaudited Consolidated Financial Statements of Mid-American for the quarters ended March 31, 2003 and 2002.

APPENDIX D —	Fairness Opinion of Professional Bank Services, Inc. dated March 7, 2003.

This proxy statement-prospectus incorporates important business and financial information about Citizens that is not included or delivered with this document. You may obtain this information without charge upon your written or oral request by contacting Mark A. Oliver, President of Citizens, Citizens, Inc., P.O. Box 149151, Austin, Texas 78714-9151; telephone (512) 837-7100. To ensure timely delivery, any request should be made at least five business days before the date of the meeting, or                     , 2003. See also “Available Information” on page      .

AVAILABLE INFORMATION

      Citizens files annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Those reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, telephone 1-800-SEC-0330. Copies can be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, copies may be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. Citizens’ SEC filings may be viewed on the SEC Internet website at http://www.sec.gov.

      Citizens has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, for the shares of Citizens Class A common stock to be issued in connection with the transactions described in this proxy statement-prospectus. In accordance with SEC rules and regulations, this proxy statement-prospectus does not contain all the information in the registration statement. For further information, please see the registration statement, including its exhibits. Statements contained in this proxy statement-prospectus concerning the provisions of documents are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by reference to the registration statement.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents have been filed by Citizens (File No. 1-13004) with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and are incorporated by reference into this proxy statement-prospectus:

•	Citizens’ Annual Report on Form 10-K filed on March 28, 2003, for the year ended December 31, 2002;

•	Citizen’s Quarterly Report on Form 10-Q filed on May 14, 2003, for the quarter ended March 31, 2003; and

•	the description of Citizens’ Class A common stock contained in its Registration Statement on Form 8-A declared effective by the SEC on or about August 22, 2002.

      All documents filed by Citizens pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to the shareholder meeting of Mid-American are incorporated by reference into this proxy statement-prospectus from the date of the filing of the documents.

      Any statement contained in this proxy statement-prospectus or incorporated in this document by reference will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this document or in any subsequently filed document that is also incorporated by reference in this proxy statement-prospectus modifies or supersedes such statement.

FORWARD-LOOKING STATEMENTS

      Certain statements contained in this proxy statement-prospectus are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements include specifically identified forward-looking statements within this proxy statement-prospectus. In addition, statements in future filings by Citizens and Mid-American with the SEC, in press releases, and in oral and written statements made by or with the approval of Citizens or Mid-American which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements, include: (i) projections of revenues, income or loss, earnings or loss per share, the payment or non-payment of dividends, capital structure, and other financial items; (ii) statements of plans and objectives of Citizens or Mid-American or any of their management or Boards of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying those statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “may,” “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

      Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include: (i) the strength of foreign and U.S. economies in general and the strength of the local economies from which applications for insurance may be received; (ii) the effects of and changes in trade, monetary and fiscal policies and laws on insurance sales and operations; (iii) inflation, interest rates, market and monetary fluctuations and volatility; (iv) the timely development of and acceptance of new products and services and perceived overall value of these products and services by existing and potential customers; (v) changes in consumer spending, borrowing and saving habits; (vi) concentrations of business from persons residing in third world countries; (vii) the ability of Citizens to consummate and integrate acquisitions; (viii) the persistency of existing and future insurance policies sold by Citizens and Mid-American; (ix) the dependence of Citizens on its Chairman of the Board; (x) the ability to control expenses; (xi) the effect of changes in laws and regulations, including those concerning insurance and tax, with which Citizens and Mid-American must comply; (xii) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board; (xiii) changes in the organization and compensation plans of Citizens and Mid-American; (xiv) the costs and effects of litigation and of unexpected or adverse outcomes in litigation; and (xv) the success of Citizens and Mid-American at managing the above risks.

      These forward-looking statements speak only as of the date on which the statements are made, and Citizens and Mid-American undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which a statement is made to reflect the occurrence of unanticipated events.

SUMMARY

      This is a summary. We have highlighted in bold the most important information concerning the Merger. Please read the entire proxy statement-prospectus before you make an investment decision.

Parties to the Merger

      Mid-American, a Missouri corporation, is a financial holding company. Mid-American’s principal executive office is located at 813 West Stadium Boulevard, Suite A, Jefferson City, Missouri 65102 and its telephone number is (573) 659-8545.

      Citizens, a Colorado corporation, is a life insurance holding company. Citizens’ principal executive office is located at 400 East Anderson Lane, Austin, Texas 78752, and its telephone number is (512) 837-7100.

      Acquisition, a Missouri corporation, is a wholly-owned subsidiary of Citizens which was formed solely for the purpose of merging with and into Mid-American as part of the Merger. In the Merger, Mid-American will be the surviving corporation, and it will become a wholly-owned subsidiary of Citizens. Acquisition will cease to exist after the Merger.

      On October 30, 2002, Citizens, through one of its insurance subsidiaries, purchased for $524,000 approximately 9.9% of the common stock of Mid American Century Life Insurance Corporation, a Missouri life insurance company, from Mid-American, which at the time owned all of the outstanding common stock of Mid-American Century Life Insurance.

      In February 2003, Citizens acquired First Alliance Corporation, a Kentucky domiciled life insurance holding company in a transaction valued at approximately $17 million. Citizens issued 752,701 of its Class A common stock to purchase all of the capital stock of First Alliance. First Alliance and its affiliates owned approximately 12.5% of the common stock of Mid-American. Thus, through the acquisition of First Alliance, Citizens currently owns 725,000 shares, or 11.9%, of Mid-American’s outstanding common stock and will be voting all of its shares in favor of the Merger. In connection with the acquisition of First Alliance Corporation, Scott J. Engebritson, Chairman and Chief Executive Officer of Mid-American, entered into an employment agreement with Citizens. See “Information Concerning Mid-American — Certain Transactions.”

      Other than the transactions described above, neither Mid-American, nor any of its officers or directors are affiliated with Citizens, nor are any officers or directors of Citizens affiliated with Mid-American.

      The common stock of Mid-American is not listed on a stock exchange or traded regularly through security brokerage firms, and there is virtually no trading activity. Consequently, Mid-American is unable to determine a reliable market value for its stock. For an explanation of the manner in which Citizens and Mid-American negotiated the share exchange ratios, see “Proposed Merger — Background and Reasons — Mid-American.”

      The Class A common stock of Citizens is traded on the New York Stock Exchange under the symbol “CIA.” On March 6, 2003, the day preceding the day that Citizens and Mid-American signed the Plan and Agreement of Merger, the closing price of Citizens Class A common stock was $6.25 per share.

Date, Time and Place of Special Meeting of Mid-American	The special meeting of Mid-American shareholders will be held on Tuesday, , 2003 at , Central Time, at 813 West Stadium Boulevard, Suite A, Jefferson City, Missouri 65109.

Persons Entitled to Vote; Record Date	The record date for shareholders of Mid-American to vote at the special meeting is the close of business on , 2003. Only shareholders as of the record date will be notified of, and be entitled to vote at, the special meeting.

Business to Be Transacted	At the special meeting, shareholders of Mid-American will be asked to vote upon a Merger Agreement under which Acquisition will be merged into Mid-American, and Mid-American shares to which dissenters’ rights have not been perfected will be converted into Class A common stock of Citizens.

Recommendation of the Board of Directors of Mid-American	The Mid-American Board of Directors has unanimously approved of the Merger Agreement and recommends that the shareholders vote FOR APPROVAL of the Merger. The Mid-American Board reviewed several factors in reaching its decision to recommend that shareholders vote to approve the Merger, including receiving an outside fairness opinion with respect to the Merger from Professional Bank Services, Inc., an investment banking firm, that the Merger is fair from a financial point of view to the shareholders of Mid-American. See “Proposed Merger — Background and Reasons — Recommendation of Mid-American’s Board of Directors.”

Interests of Certain Persons in the Merger	Citizens indirectly owns, through a subsidiary, approximately 11.9% of the outstanding common stock of Mid-American. Citizens will vote these shares in favor of the Merger.

Scott J. Engebritson, Chairman of the Board and Chief Executive Officer of Mid-American, is also currently employed by Citizens. See “Proposed Merger — Investments of Certain Persons in the Merger”.

Proxy Revocability	Proxies of shareholders of Mid-American are revocable at any time prior to voting at the special meeting. See “Special Meeting of Mid-American Shareholders — Revocability of Proxies.”

Required Votes	Approval of the Merger and the transactions contemplated thereby requires the affirmative vote of two-thirds of the outstanding shares of Mid-American common stock. No voting agreements or other similar arrangements have been entered into with any Mid-American shareholders. However, certain officers, directors and significant shareholders of Mid-American who are entitled to vote 2,265,000 shares, or approximately 37% of Mid-American’s outstanding common stock, have indicated that they intend to vote in favor of the Merger. See “Special Meeting of Mid-American Shareholders — Voting Securities.” No shareholder vote of Citizens is required by the Merger Agreement or applicable law.

Outstanding Shares	As of the record date there were 6,080,400 shares of Mid-American common stock outstanding. As of the record date, Mid-American’s directors, executive officers and their affiliates held 1,070,625 shares of Mid-American common stock or a total of 17.6% of the shares entitled to vote. In addition, as of the record date, Citizens beneficially owns 725,000 shares of Mid-American common stock, or 11.9% of the shares entitled to vote. Citizens intends to vote its shares for the Merger.

Risk Factors	You will receive shares of Citizens Class A common stock in consideration for your Mid-American shares if the Merger is completed. Thus, you will be subject to the risks related to Citizens and its insurance businesses. These risks include, but are not limited to, a heavy reliance on revenues generated overseas, a possible depressed price in the Class A common stock of Citizens due to sales by significant shareholders, and limited ability to influence Citizens’ policies and significant competition. In considering whether to approve the Merger, you should consider risks related to the Merger and to Citizens. Please see “Risk Factors” beginning on page for more detailed discussion of these risks.

PLAN AND AGREEMENT OF MERGER

Consideration for Your Shares	If the Merger occurs, you will receive a number of shares of Citizens Class A common stock equal in market value to the value of the shares of Mid-American common stock owned by you. The per share market value of Citizens Class A common stock will equal its average closing price as reported on the New York Stock Exchange for the 20 trading days immediately preceding the closing of the Merger. The value of your Mid-American common stock has been agreed by the Mid-American Board of Directors to be $1.35 per share. Fractional shares will be rounded up to the nearest whole share of Citizens Class A common stock. Fractional shares will not be issued. Assuming an average closing price of $7.35 per share of Citizens Class A common stock, Mid-American shareholders would receive approximately 1,116,800 Class A common shares, or 3.4% of the outstanding Class A shares after the issuance. Any Mid-American shareholder who perfects dissenters’ rights under Missouri law will receive cash in lieu of Citizens Class A common stock. See “Proposed Merger — Receipt of Citizens Shares” and “Rights of Dissenting Shareholders.”

Closing Date	The parties anticipate that the closing of the Merger will occur and the Merger will become effective shortly after the conditions in the Merger Agreement (including shareholder approval) are satisfied.

Conduct of Business Prior to Closing	Mid-American has agreed that it will not:

• enter into any transactions prior to the Merger with Citizens other than in the ordinary course of business;

• pay shareholder dividends or increase the compensation of officers; nor

• enter into any agreement or transaction which will adversely affect its respective financial condition. See “Proposed Merger — Conduct of Business Pending the Merger; the Covenants of the Parties.”

Dissenters’ Rights	Mid-American shareholders may dissent from the Merger applicable to them and demand payment of their share values in cash. If holders of more than 2.5% of the outstanding shares of Mid-American (approximately 152,000 shares) perfect their dissenter’s rights, Citizens may cancel the Merger. See “Rights of Dissenting Shareholders,” “Proposed Merger — Other Conditions to Consummation of the Merger,” and appendix B which contains copies of the Missouri statutes for dissenting shareholder procedures.

Conditions to the Merger	In addition to approval by the shareholders of Mid-American, the Merger is subject to satisfaction of other conditions including:

• making the appropriate filings with the Commissioner of Insurance of Missouri;

• the performance by each party of its obligations;

• the absence of any legal proceeding relating to the transactions contemplated by the Merger Agreement;

• the continued material accuracy of representations made by each party;

• the delivery of legal opinions. See “Proposed Merger — Other Conditions;” and

• authorization of the New York Stock Exchange with respect to listing all Citizens’ Class A common stock to be issued in the Merger.

Operations of Mid-American after the Merger	Following the Merger, Mid-American will continue to operate in its location under a joint management team, with the consolidation of computer data processing in Citizens’ system. Citizens will continue to evaluate the personnel, business practices and opportunities for Mid- American and may make such changes as it deems appropriate following the Merger.

Summary of Federal Income Tax Considerations	The Merger is intended to be treated as a reorganization. Accordingly, for federal income tax purposes it is anticipated that:

• no gain or loss will generally be recognized by holders of Mid-American common stock on the exchange of their shares of stock for Citizens Class A common stock;

• the holding period for Citizens Class A common stock received in the Merger will include the holding period for the Mid-American common stock surrendered in exchange therefor; and

• the aggregate adjusted tax basis of Citizens Class A common stock received by a Mid-American shareholder will be the same as the basis of the stock surrendered in exchange therefor.

• Holders of Mid-American common stock who properly exercise dissenters’ rights and receive cash in lieu of Citizens Class A common stock will recognize a taxable gain if the amount of cash received exceeds their basis in the Mid-American shares.

Consummation of the Merger is conditioned upon receipt of an opinion of counsel substantially to such effect. However, a ruling from the Internal Revenue Service is not being sought in connection with the Merger. The opinions of counsel are subject to certain assumptions and qualifications and are not binding on the Internal Revenue Service. If the Merger was not to qualify as a reorganization, the exchange of shares would be taxable. See “Federal Income Tax Consequences.”

Termination and Amendment of the Mid-American Merger Agreement	The Merger Agreement may be terminated by any party if the Merger does not become effective by September 2, 2003. See “Proposed Merger — Other Conditions.” The Merger Agreement may also be terminated at any time prior to becoming effective:

• by unanimous consent of the parties;

• by any party if a suit, action, or proceeding threatens to prohibit the Merger;

• by any party who discovers a material error in the representations of another party; or

• by any party if (i) dissenters’ rights are perfected under Missouri law for more than 2.5% of the outstanding shares of Mid-American, or (ii) the Missouri Department of Insurance disapproves of the Merger.

• In the event that the Merger is not approved, Mid-American shareholders will continue to have an illiquid stock. Although Mid-American may apply to obtain quotation or listing of its common stock on a stock quotation system or exchange, approval of such an application will likely be difficult to achieve due to Mid-American’s lack of financial resources, high debt load and pending legal matters. Likewise, Mid-American may need to raise additional capital from existing shareholders or new investors in order to carry out its business plan. Capital raising efforts will likely be challenging for the same reasons noted above. In addition, Mid-American may have to reduce expenses or sell some of its assets, both of which could have a negative impact upon insurance sales. If the Merger is not approved, Citizens will continue its business in the ordinary course.

Other Matters	Other than the proposed Merger, the Mid-American Board knows of no other matters that will come before the meeting. However, by executing and returning the proxy card, you will be giving the proxy holders to vote your shares in the case of a motion to postpone or adjourn the meeting for purpose of soliciting additional proxies.

Forward-Looking Statements	Certain statements contained or incorporated by reference in this proxy statement-prospectus relate to future matters which are qualified in certain respects. See “Forward-Looking Statements,” “Available Information” and “Incorporation of Documents by Reference.”

Summary Selected Financial Data

      The tables below set forth in summary certain selected financial data of Citizens and Mid-American.

      Citizens’ financial data at or for the three months ended March 31, 2002 and 2003 is derived from the unaudited consolidated financial statements of Citizens and its subsidiaries which are incorporated by reference in this proxy statement-prospectus. Citizens’ financial data at or for the years ended December 31, 1998 through 2002 is derived from audited consolidated financial statements of Citizens and its subsidiaries which are incorporated by reference in this proxy statement-prospectus. The data for Citizens is presented in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”).

      Mid-American’s financial data at or for the three months ended March 31, 2002 and 2003 is derived from the unaudited consolidated financial statements of Mid-American and its subsidiaries which are included elsewhere in this proxy statement-prospectus. Mid-American’s financial data at or for the years ended December 31, 1998 through 2002 is derived from audited consolidated financial statements of Mid-American and its subsidiaries. The data for Mid-American is presented in conformity with GAAP.

Citizens, Inc.

	At or for the Three Months
	Ended March 31,		At or for the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In thousands, except per share amounts)
Revenues	$19,706	$15,769	$83,004	$67,647	$66,678	$71,877	$72,685
Net income (loss)	(339)	1,503	4,254	3,963	2,053	1,271	(6,721)
Basic and diluted Earnings (loss) per Share	(.01)	.05	.14	.14	.07	.04	(.24)
Total assets	364,316	312,363	326,291	282,086	267,842	255,485	253,384
Total liabilities	244,336	218,510	224,499	199,364	190,529	183,218	178,480
Total shareholders’
Equity	119,980	93,854	101,792	82,722	77,313	72,267	74,904
Book value per share(1)	3.67	3.73	3.41	2.86	2.68	2.51	2.66

(1)	Reflects stock dividends paid in 2002, 2000 and 1999.

Mid-American Alliance Corporation

	At or for the Three
	Months Ended
	March 31,		At or for the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In thousands, except per share amounts)
Revenues	$614	$493	$1,968	$1,574	$1,069	$226	$154
Net income (loss)	47	(161)	(264)	(717)	(524)	(511)	(635)
Basic and diluted earnings (loss) per share	.01	(.03)	(.04)	(.12)	(.11)	(.11)	(.13)
Total assets	10,107	10,566	9,780	10,149	7,617	6,775	4,064
Total liabilities	2,977	4,354	2,783	3,742	549	76	55
Total shareholders’ equity	6,453	6,212	6,333	6,407	7,068	6,699	4,009
Book value per share	1.07	1.04	1.06	1.07	1.18	1.10	.83

Comparative Per Share Information

      The following table presents historical per share data of Citizens and Mid-American. The comparative per share data are derived from, and should be read together with, the audited historical financial statements of Citizens that are incorporated by reference into this proxy statement-prospectus and the audited historical financial statements of Mid-American included elsewhere in this proxy statement-prospectus. See “Available Information” and Mid-American’s annual financial statements included as Appendix C to this proxy statement-prospectus.

	Citizens	Mid-American

Earnings/(loss) per share — basic and diluted fiscal year ended December 31, 2002	$.14	$(.04)
Book value per share as of December 31, 2002	$3.41	$1.06

RISK FACTORS

      You should consider carefully the risks described below in assessing the Merger and an investment in Citizens Class A common stock.

A substantial number of shares of Class A common stock have been registered for sale by existing Citizens shareholders, which could depress the market price of the stock.

      Sales of significant amounts of shares of Citizens Class A common stock in the public market could depress the price of the stock. Further, even without actual sales, the prospect of significant amounts of shares being offered into the public market may depress the price of Class A common stock. There is an effective registration statement with the SEC permitting the public offer and sale by certain holders of Citizens Class A common stock, including Harold E. Riley, Chairman of the Board. Mr. Riley, as of July 24, 2003, owned 4,471,443 shares of Class A common stock or approximately 14.0% of outstanding Citizens Class A common stock. The registration statement covers all of these shares.

Loss of the services of the Citizens Chairman of the Board would likely hinder further development of the operating and marketing programs of Citizens and its strategy for expanding its business.

      Citizens relies heavily on the active participation of its Chairman of the Board, Harold E. Riley, in connection with the development and execution of operating and marketing plans and strategy for expanding its business. For instance, in the past Citizens has expanded business significantly through the acquisition of other insurance companies. Mr. Riley’s experience with mergers and acquisitions has been of considerable value in pursuing these opportunities. Citizens anticipates that this expertise will continue to be of substantial value in connection with any future acquisitions of insurance companies. The loss of his services would likely have a significant adverse effect on Citizens in these respects. Citizens does not have an employment agreement with Mr. Riley nor does it carry a key-man insurance policy on his life.

The Merger has been structured so as to result in a tax-deferred exchange of your stock for the Citizens Class A common stock. However, there can be no assurances in this regard, and if tax-deferred treatment were to be denied, you could owe federal income taxes on any gain deemed to be realized by you upon the exchange of your stock.

      The transactions contemplated by the Merger Agreement are intended to be a tax-deferred exchange for Mid-American shareholders who do not properly exercise dissenters’ rights. However, neither Citizens nor Mid-American has obtained nor do Citizens or Mid-American intend to obtain a ruling from the Internal Revenue Service concerning whether the Merger will in fact be treated as a tax-deferred exchange. Mid-American and Citizens will each, however, obtain an opinion of counsel which will support the conclusions contained in this proxy statement-prospectus regarding the material federal income tax consequences of the Merger and transactions contemplated thereby. You should understand that an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could successfully assert a contrary position. Also, the conditions and assumptions upon which counsel’s opinion is qualified may not continue to exist and the laws or regulations affecting the material federal income tax consequences of the Merger may change. In either event, the tax aspects of the Merger may be adversely affected, and such effect may be material, resulting in the exchange of Mid-American shares being taxable. Therefore, there can be no assurance that the Merger will be accorded the tax treatment intended and that you will realize the tax consequences described in this proxy statement-prospectus. See “Certain Federal Income Tax Consequences.”

Holders of Class A common stock received in the Merger will be minority shareholders. These minority shareholders will not control Citizens, will have a limited ability to influence Citizens’ business policies and corporate actions, and will not be able to elect any directors of Citizens.

      It is difficult for minority shareholders of Citizens to elect any of its directors or otherwise exert influence over its business. Citizens’ outstanding Class B common stock elects a majority of the board of directors of

Citizens. All of the Class B common stock is owned indirectly by Harold E. Riley, Chairman of the Board, through the Harold E. Riley Trust. Additionally, Mr. Riley is the largest Class A shareholder. Therefore, as a practical matter, Mr. Riley has effective control over significant corporate transactions. Additionally, cumulative voting of shares is not permitted by Citizens’ articles of incorporation. These factors would also make it more difficult and time consuming for a third party to acquire control of Citizens or to change the board of directors of Citizens.

A substantial majority Citizens’ revenues come from overseas. This involves risks associated with business in third world countries, such as might result from political or economic instability, human rights violations or new laws or regulations.

      There is a risk of loss of a significant portion of sales overseas should adverse events occur in the countries from which Citizens receives applications. A substantial amount of Citizens’ revenues come from Latin America. For example, Citizens’ primary insurance subsidiary, Citizens Insurance Company of America, provided 85% of Citizens’ revenues during 2002. Of such revenues, approximately 81.5% were from residents of Latin America. Areas representing more than 10% of total premiums of Citizens Insurance Company of America for the years ended December 31, 2002, 2001 and 2000 were: Argentina — 19.4%, 23.3% and 27.7%; Columbia — 25.1%, 21.9% and 20.2%, and Uruguay — 8.0%, 10.2% and 11.8%, respectively. International operations consist of issuance of ordinary whole-life insurance policies around the world. These policies have an average face amount of $66,000 and are marketed by independent marketing firms primarily to heads of households in the top 5% income bracket around the world.

Citizens is a defendant in a class action lawsuit which may adversely affect its financial condition and detract from management’s time.

      Citizens is a defendant in a class action lawsuit filed in Texas, Styled Delia Bolanos Andrade, et. al. v. Citizens Insurance Company of America, Citizens, Inc., Negocios Savoy, S.A., Harold E. Riley, and Mark A. Oliver, Case Number 99-09099, in which the class has been certified by the Texas District Court and affirmed by the Court of Appeals for the Third District of Texas. The suit alleges that life insurance policies offered to certain non-U.S. residents by Citizens’ insurance subsidiary are actually “securities” that were offered or sold in Texas by unregistered dealers in violation of the registration provisions of the Texas securities laws. The suit seeks class action status naming as a class all non-U.S. residents who purchased insurance policies or made premium payments since August 1996 and assigned policy dividends to an overseas trust for the purchase of the Company’s Class A common stock. The remedy sought is rescission of the insurance premium payments. Citizens filed a petition with the Texas Supreme Court in early June 2003 for review of the decision of the Court of Appeals. Citizens believes the Plaintiff’s claim under the Texas securities laws is not valid and that the class defined is not appropriate for class certification and does not meet the legal requirements for class action treatment under Texas law.

      It is Citizens’ intention to defend vigorously against the request for class certification, as well as to defend vigorously against the individual claims. Citizens is unable to determine the potential financial magnitude of the claims in the event of a final class certification and the plaintiffs prevailing on the substantive action, although Citizens would expect a significant adverse financial impact relating to any adverse final class action judgment.

      Litigation, such as the matter described above, will also detract from management’s time which would otherwise be devoted to Citizens’ business.

You should not anticipate receiving cash dividends on your Citizens Class A common stock, because Citizens has not paid any cash dividends and does not anticipate doing so in the foreseeable future.

      To date Citizens has not paid cash dividends on its Class A common stock or Class B common stock as it is Citizens’ policy to retain earnings for use in the operation and expansion of its business. Thus, you should not rely on your investment in Citizens if you require periodic dividend income. The only return on your investment in Citizens Class A common stock will be the appreciation in the Class A shares, if any.

Policy lapses in excess of those actuarially anticipated would have a negative impact on Citizens’ financial performance.

      The profitability of Citizens could be reduced if its lapse and surrender rate were to exceed the assumptions upon which it priced its insurance policies. Lapse occurs when premium payments are not made. Surrender of a policy occurs by an affirmative act of the policy holder and is usually accompanied by an economic benefit for the policy holder because the policy has accumulated value. Policy sales costs are deferred and recognized over the life of a policy. At December 31, 2002, Citizens had approximately $45 million of such deferred policy sale costs. Citizens amortizes these costs over 9.5 years, which is the average assumed life of the policies. Excess policy lapses, however, cause the immediate expensing or amortizing of deferred policy sales costs.

Citizens operates in a highly competitive, mature industry, which could limit its ability to gain or maintain its position in the industry.

      Citizens competes with more than 1,600 other life insurance companies of various sizes in the United States. The life insurance business is highly competitive. This is in part because it is a mature industry in the United States which, in recent years, has experienced no growth in life insurance sales. Competition has also increased because the life insurance industry is consolidating, with larger, more efficient organizations emerging from consolidation. Furthermore, mutual insurance companies are converting to stock ownership, which should give them greater access to capital markets, resulting in greater competition with respect to corporate finance as well. Additionally, legislation became effective in 2000 permitting commercial banks, insurance companies and investment banks to combine. This law permits, for instance, a commercial bank to acquire or form an insurance company. These factors have increased competitive pressures in general. Because of Citizens limited nature of domestic marketing activities, there are no readily identifiable domestic competitors.

      Many life insurance companies have greater financial resources, longer business histories, and more diversified lines of insurance coverage than Citizens has. These companies also generally have larger sales forces. Citizens also faces competition from companies operating in foreign countries and marketing in person as well as with direct mail sales campaigns. Although Citizens may be at a competitive disadvantage to these entities, it believes that its products are competitive in the marketplace.

      Citizens’ international marketing plan stresses making available dollar-denominated life insurance products to high net worth individuals residing around the world. Citizens experiences competition primarily from the following sources around the world:

Locally Operated Companies with Local Currency Policies. Citizens competes with companies formed and operated in the country in which the insureds reside. Generally, these companies are subject to risks of currency fluctuations, and use mortality tables based on experience of the local population as a whole. These mortality tables are typically based on significantly shorter life spans than those Citizens uses. As a result, the economic return of policies issued by locally operated companies is more uncertain than for U.S. dollar policies, such as Citizens issues. Also, as a result of the foregoing factors, the statistical cost of insurance for these companies tends to be higher than Citizens.

Foreign Operated Companies with Local Currency Policies. Another group of competitors consists of companies which are foreign to the countries in which the policies are sold but use the local currencies of those countries. Local currency policies entail risks of uncertainty due to local currency fluctuations as well as the perceived instability and weakness of local currencies. Citizens has observed that local currency policies, whether issued by foreign or locally operated companies, tend to focus on universal life insurance and annuities instead of whole life insurance as Citizens does.

Foreign Operated Companies with U.S. Dollar Policies. Citizens also faces direct competition from companies that operate in the same manner as Citizens does. Citizens competes using its history of performance and its products.

      Competitors in Citizens international markets include National Western Life Insurance Company, Best Meridian Insurance Company and to a lesser extent, Pan American Life and AIG.

      Citizens’ ability to compete is dependent upon, among other things, its ability:

•	to market its insurance products;

•	to develop competitive and profitable products; and

•	its ability to maintain low unit costs.

The insurance industry is highly regulated and Citizens’ activities are restricted as a result. Citizens expends substantial amounts of time and incurs substantial expenses in connection with complying with applicable regulations, and Citizens is subject to the risk that more burdensome regulations could be imposed on it.

      Compliance with regulation in the United States by Citizens is costly and time consuming. Insurance companies in the U.S. are subject to extensive regulation in the states where they do business. This regulation primarily protects policyholders rather than stockholders. The regulations require:

•	prior approval of acquisitions of insurance companies;

•	certain solvency standards; licensing of insurers and their agents; investment limitations;

•	deposits of securities for the benefit of policyholders;

•	approval of policy forms and premium rates;

•	triannual examinations; and

•	reserves for unearned premiums, losses and other matters.

Citizens is subject to this regulation in each state in the U.S. in which it is licensed to do business. This regulation involves additional costs and restricts operations. Citizens cannot predict the form of any future regulatory initiatives.

      Citizens is regulated by the Colorado Division of Insurance under the Colorado Insurance Holding Company Act. Certain “extraordinary” intercorporate transfers of assets and dividend payments from its life insurance subsidiaries require prior approval by the Colorado Insurance Commissioner. Citizens also files detailed annual reports with the Colorado Division of Insurance and all of the states in which it is licensed. The business and accounts of its life insurance subsidiaries are subject to examination by the Colorado Division of Insurance, as well as inquiries and follow up, including investigations, of the various insurance regulatory authorities of the states in which Citizens’ insurance subsidiaries are licensed.

      The principal insurance subsidiary of Citizens is qualified to do business as an insurance company only in the U.S. It does not have any assets or employees in foreign countries. In connection with business from foreign countries, Citizens only accepts applications at its main office. In addition, Citizens requires premium payments to be in U.S. dollars, which may include checks drawn on U.S. banks. Citizens is not currently subject to regulation in the various foreign countries from which it receives applications for insurance. Although Citizens provides insurance to foreign citizens, independent marketing firms, rather than employees of Citizens, submit the applications. In this way Citizens avoids conducting business in the foreign countries. However, Citizens is unable to predict if foreign regulation will be implemented and, if so, the effect of any such regulation on Citizens’ business.

Fluctuating interest rates could reduce Citizens’ profitability.

      Rapid interest rate changes can result in increases in the lapse rates of policies in-force and hamper an insurance company’s ability to achieve a profit. Citizens does not issue interest-sensitive or universal life insurance policies and it has only a small amount of annuity business. Citizens does, however, have an investment portfolio that would likely be adversely affected in the event of material increases in interest rates.

An insurance company’s profitability depends, in large part, on investing premiums and policy reserves at a higher interest rate than the returns distributed to existing policies.

Citizens’ investments are subject to risks of default and reductions in market values.

      The invested assets of Citizens are subject to customary risks of defaults and changes in market values. It should be noted that a very large percentage of Citizens investments are U.S. government backed securities. Factors that may affect the overall market value of the invested assets of Citizens include interest rate levels, financial market performance, and general economic conditions.

There is a risk that Citizens may not continue its past strategy of acquiring other U.S. life insurance companies, and that it may not realize improvements to its financial results as a result of past and future acquisitions.

      Over the past several years, Citizens has acquired a number of small U.S. life insurance companies. Citizens’ objective in pursuing this acquisition strategy has been to increase the size of the U.S. segment of its business, improve its competitive position and increase its earnings, in part by allowing it to realize certain operating efficiencies associated with economies of scale. To date, increases in earnings have not been significant from the completed acquisitions compared to increases in existing business. However, there can be no assurance that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to Citizens, or that it will realize the anticipated financial results from its acquisitions.

Reinsurers with which Citizens does business may not honor their obligations, leaving Citizens liable for the reinsured coverage, and Citizens’ reinsurers could increase their premium rates.

      Citizens obtains a large amount of reinsurance from other insurance companies as its general policy is to retain the first $100,000 of risk on any life insurance policy and cede the remaining risk to its reinsurers. In 2002, Citizens reinsured $152.1 million of its life insurance policies, and in 2001 it reinsured $206.4 million of its life insurance policies. Amounts reinsured in 2002 and 2001 represented approximately 37% and 60%, respectively, of the face amount of new life insurance issued in those years. However, Citizens remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The cost of reinsurance is, in some cases, reflected in its premium rates. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Citizens for the reinsurance. However, if the cost of reinsurance were to increase with respect to policies for which Citizens has guaranteed the rates, Citizens could be adversely affected.

Citizens is subject to a risk of losing cash balances that are not insured.

      Citizens maintains cash balances in one bank, J.P. Morgan Chase, Austin, Texas, that are significantly in excess of the maximum $100,000 Federal Deposit Insurance Corporation coverage. For example, management estimates that amounts on deposit in the six months ended June 30, 2003 have ranged from $1 million to $42 million. If this bank were to fail, Citizens would likely lose a substantial amount of its cash. Citizens has no business relationship with its bank other than as a standard business depositor. Citizens monitors the solvency of this bank and does not believe a material risk of loss exists because this bank is substantially above the federally mandated levels of capital and liquidity.

Increased uncertainty due to terrorist attacks and war.

      Terrorists attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C., on September 11, 2001, and current and future war risks may adversely impact the results of operation, financial condition, ability to raise capital or future growth of Citizens. Citizens does not conduct business in New York, Pennsylvania or Washington, D.C. and has not received any claims as a result of the terrorist acts. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may impact the operations of Citizens in unpredictable ways, including general disruptions to commerce and the possibility that financial infrastructure facilities could be direct targets of, or indirect casualties of, an act of terror or war. In addition, war or the risk of war may also have an adverse effect on national and global economies. A lower level of economic activity could result in a decline in the use of life and accidental health insurance services and could increase lapse ratios of insurance in-force. Citizens is not able to quantify a decline in its business or increase in lapse ratios as a result of the September 11, 2001 attacks and subsequent military activities by and/or against the United States.

SPECIAL MEETING OF MID-AMERICAN SHAREHOLDERS

Date, Time and Place of Meeting

Mid-American Special Meeting

      A special meeting of Mid-American shareholders will be held on                 , 2003, at                     , Central Time, at 813 West Stadium Blvd., Suite A, Jefferson City, Missouri 65109.

Business to Be Transacted at the Special Meeting

      This proxy statement-prospectus was mailed to Mid-American shareholders on                     , 2003 to solicit proxies to vote for the proposed Merger of Mid-American and Acquisition under which Mid-American will become a wholly-owned subsidiary of Citizens. This proxy statement-prospectus also solicits proxies to vote on any motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies.

      As of the date of this proxy statement-prospectus, neither Citizens nor Mid-American are aware of other business that will come before the Mid-American special meeting.

Voting Securities

      Only Mid-American shareholders of record at the close of business on June 15, 2003 will be entitled to vote at the Mid-American special meeting. On that date, there were issued and outstanding 6,080,400 shares of Mid-American common stock. Each share of Mid-American common stock is entitled to one vote per share with respect to the Merger. The affirmative vote of two-thirds of the outstanding common stock of Mid-American is necessary to approve the Merger.

Voting Securities and Principal Holders Thereof

      The following table sets forth information as of May 31, 2003, regarding ownership of common stock of Mid-American by (i) the persons known by Mid-American to own beneficially 5% or more of its shares (ii) by our executive officers and directors and (iii) by our executive officers and directors as a group.

	Ownership of Class

Officers and Directors	Shares	Percent of Class

Scott J. Engebritson, Chairman	20,000	(1)
813 West Stadium Blvd., Suite A
Jefferson City, MO 65102

Julie Byrd	10,000	(1)
Secretary and Director
813 West Stadium Blvd., Suite A
Jefferson City, MO 6510

John Perkins	43,125	(1)
President and Director
813 West Stadium Boulevard, Suite A
Jefferson City, MO 65102

Roy Cagle	40,000	(1)
Director
Box 1224
Joplin, MO 64804

	Ownership of Class

Officers and Directors	Shares	Percent of Class

Carl M. Cook, Jr.	57,500	(1)
Director
207 E. Capitol
Jefferson City, MO 65101

Harry Morley	40,000	(1)
Director
14238 Forest Crest Drive
Chesterfield, MO 63017

Gary Snadon	40,000	(1)
Director
102 Commercial
Branson, MO 65616

Jon Sundvold	40,000	(1)
Director
3610 Buttonwood, Suite 200
Columbia, MO 65201

Eric Thompson	40,000	(1)
Director
1252 Hurst Land
Otterville, MO 65348

Officers and Directors as a Group (9 persons)	325,625	5.4%

5% or more Shareholders

Harold D. Woodward	745,000	12.3%
300 Monterey Drive
Jefferson City, MO 65109

Citizens, Inc.(2)	725,000	11.9%
400 East Anderson Lane
Austin, Texas 78752

(1)	Less than 1%

(2)	Citizens owns these shares through its wholly-owned subsidiary, First Alliance Corporation

Revocability of Proxies

      Any Mid-American proxy may be revoked before its exercise at the special meeting or any adjournment thereof by:

•	giving written notice of revocation to the Secretary of Mid-American prior to the special meeting;

•	giving written notice of revocation to the Secretary at the special meeting; or

•	signing and delivering a proxy bearing a later date.

The presence of a shareholder at the special meeting will not revoke his or her proxy. However, being present at the special meeting allows a shareholder to revoke any prior proxy and to vote in person.

Proxy Solicitation

      Mid-American will pay the costs of soliciting proxies. Officers and employees of Mid-American may solicit proxies by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting proxies. Mid-American will reimburse brokers, custodians, nominees or other fiduciaries for their reasonable charges and expenses in forwarding materials to beneficial owners of shares.

PROPOSED MERGER

Background and Reasons

      In mid-August 2002, Citizens entered into negotiations to acquire First Alliance Corporation, a Kentucky domiciled life insurance holding company, and in November 2002, Citizens completed its acquisition of First Alliance. First Alliance was a founder of Mid-American and owns approximately 11.9% of Mid-American’s outstanding common stock, and Scott J. Engebritson, Mid-American’s Chairman and Chief Executive Officer, was also at the time Vice Chairman of First Alliance. In addition, First Alliance contractually provides accounting and underwriting services to Mid-American and its life insurance subsidiary. Citizens became aware of Mid-American through its due diligence efforts in connection with the acquisition of First Alliance and the relationships described above. In October 2002, Citizens Insurance Company of America, Inc., Citizens’ primary insurance subsidiary, purchased 9.9% of Mid-American’s life insurance subsidiary, Mid American Century Life Insurance Company, for $524,000 in order to expedite its acquisition of First Alliance. In January 2003, Mark A. Oliver, Citizens’ President, and Mr. Engebritson had informal discussions regarding a combination of the two companies. In these discussions, Mr. Engebritson indicated that the Mid-American shareholders might be interested in a combination with Citizens since there was not an established market for Mid-American’s common stock. On February 11, 2003, the Board of Directors of Citizens met to discuss a possible acquisition of Mid-American. At the meeting, Citizens’ Board approved the acquisition of Mid-American as generally proposed including approval of a draft merger agreement which had been prepared beforehand. Citizens’ Board also gave management its authority to negotiate the terms and make modifications to the draft merger agreement as deemed appropriate. On February 26, 2003, representatives of Citizens, including Harold E. Riley, its Chairman, and Mark A. Oliver, its President, traveled to Jefferson City to meet with and to present an acquisition proposal to the Board of Directors of Mid-American. There the parties discussed their respective businesses at length and terms of a business combination. After the meeting with Citizens, Mid-American’s Board of Directors authorized its President and Director, John Perkins, to negotiate a merger agreement with Citizens for a minimum price of $1.24 per Mid-American common share.

      Messrs. Oliver and Perkins held discussions by phone on February 28 and March 3, 2003 with respect to the evaluations of the companies, how a business combination would take place and the terms of such a combination. After these discussions, Citizens increased its offer to $1.35 per share. A draft agreement was circulated by Citizens to Mid-American, comments were received by the parties and negotiations continued to take place. On February 26, 2003, the Board of Directors of Mid-American approved the Merger Agreement. The Merger Agreement was executed on March 7, 2003.

      The valuation of the companies to the proposed transactions centered on a share exchange ratio. Management of Citizens and Mid-American recognized that, due to the lack of any ascertainable market for the shares of Mid-American, an alternative valuation would be necessary. In contrast, the New York Stock Exchange market for the shares of Citizens permitted the parties to agree upon a fair market valuation for Citizens.

      In lieu of the proposed Merger with Citizens, Mid-American’s Board of Directors did consider other strategic alternatives, including attempting to raise additional capital through its existing shareholder base or through a public offering. However, the Board determined that such offerings would likely fail or be inadequate considering Mid-American’s “going concern” audit opinion, significant debt load and outstanding legal action.

      In December 2002, Mid-American did receive an offer from Brooke Corporation, an insurance and financial services company with total assets of approximately $28 million at the time, to exchange the outstanding shares of Mid-American common stock for Brooke Corporation common stock at $1.07 per share. However, Mid-American’s Board of Directors rejected this offer as being inadequate since (i) it gave Mid-American shareholders only a 10% premium above its per share book value and (ii) because Brooke Corporation’s common stock was listed on the OTC Bulletin Board at the time, which would have given Mid-American shareholders an inconsistent and thinly traded stock.

Mid-American

      Management of Citizens and management of Mid-American reviewed carefully the assets and liabilities of Mid-American, and it was concluded that determination of the exchange ratio value for Mid-American should use a statutory book value basis, adjusted based on Citizens’ experience in acquiring small insurance companies over the past 40 years, most, if not all, of which have been reviewed by numerous state insurance regulators. The capital and surplus of Mid-American’s life insurance subsidiary was reviewed as well as its annual insurance premium revenue valued at multiple factors depending upon the profitability of the products and paid-up policy reserves. State licenses, agency force, and non-admitted capital and surplus assets of life insurance subsidiaries were reviewed. These values are summarized in the table below which was prepared by Citizens.

Mid-American Corporation

Capital and surplus — subsidiary	$5,286,000	X 1	$5,286,000
Market value adjustment of Investments	432,060	X 1	432,060
Premium income (annualized)	1,457,000	X1	1,457,000
Annuity reserves	500,000	X -2%/YR X3	(30,000)
Agency force (based on annualized life premium)	1,200,000	X 1	1,200,000
Investments in subsidiaries and partnerships	629,877		629,877
State insurance license value		2 X 50,000	100,000
Deduct value of subsidiary investment by Citizens(1)			(836,061)

Total Value			$8,238,876

Number of Mid-American shares outstanding			6,092,600
Value Per Share			$1.35

(1)	Citizens purchased a 9.9% ownership in Mid-American’s life insurance subsidiary in October 2002.

      The resulting values were reviewed at length by Citizens and by the Mid-American Board. Also discussed at length were how payment would be made to Mid-American shareholders, and the tax consequences of the Merger. The Board of Mid-American agreed to the final total adjusted book value per share.

      There were no other valuation methods used other than as described above. Management of Citizens believes that a statutory valuation basis approximates what a purchaser would pay for a small insurance company. Other valuation methods may indicate a higher or lower value for Mid-American.

Recommendation of Mid-American’s Board of Directors

      The Mid-American Board of Directors RECOMMENDS APPROVAL OF THE MERGER. The Board believes that the exchange ratio to the Mid-American shareholders is fair. The management and Board of Directors of Mid-American, after careful study and evaluation of the economic, financial, legal and market factors, also believe that the Merger could provide Citizens with increased opportunity for profitable expansion of its business, which in turn should benefit Mid-American shareholders who become Citizens shareholders.

      The terms of the Merger were the result of arm’s-length negotiations between Citizens and Mid-American over a several month period, with a significant effort by Mid-American management with assistance of legal counsel. Among the factors considered by the Board of Directors of Mid-American in deciding to approve and recommend the Merger were:

1. The increased liquidity to Mid-American shareholders including:

•	the liquid market on the New York Stock Exchange for Citizens Class A common stock; and

•	the lack of market for the Mid-American common stock and likelihood that Mid-American would not quantitatively qualify for its own listing on a reputable exchange or quotation system,

and due to the time and expense of the application process and lack of market makers willing to sponsor the stock;

2. The terms and conditions of the Merger Agreement, which the Mid-American Board and management believe results in a fair price for the Mid-American shares;

3. The growth and liquidity potential to Mid-American shareholders as future holders of Citizens Class A common stock compared to the historical growth and liquidity of the Mid-American common stock, with particular emphasis on the fact that Citizens Class A common stock was trading at the low end of its 52-week trading range;

4. The financial condition, business assets and liabilities and management of Citizens would likely be able to provide capital to fuel the growth of Mid-American’s insurance business which is currently stagnant due to Mid-American’s financial limitations and lack of meaningful revenues and net income;

5. The financial and business prospects of Citizens, including the fact that Citizens’ insurance products would be a good fit for Mid-American’s insurance business;

6. The Mid-American Board of Directors’ evaluation of the likelihood of consummation of the Merger, including the fact that the necessary insurance regulatory filings would be minimal since Citizens has previously made insurance filings with the proper insurance authorities due to Citizens’ beneficial ownership of approximately 12% of Mid-American;

7. The business, operations, financial condition, earnings and prospects of Mid-American, including Mid-American’s existing and potential liabilities and “going concern” opinion received from its auditors;

8. Economies of scale available in the event of combination of the companies including, in particular, reduction in the total number of regulatory filings; and

9. The expectation that the Merger will generally be a tax-deferred transaction to Mid-American and its shareholders thereby giving Mid-American shareholders the equity participation in Citizens without initially incurring taxes (see “Federal Income Tax Considerations”).

      The Mid-American Board gave the first six factors the greatest weight, although all of the above factors contributed in determining the consideration received.

      The Mid-American Board believes that it reviewed in sufficient depth the respective conditions of Mid-American, Citizens and their subsidiaries as well as the terms of the Merger Exchange Agreement.

Opinion of Financial Advisor to Mid-American Alliance Corporation.

      Professional Bank Services, Inc. (“PBS”) was engaged by Mid-American to advise Mid-American’s Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by Citizens, Inc., Austin, Texas (“Citizens”) to Mid-American shareholders as set forth in the Merger Agreement.

      Professional Bank Services, Inc. is a financial institutions consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in Mid-American or Citizens. PBS was selected to advise Mid-American’s Board of Directors based upon its familiarity with Missouri financial institutions and knowledge of the financial industry as a whole.

      PBS performed certain analyses described herein and presented the range of values for Mid-American resulting from such analyses to the Board of Directors of Mid-American in connection with its advice as to the fairness of the consideration to be paid by Citizens.

      PBS delivered a verbal Fairness Opinion to Mid-American’s management on March 7, 2003 and a written Fairness Opinion dated March 7, 2003 has been delivered to the Board of Directors of Mid-American.

A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix D to this Proxy Statement-Prospectus and should be read in its entirety.

      In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to Mid-American and Citizens. PBS considered certain financial and stock market data of Mid-American and Citizens, compared that data with similar data for certain other publicly-held insurance companies and considered the financial terms of certain other comparable insurance transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of Mid-American or Citizens.

      As part of preparing this Fairness Opinion, PBS performed a due diligence review of Citizens. As part of the due diligence, PBS reviewed the following items: Forms 10-Q, 10-K and 8-K for 2000, 2001 and year to date 2002 filed by Citizens with the Securities and Exchange Commission (the “SEC”); year-end 2000 and 2001 audited annual reports for Citizens; April 26, 2002, form DEF 14A Proxy Statement of Citizens; Independent audit, firm management letters and management responses thereto for the last 2 years; September 30, 2002 independent actuarial report of Citizens; Listing and status of all pending litigation; the most recent State insurance examination of Citizens’ wholly owned subsidiary Citizens Insurance Company of America (“CICA”); CICA’s most recent recoverability test for deferred policy acquisition cost amortization and capitalization schedule; and various other internal reports of Citizens. In addition, PBS has reviewed and analyzed the Citizen’s Inc. December 31, 2002 annual report and April 24, 2003 Form DEF 14A Proxy Statement filed by Citizen’s with the SEC.

      PBS reviewed and analyzed the historical performance of Mid-American including: December 31, 2001 and 2002 audited annual report of Mid-American; and the December 31, 2002 Annual Statement of Mid-American Century Life Insurance filed with the Insurance Department of the State of Missouri. PBS reviewed and tabulated statistical data regarding the insurance portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other transactions, and its knowledge of the financial institutions and insurance industry generally.

      In connection with rendering the Fairness Opinion and preparing its written and oral presentation to Mid-American’s Board of Directors, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Mid-American’s or Citizens’ control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

      Some of PBS’s assumptions regarding industry performance and macro and micro business and economic conditions were as follows:

•	The macro economy currently remains in a prolonged state of slow economic growth.

•	Investment returns in the US financial markets have remained depressed.

•	Macro US interest rates remain close to 40 year lows.

•	Due to negative macro economic and fundamental industry trends, the aggregate life insurance industry statutory consolidated capital and surplus declined approximately 3.0% in 2002. This trend is expected to continue into the foreseeable future.

•	In addition, Generally Accepted Accounting Principle (“GAAP”) capital and earnings continue to be negatively impacted by the impact of the continued weakness in the equity markets.

•	Due to poor industry fundamentals and increasing competition between policy issuers, it is becoming increasingly difficult for life insurance companies to prosper and survive without significant economies of scale.

•	Despite the current harsh operating environment for life insurance companies, and concerns surrounding Mid-American’s ability to continue to operate as a going concern, PBS, as part of it’s analysis utilized a discounted cash flow model referenced in its opinion. The model assumes Mid-American could increase it’s earnings 20% per year over a five year period to $434,000 and then sell at the life insurance industry’s current median multiple of book value since June 30, 2001 of 1.40X. PBS then compared the resulting per share value of $.092 per share to the proposed transaction value of $1.35 per Mid-American share.

      Acquisition Comparison Analysis: In performing this analysis, PBS reviewed all life insurance acquisition transactions since January 1, 2000 (the “Comparable Group”). There have been 43 life insurance acquisition transactions since January 1, 2000 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these Comparable Group life insurance acquisition transactions. Median multiples of book value, earnings, earnings before interest taxes depreciation and amortization (“EBITDA”), net premium revenues and total revenues implied by the comparable transactions were utilized in obtaining a range for the acquisition value of Mid-American. In addition to reviewing recent Comparable Group life insurance transactions, PBS performed separate comparable analyses for acquisitions of life insurance companies which, like Mid-American, had assets under $100 million, had a negative return on average equity, were headquartered in the United States, where the currency received by the seller consisted of either all common stock or cash and common stock, and transactions which had been announced after June 30, 2001 when SFAS 141 and SFAS 142 went into effect. Median values for the 43 Comparable Group acquisitions expressed as multiples of book value, earnings, net premiums, total revenues and EBITDA were 1.37X, 17.53X, 2.43X, 1.17X and 12.25X, respectively. The median multiples of book value, earnings, net premiums, total revenues and EBITDA for acquisitions of life insurers, which like Mid-American, had assets under $100 million were 1.47X, 22.73X, 1.40X, 1.59X and 12.25X, respectively. For acquisitions of Comparable Group life insurers with a negative return on average equity the median multiples of book value, earnings, net premiums, total revenues and EBITDA were 1.57X, not meaningful, 2.06X and 0.98X and 12.25X, respectively. For Comparable Group life insurers headquartered in the United States the median values expressed as multiples of book value, earnings, net premiums, total revenues and EBITDA were 1.39X, 17.53X, 2.77X, 1.38X and 12.25X, respectively. For Comparable Group life insurers in which the selling entity received either common stock or cash and stock as consideration, the median values expressed as multiples of book value, earnings, net premiums, total revenues and EBITDA were 1.40X, 17.96X, 2.77X, 1.38X and 12.25X, respectively. For Comparable Group life insurance transactions announced since June 30, 2001 the median values expressed as multiples of book value, earnings, net premiums, total revenues and EBITDA were 1.40X, 17.21X, 3.25X, 1.56X and 12.25X, respectively.

      PBS adjusted Mid-American’s revenues, EBITDA and net income by adding back what PBS considers non-recurring losses and expenses. The utilization of these adjustments resulted in higher valuation levels for Mid-American than those which would have been attained without such adjustments.

      For the purposes of this analysis, the following table demonstrates adjustments made by PBS to Mid-American’s stated financial results for the year ending December 31, 2002:

Mid-American

December 31, 2002 Financial Statement Adjustments

December 31, 2002 Annual Gross Premiums	$1,509,000
December 31, 2002 Annual Premiums Ceded	(73,000)

Net Premiums Earned	$1,436,000
December 31, 2002 Total Revenues	$1,968,000
Non-recurring realized losses	124,000

Adjusted Annualized Revenues	$2,092,000
December 31, 2002 Pre-tax Earnings	$(15,000)
Minority Interest in MAC-MO	(7,000)
Non-recurring Realized Losses	124,000
Non-recurring Professional Fees	200,000
December 31, 2002 Interest Costs	144,000
December 31, 2002 Depreciation Expense	14,000

Adjusted Earnings before Tax, Depreciation & Amortization	$460,000
December 31, 2002 Company Pre-tax Income	$(15,000)
Non-recurring Realized Losses	124,000
Non-recurring Professional Fees	200,000
Tax Adjustment @ 35.0%	(108,000)
Minority Interest in MAC-MO	(7,000)

Adjusted Net Income	$194,000
Mid-American Shares Outstanding	5,999,100
December 31, 2002 Company Common Equity	$6,333,000

      In the proposed Merger, each Mid-American common share issued and outstanding will be exchanged for the number of Citizens Class A common shares equal in market value to $1.35, based on the average daily closing price of Citizens Class A common shares for the twenty trading days preceding the Closing Date (the “Floating Exchange Ratio”). The proposed consideration to be received represents an aggregate value of approximately $8,200,000 for all 6,080,400 Mid-American common shares outstanding, as further defined in the Merger Agreement. Based on the March 7, 2003 closing stock price of Citizens Class A common stock of $6.25 as quoted on the New York Stock Exchange the Floating Exchange Ratio would equal approximately 0.216 Citizens shares per Mid-American common share. The $1.35 per Mid-American common share represents a multiple of the Company’s December 31, 2002 book value of 1.28X, a multiple of Mid-American’s December 31, 2002 net income (adjusted for non-recurring losses and expenses) of 41.75X, a multiple of Mid-American’s December 31, 2002 net premium revenues of 5.64X, a multiple of Mid-American’s December 31, 2002 revenues (adjusted for non-recurring losses and expenses) of 3.87X and a multiple of Mid-American’s December 31, 2002 annualized EBITDA (adjusted for non-recurring losses and expenses) of 17.61X.

      The following tables demonstrate the market value of the proposed transaction’s percentile ranking with respect to the above Comparable Group life insurance transactions (where 0% would be the lowest and 100.00% would be the highest).

Transaction Value Percentile Rankings

	Multiple of		Multiple of
Category	Book Value		Earnings

PROPOSED TRANSACTION	1.28	X	41.75	X
All Comparable Group Acquisitions Since 1/01/00	36.10%		100.00%
Assets Under $100 Million	24.10		100.00
Stated ROAE is Negative	24.60		100.00
U.S. Transactions	36.60		100.00
Consideration is All Stock or Cash & Stock	31.00		100.00
Comparable Group since June 30, 2001	28.70		100.00

	Multiple of
	Net Premium		Multiple of		Multiple of
Category	Revenues		Total Revenues		EBITDA

PROPOSED TRANSACTION	5.64	X	3.87	X	17.61	X
All Comparable Group Acquisitions	86.40%		97.90%		100.00%
Assets Under $100 Million	96.80		93.40		100.00
ROAE is Negative	100.00		100.00		100.00
U.S. Transactions	85.30		97.60		100.00
Consideration is Stock or Mix	92.30		97.30		100.00
Comparable Group since 6/30/01	100.00		97.10		100.00

      Adjusted Net Asset Value Analysis: PBS reviewed Mid-American’s balance sheet data to determine the amount of material adjustments required to the stockholders’ equity of Mid-American based on differences between the market value of Mid-American’s assets and their value reflected on Mid-American’s financial statements. PBS determined that two adjustments were warranted. PBS subtracted the stated value of Mid-American’s deferred policy acquisition costs of approximately $1,107,000 and subtracted goodwill from Mid-American’s financial statements of $511,000. The aggregate adjusted net asset value of Mid-American was determined to be $4,715,000 or $0.79 per Mid-American common share.

      Discounted Earnings Analysis: A dividend discount analysis was performed by PBS pursuant to which a range of values of Mid-American was determined by adding (i) the present value of estimated future dividend streams that Mid-American could generate over a five-year period and (ii) the present value of the “terminal value” of Mid-American’s earnings at the end of the fifth year. The “terminal value” of Mid-American’s earnings at the end of the five-year period was determined by applying a multiple of 1.40 times the projected terminal year’s ending equity. The 1.40X multiple represents the median price paid as a multiple of earnings for all Comparable Group transactions since June 30, 2001.

      Dividend streams and terminal values were discounted to present values using a discount rate of 15%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Mid-American’s common stock. The aggregate value of Mid-American, determined by adding the present value of the total cash flows, was $5,492,000 or $0.92 per share. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate in assets of 20.0% in years one through five and 15.0% in years six through twenty. Return on assets was projected to equal 1.75% in year one and increase to 2.25% by year fifteen and remain constant at this level for the remainder of the analysis. Dividends were not assumed to be paid throughout the analysis. This long-term projection resulted in an aggregate value of $3,202,000 or $0.53 per Mid-American common share.

      Pro Forma Merger Analysis: PBS compared the historical performance of Mid-American to that of Citizens, the contribution of Mid-American and Citizens to the income statement and balance sheet of the pro forma combined company was analyzed.

      The effect of the affiliation on the historical and pro forma financial data of Mid-American and Citizen’s was prepared and analyzed. Mid-American’s historical financial data was compared to the combined historical earnings, revenues, book value and tangible book value per share.

      The Fairness Opinion is directed only to the question of whether the consideration to be received by Mid-American’s shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Mid-American shareholder to vote in favor of the affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by Mid-American.

      Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Mid-American’s shareholders under the Agreement is fair and equitable from a financial perspective to the shareholders of Mid-American.

      PBS was selected by Mid-American because it believed that PBS would provide a quality service at a competitive price. The fact that PBS was involved in Citizens’ acquisition of First Alliance was viewed as a positive factor by Mid-American since Mid-American would benefit from the due diligence and analytical work that PBS had recently performed on Citizens.

      PBS and Mid-American agreed upon a fee of $15,000 for all services performed in connection with rendering of the Fairness Opinion which will be paid by Mid-American. In addition, Mid-American has agreed to indemnify PBS and its directors, officers and employees, from liability in connection with the transaction, and to hold PBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS’ acts or decisions made in good faith and in the best interest of Mid-American.

Interests of Certain Persons in the Merger

      In considering the recommendation of the Mid-American Board with regard to the Merger, Mid-American shareholders should be aware that Mr. Engebritson became employed by Citizens in February 2003 in connection with its acquisition of First Alliance Corporation. Citizens entered into a five-year employment agreement with Mr. Engebritson, under which he renders services to Citizens. Mr. Engebritson’s annual salary is $160,000 for each year of his employment. He is also qualified to receive bonuses based upon the achievement of certain performance objectives. Prior to Citizens’ acquisition of First Alliance, Mr. Engebritson served as Vice Chairman of First Alliance and Chairman and Chief Executive Officer of Mid-American, splitting his time equally between the two companies. Although Mr. Engebritson continues to serve as Chairman and Chief Executive Officer of Mid-American on a part-time basis, because of his employment with Citizens, John Perkins was appointed President of Mid-American in January 2003 and performs many of the duties previously handled by Mr. Engebritson.

      Mid-American shareholders should also be aware that Citizens currently owns 725,000 shares of Mid-American common stock, representing 11.9% of Mid-American’s outstanding shares of common stock. Citizens intends to vote its shares in favor of the Merger at the special meeting of shareholders.

      In addition to Citizens’ ownership in Mid-American, Citizens indirectly owns a 9.9% interest in Mid-American’s primary life insurance subsidiary, Mid-American Century Life Insurance Corporation, which one of Citizens’ subsidiaries purchased for $524,000 in October 2002.

Regulatory Requirements

      The Merger is subject to making the appropriate filings with and receiving approval from, the Commissioner of Insurance of Missouri. Citizens will be required to make notice filings with the state insurance regulators in Missouri and Arkansas. It intends to file the notices in the near future. Citizens believes that no affirmative regulatory findings or orders need to be obtained from either insurance regulator.

Summary of the Merger

      This is a summary of the Plan and Agreement of Merger, which is incorporated herein and attached hereto as Appendix A. You should read the Plan and Agreement of Merger in addition to this Summary. See “Available Information” and “Incorporation of Documents by Reference.”

      Delivery of Citizens Class A Common Stock; Closing Date. If the Merger occurs, Citizens Class A common stock will be available for distribution at a closing (“Closing”) on a closing date (“Closing Date”) as soon as possible after all regulatory approvals and shareholder approvals are obtained in accordance with Missouri law. In order for the Merger to be consummated, the Merger must be approved by two-thirds of the outstanding shares of the Mid-American common stock. The Merger between Citizens and Mid-American will become effective (“Effective Date”) on or as soon after the meeting as possible (assuming shareholder approval). It is presently anticipated that the Effective Date will occur on or before September 1, 2003, but there can be no assurance that the conditions to the Merger will be satisfied and that the Merger will be consummated on that date or any other date. The parties to the Merger have agreed to take all actions reasonably necessary to consummate the proposed transactions.

      Representations, Warranties and Covenants; Legal Proceedings Disclosure. Each party to the Merger has represented to the other with respect to organization, good standing, capitalization and other related matters, as well as certain matters with respect to pending legal proceedings.

      Receipt of Citizens Shares — Procedures. If the Merger is approved at the meeting, Mid-American shareholders who do not perfect dissenters’ rights will be notified of the approval and furnished with a “Letter of Transmittal” to send to an exchange agent (“Exchange Agent”) that will be identified in the Letter of Transmittal. Do not submit your Mid-American shares at this time. If the Merger is completed:

•	a Letter of Transmittal will be sent to you;

•	you should send in your shares with the Letter of Transmittal; and

•	the Exchange Agent will exchange your Mid-American shares for Citizens Class A common stock in the ratio set forth in the Merger after it receives your Letter of Transmittal and Mid-American stock certificates.

      Exchange Agent. Mid-American will appoint Mellon Investor Services LLC, South Hackensack, New Jersey (Citizens’ current stock transfer agent) as Exchange Agent and may appoint one or more forwarding agents to accept delivery of the Mid-American’s stock certificates for forwarding to the Exchange Agent. The instructions accompanying the Letter of Transmittal will provide details for surrendering certificates for Mid-American shares and the procedure for obtaining certificates for Citizens Class A common stock, including instructions for obtaining certificates for Citizens Class A common stock for lost or destroyed certificates of Mid-American shares.

      Authorization of the Exchange Agent may be terminated by Citizens at any time after six months following the Effective Date. If terminated, any shares and funds held by the Exchange Agent for Mid-American shareholders will be transferred to Citizens or its designee, who will thereafter serve as Exchange Agent.

      Shareholder Rights Prior to Share Exchange. The Exchange Agent will not be entitled to vote or exercise any rights of ownership of the Mid-American shares held by it prior to the issuance of Citizens Class A common stock to former holders of such shares, except that it will receive any distributions paid or distributed with respect to the Mid-American shares for the account of the persons exchanging such shares. No distributions are expected with respect to Citizens Class A common stock.

      After the Effective Date, there will be no transfers on the Mid-American stock transfer books of shares which were issued and outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing Mid-American shares are properly presented to the Exchange Agent or directly to Mid-American or Citizens, they will be canceled and exchanged for certificates representing Citizens Class A common stock in the ratio set forth in the attached Exchange Agreement.

      Unclaimed Shares or Cash. If outstanding certificates for Mid-American shares or payment for any dissenting shares are not claimed, they may be turned over to a governmental authority in accordance with the respective abandoned property laws of the various jurisdictions.

      In Colorado (Citizens’ state of incorporation) if an owner of stock cannot be located and does not come forward for a period of five years, and if the last known address of the shareholder is in Colorado, then the stock must be turned over to the state treasurer. If the last known address of the shareholder is in another state, the stock must be turned over to the other state if that state’s laws so provide, otherwise the stock must be turned over to the state of Colorado.

      Abandoned property laws vary from state to state. However, to the extent it might be permitted by abandoned property and other applicable law, such unclaimed items shall become the property of Citizens (and to the extent not in its possession shall be paid over to it) free and clear of all claims or interest of any persons previously entitled to such items. Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Merger will be liable to any Mid-American shareholder for amounts paid to any governmental authority having jurisdiction of such unclaimed item pursuant to abandoned property or other applicable laws of such jurisdiction.

      Fractional Shares. Fractional shares of Citizens stock will not be issued under the Merger. Instead, fractional shares will be rounded up to the nearest whole share of Citizens Class A common stock.

      Accounting. It is anticipated that the Merger will be accounted for as a purchase in accordance with accounting principles generally accepted in the United States of America.

      Other Conditions; Termination or Amendment of the Merger. In addition to Mid-American shareholder approval of the Merger, the obligations of Citizens and Mid-American to complete the Merger are subject to the satisfaction of a number of closing conditions, including:

•	performance by each party to the Merger of its respective obligations;

•	approval of the Commissioner of Insurance of Missouri (and any other governmental entity with jurisdiction over the transaction);

•	absence of any proceedings instituted or threatened to restrain, enjoin or prohibit the transactions contemplated by the Merger;

•	continued accuracy in all material respects of the representations and warranties made by each party in the Merger;

•	delivery of certain legal opinions and closing certificates;

•	filing Articles of Merger, for the transaction with the requisite governmental authorities; and

•	the closing of the Merger Agreement.

      In addition, Citizens may decline to proceed with the Merger if dissenters’ rights are perfected for more than 2.5% of the outstanding Mid-American shares.

      Any of the terms or conditions of the Merger may be waived by the party which benefits from the term or condition, but only if the waiver is approved by that party’s Board of Directors, and then only if the waiver will not have a material negative effect on the benefits to be received by that party. In addition, no term or condition may be waived if it is required by law.

      The Merger may be terminated and abandoned at any time (whether before or after approval by the Mid-American shareholders) by unanimous consent of Citizens and Mid-American, or by any party for whose benefit a closing condition has not been satisfied or waived. Any terms or conditions of the Merger, except those required by law, may be waived by the Board of Directors of the party entitled to the benefit thereof. The Merger may be amended by mutual agreement of the Board of Directors of each party.

      Expenses and Liability for Termination. Each of the parties to the Merger will pay its own fees and expenses incurred in connection with the transaction contemplated by the Merger, including costs incurred in connection with the termination of the Merger.

      Status Regarding Possible Waiver, Modification, or Termination of Agreement. As of the date of this proxy statement-prospectus, to the best of the knowledge of the parties to the Merger, there are no conditions precedent which must be waived by any party in order for the Merger to be consummated, nor does any party intend to seek to modify or terminate the Merger based on existing circumstances.

      Conduct of Business Pending the Merger; Other Covenants of the Parties. Mid-American and Citizens have agreed that neither of them will, prior to the Merger:

•	enter into any transactions except in the ordinary course of business;

•	pay any dividends nor increase the compensation of any officer or directors; or

•	enter into any transaction which would adversely affect its respective financial conditions.

      Each party has agreed to provide the other with information as to any significant corporate developments during the term of the Merger and to promptly notify the other parties if it discovers that any of its representations, warranties or covenants contained in the Merger or any document delivered in connection therewith was not true and correct in all material respects or became untrue or incorrect in any material respect. All of the parties to the Merger have agreed to take all such actions as may be reasonably necessary and appropriate in order to consummate the transactions contemplated by the Merger.

      The Mid-American Board of Directors, subject to its fiduciary obligations to its shareholders, has agreed to use its best efforts to obtain the requisite approval of Mid-American shareholders for the Merger and the transactions contemplated thereby.

      Operations of Mid-American after the Merger. Following the Merger, Mid-American will continue to operate in its locations under a joint management team, with the consolidation of computer data processing in Citizens’ system. Citizens will continue to evaluate the personnel, business practices and opportunities for Mid-American and may make such changes as it deems appropriate following the Merger.

      It is anticipated that the following individuals will serve as executive officers of Mid-American upon effectiveness of the Merger:

Name	Office

Rick D. Riley	Chairman of the Board and Chief Executive Officer
Mark A. Oliver	Vice Chairman and Chief Investment Officer
John Perkins	President
David J. Mehle	Treasurer and Chief Financial Officer
Val Smith	Executive Vice President, Chief Actuary
Julie Byrd	Assistant Treasurer
Marcia F. Emmons	Secretary

      The Board of Directors of Mid-American upon effectiveness of the Merger is expected to be the composed of the following individuals:

Harold E. Riley	Rick D. Riley	Steven F. Shelton
Mark A. Oliver	Timothy T. Timmerman
Dr. Richard C. Scott	Dr. E. Dean Gage

      In addition, with the approval of the Commissioner of Insurance of Missouri, Citizens intends to enter into a management services agreement with Mid-American under which Citizens would provide data processing systems, management expertise and staff to Mid-American on a “cost plus 12.5%” basis. This agreement is similar in substance to agreements that Citizens has with its other insurance subsidiaries.

      Stock Transfer Restrictions Applicable to “Affiliates” of Mid-American. The Merger provides that any shareholder who is an “affiliate” of Mid-American, as defined in the rules adopted under the Securities Act of 1933, will enter into an agreement to not dispose of any Citizens shares received by him or her in violation of certain transfer restrictions under SEC Rules 144 and 145.

FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is a summary of the material U.S. federal income tax consequences to U.S. holders who exchange Mid-American common stock for Citizens Class A common stock pursuant to the Merger, and is not a summary of all potential tax consequences of the transactions contemplated by the Merger agreement or the Merger itself. The discussion which follows is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations adopted under the Code, administrative rulings and pronouncements and judicial decisions as of the date of this proxy statement-prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to Mid-American shareholders, as described below. There can be no assurance that such changes will not occur.

      Shareholders of Mid-American should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances. This discussion also does not apply to shareholders which:

•	are certain types of persons, such as securities dealers, financial institutions, insurance companies, foreign persons, real estate investment trusts, regulated investment companies, or tax-exempt entities;

•	hold their stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	do not hold their stock as capital assets; or

•	are individuals who acquired their shares in connection with the exercise of employee stock options, under stock purchase plans or otherwise as compensation.

In addition, the following discussion does not address any tax consequences of:

•	the Merger under foreign, state or local tax laws;

•	transactions effectuated prior to, after or concurrently with the transactions discussed in this proxy statement-prospectus (whether or not any such transactions are undertaken in connection with the Merger), including any transaction in which shares of Mid-American stock are acquired or shares of Citizens Class A common stock are disposed of; or

•	the alternative minimum tax provisions of the Code.

      ACCORDINGLY, MID-AMERICAN SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.

      The anticipated federal income tax consequences to Mid-American shareholders are as follows:

(a) No gain or loss will be recognized by holders of Mid-American stock solely upon their receipt in the Merger of Citizens Class A common stock in exchange therefor.

(b) The aggregate tax basis of Citizens Class A common stock received by a Mid-American shareholder in the Merger will be the same as the aggregate tax basis of the Mid-American stock surrendered by that shareholder in exchange therefor.

(c) The holding period of Citizens Class A common stock received by each Mid-American shareholder in the Merger will include the period for which the Mid-American stock surrendered in exchange therefor was held, provided that the Mid-American stock so surrendered is held as a capital asset at the time of the consummation of the Merger.

(d) Cash received by the Mid-American shareholders who properly exercise their dissenters’ rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder’s basis in the Mid-American stock. Provided the shares were held as a capital asset at the time of the redemption, such gain or loss will constitute capital gain or loss. It is possible that for some Mid-American shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income.

Related Tax Issues

      The parties are not requesting and will not request a ruling from the IRS in connection with the Merger. Citizens will receive an opinion from its counsel, Jones & Keller, P.C., to the effect that the Merger will constitute a reorganization resulting in the anticipated federal tax consequences (the “Tax Opinions”). Mid-American shareholders should be aware that the Tax Opinions do not bind the IRS or the courts. There is no assurance that the IRS will not assert a contrary position regarding the tax consequences of the Merger, nor is there any assurance that the IRS would not prevail in the event the tax consequences of the Merger were litigated. The Tax Opinions will not address any tax consequences of the Merger under applicable foreign, state or local income tax laws. The Tax Opinions are subject to certain assumptions and qualifications, including but not limited to the truth and accuracy of representations made by Citizens and Mid-American, including representations in certain certificates to be delivered to counsel by the respective managements of Citizens and Mid-American.

      Mid-American shareholders should be aware that the IRS may examine transactions taking place before, contemporaneously with, or after a reorganization to determine whether reorganization treatment is appropriate, or in some cases to determine whether shareholders will be taxed on other economic benefits that are included as part of the overall transaction. Thus, loan transactions between parties, compensation arrangements, noncompete agreements, consulting arrangements and other transactions could be reviewed by the IRS.

      A successful IRS challenge to the reorganization status of the Merger would result in shareholders of Mid-American recognizing taxable gain or loss with respect to each share of stock surrendered equal to the difference between the shareholder’s basis in such shares and the fair market value of Citizens Class A common stock received in exchange therefor. In such event, a shareholder’s aggregate basis in Citizens Class A common stock received would equal its fair market value at the time of the exchange, and the shareholder’s holding period for such stock would begin the day after the exchange is completed.

      Pursuant to Section 1.368-3(b) of the Regulations, the shareholders of Mid-American must file with their income tax returns for the year in which the Merger is consummated, a statement which provides details pertinent to the nonrecognition of gain or loss arising from the Merger, including the cost or other basis of stock transferred in the Merger and the amount of stock received in the Merger.

      Under Section 3406 of the Code, Mid-American shareholders may be subject to “backup withholding” on “reportable payments,” if any, to be received by them if they fail to furnish their correct taxpayer identification numbers to Citizens or for certain other reasons. For each calendar year, Citizens will report to these persons and to the IRS the amount of any reportable payments during that year and the amount of tax withheld, if any, with respect to the reportable payments.

MID-AMERICAN ALLIANCE CORPORATION AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      You should read the following discussion and analysis in conjunction with Mid-American’s audited consolidated financial statements, including the notes thereto contained elsewhere in this proxy statement-prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Mid-American’s actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, such as:

•	the strength of the U.S. economy in general and the strength of the local economies where our policyholders reside;

•	inflation, interest rates, market and monetary fluctuations and volatility;

•	the timely development of and acceptance of new products and services and perceived overall value of these products and services by existing and potential customers;

•	changes in consumer spending, borrowing and saving habits;

•	the persistency of existing and future insurance policies sold by Mid-American;

•	the ability to control expenses;

•	the effect of changes in laws and regulations (including laws and regulations concerning insurance) with which Mid-American must comply;

•	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board; and

•	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation.

Overview

      Mid-American is a financial holding company which primarily markets life and annuity insurance products. When reviewing Mid-American’s financial conditions and results of operations, you should carefully review Mid-American’s audited financial statements for the year ended December 31, 2002, and the independent auditors’ report which accompanies the audited financial statements and is included elsewhere in the proxy statement-prospectus. Of special importance is that Mid-American’s auditors issued a qualified opinion with respect to its audit for the year ended December 31, 2002. In the audit report, the auditors raised substantial doubt about Mid-American’s ability to continue as a going concern. In making this statement in its report, the independent auditors noted that Mid-American:

•	has incurred significant net losses in 2002, 2001 and 2000;

•	has limited working capital to meet current demands; and

•	is a defendant in pending litigation in which significant damages are claimed in comparison to Mid-American’s net worth and liquidity.

      Management believes it has taken appropriate steps to rectify the conditions reported by the Company’s auditors. In October 2002, Mid-American sold a 9.9% interest in its wholly-owned subsidiary, Mid-American Century Life Insurance Company (MAC-MO) to Citizens Insurance Company of America for $524,000, while retaining the rights to buy back the shares at any time during the next three years. Additionally, significant progress was made in the rehabilitation of the Mid-American Alliance Agency, Inc. (MAAAI) which has been impaired. During the fourth quarter of 2002, Mid-American sold two agencies for $1,209,000 and $956,000 respectively. As a result, a substantial liability in the form of a note payable relating to said agencies was removed. Additionally, several obligations of MAAAI were eliminated through the issuance of shares of Mid-American stock. Finally, management believes the transaction with Citizens, Inc., described below will resolve the Company’s long-term liquidity problems while at the same time providing shareholders with liquidity in the marketplace which they currently lack.

      On March 7, 2003, Mid-American entered into the Merger Agreement with Citizens, whereby Citizens will acquire all of our outstanding shares for shares of Citizens’ Class A common stock. The agreement is subject to approval by Mid-American shareholders and insurance regulatory authorities in Missouri and Arkansas as required by law. The exchange will be based upon a market value of $1.35 per Mid-American share, while the price of Citizens’ shares will be determined based on the average closing price for the 20 trading days preceding closing, which is expected in mid 2003. The anticipated market value of the transaction is expected to be approximately $8.2 million.

Results of Operations — Years Ended December 31, 2002, 2001 and 2000

      Net loss for the year ended December 31, 2002 was $264,000 or $.04 per share compared to net losses of $717,000 or $.12 per share for 2001 and $524,000 or $.11 per share for 2000. Increased premium and commission income from Mid-American’s insurance brokerage operations, partially offset by a realized loss on the sale to Citizens of a 9.9% ownership interest in the stock of Mid-American’s life insurance subsidiary, were the primary causes of the 2002 net loss. The primary reason for the 2001 loss was the acquisition and operation of two property and casualty agencies purchased during 2001 and disposed in 2002. These property and casualty agencies, including losses on sale, are categorized as “discontinued operations” in the 2002 and 2001 financial statements. The 2000 loss is attributed to expenses related to corporate operations prior to beginning significant life insurance sales production in April 2000.

      The income (loss) from continuing and discontinued operations before income taxes for the years ended December 31, 2002, 2001 and 2000 by operating segments is as follows:

	For the Year Ended December 31,

	2002	2001	2000

Income (loss) from continuing operations before income taxes and (loss) from discontinued operations:
Life and annuity insurance operations	$618,549	$130,341	$(49,920)
Agency operations	(301,286)	(566,002)	(5,188)
Corporate operations	(366,603)	(215,416)	(457,816)

Total	$(49,340)	$(651,077)	$(512,924)

      Total revenues increased by 25.0% from $1,574,000 in 2001 to $1,968,000 in 2002. Total revenues increased in 2001 by 47.2% from $1,069,000 in 2000 to $1,574,000. The 2002 increase in total revenues was primarily due to a 34.7% increase in new and renewal life premiums and a 125.2% increase in commission income due to expansion of the agency force, and the successful sale of MAC-MO’s initial whole life product. The 2001 increase in total revenues was primarily due to a 134.7% increase in new and renewal life premiums as a result of the expansion of Mid-American’s marketing efforts which did not begin in 2000 until mid year, partially offset by a decrease in net investment income, due to a decline in interest rates.

      Premium income increased by 34.7% to $1,436,000 in 2002 from $1,066,000 in 2001. Premium income increased by 134.7% from $454,000 in 2000 to $1,066,000. The 2002 increase was comprised of a 11.0% increase in new life premiums from $836,000 in 2001 to $928,000 in 2002 and a 120.7% increase in renewal premiums from $230,000 in 2001 to $508,000 in 2002. The 2001 increase was comprised of a 85.1% increase in new life premiums from $452,000 in 2000 to $836,000 in 2001 and a significant increase in renewal life premiums from $2,000 in 2000 to $230,000. Mid-American commenced significant sales production in April 2000.

      Net investment income decreased 5.0% to $338,000 during 2002 from $356,000 in 2001. Net investment income decreased 17.0% in 2001 from $429,000 in 2000 to $356,000. Although Mid-American’s invested asset base increased in both 2002 and 2001, significant decreases in interest rates during the period caused the decline in net investment income in 2002 and 2001.

      Commission income of $313,000 in 2002 represented an increase 125.2% compared to $139,000 in 2001 due to expansion of the brokerage agency force. Commission income decreased 19.5% from $173,000 in 2000 to $139,000 in 2001 due to a reduction in the number of brokers during 2001.

      During 2001, Mid-American purchased two property and casualty insurance agencies from unaffiliated third parties. On March 19, 2001, Mid-American wholly owned subsidiary MAAAI acquired all the stock of Southwest Agency (SWA) for $674,000. On May 1, 2001, MAAAI acquired all the stock of Wilson-Turner-Gavin Agency (WTG) for $562,000. As a result, notes payable of $860,000 were incurred.

      On September 27, 2002, MAAAI sold all of the SWA voting stock to an unaffiliated third party for $1,209,000 resulting in a loss on sale of $54,000. On November 22, 2002, MAAAI sold all of the WTG voting stock to an unaffiliated third party for $956,000 resulting in a loss on sale of $68,500. The 2002 and 2001 commission income on property and casualty agencies and 2002 loss on sale of SWA and WTG are included in discontinued operations in the 2002 and 2001 financial statements from the date of acquisition to the date of disposition and is also reflected in the agency operations segment information. The proceeds of the two sales were used to pay off $1,767,000 of notes payable and other debt.

      Benefits and expenses totaled $1,983,000, $2,179,000 and $1,582,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Such items decreased 9.0% from 2001 to 2002 and increased by 37.7% from 2000 to 2001. The primary cause of the decrease in benefits and expenses in 2002 related to increases in net capitalized deferred policy acquisition costs (capitalized deferred policy acquisition costs in excess of their amortization) resulting from the increased production. The primary causes of the increase in benefits and expenses in 2001 were due to increases in policy reserves, salaries, wages and employee benefits, and interest expense.

      Capitalized deferred policy costs increased 72.5% from $594,000 in 2001 to $1,025,000 in 2002 whereas the amortization of such costs increased 62.0% from $231,000 in 2001 to $375,000 in 2002. In addition, capitalized deferred policy costs increased 101.5% from $295,000 in 2000 to $594,000 in 2001 whereas the amortization of such costs increased 15.4% from $200,000 in 2000 to $231,000 in 2002. The 2002 and 2001 increase in capitalized deferred policy acquisition costs primarily relate to the 11.0% and 85.1% increases in new life production discussed above. The amortization of the deferred policy acquisition costs has been growing at a slower rate than the capitalization due to the stable persistency of the life products.

      Commissions were $698,000, $552,000 and $262,000 in 2002, 2001 and 2000, respectively. Commissions increased 26.6% in 2002 and 110.6% in 2001. The increase in commissions is directly related to the production of new and renewal premiums discussed above.

      For 2002, 2001 and 2000 the increase in policy reserves was $319,000, $304,000 and $157,000, respectively. The 94.0% increase in policy reserves from 2000 to 2001 was due to life insurance production beginning in April 2000 compared to an entire year of production in 2001.

      For 2002, 2001 and 2000 salaries, wages and benefits was $526,000, $641,000 and $463,000, respectively. The 38.5% increase from 2000 to 2001 was due to the increase in life insurance sales in 2001. The decrease in salaries, wages and benefits in 2002 were offset by higher consulting expenses.

      For 2002 and 2001 interest expense was $144,000, $151,000, respectively. There was no interest expense incurred in 2000. The increase was due to the debt incurred in the acquisition of the SWA and WTG insurance agencies described above.

      Income tax expense was $208,000, $66,000 and $12,000 for 2002, 2001 and 2000, respectively. The reason for this increase and the recording of tax expense when there is a pretax book loss from continuing operations primarily relates to the deferred tax liability of MACLIC. The deferred tax liability results primarily from the difference between deferred policy acquisition costs recorded for book and tax purposes.

Liquidity and Capital Resources — December 31, 2002 and 2001

      Shareholders’ equity decreased 1.1% from $6,407,000 at December 31, 2001 to $6,333,000 at December 31, 2002. The decrease was attributed to a net loss of $264,000 in 2002, offset by an increase in 2002 unrealized gains, net of tax, of $191,000. Increases in the market value of our bond portfolio caused by higher bond prices resulted in an increase in unrealized gains.

      Invested assets increased to $6,694,000 at December 31, 2002 from $5,866,000 at December 31, 2001, an increase of 14.1%. Fixed maturities available-for-sale increased 22.7% to $6,650,000 at December 31, 2002 from $5,420,000 at December 31,2001. The liquidation of $432,000 of the entire position in short-term investments at December 31, 2001 was the primary reason for the increase. Fixed maturities available-for-sale were 99.3% and 92.4% of total invested assets at December 31, 2002 and 2001, respectively.

      Our cash and cash equivalents balances at our primary depositories were in excess of Federal Deposit Insurance Corporation coverage resulting in uninsured amounts of $761,000 and $359,000 at December 31, 2002 and 2001, respectively. We monitor the solvency of all financial institutions in which we have funds to minimize the exposure for loss. We have not experienced any losses on such accounts and believe we are not exposed to any significant concentration of credit risk on cash and cash equivalents.

Cash Flow and Liquidity

      Mid-American incurred $89,000, $1,095,000 and $238,000 of negative cash flow from operations in 2002, 2001 and 2000, respectively. The negative cash flow for each of the three years can be attributed primarily to the operations of two property and casualty insurance agencies which were acquired in 2001 and disposed of during 2002.

      On October 31, 2002, Mid-American sold 247,500 shares (9.9%) of the common stock of MAC-MO to a subsidiary of Citizens for $524,000. In connection with the sale, Mid-American recorded a loss on the sale of $130,000 in 2002. As part of the terms of the sale, Mid-American retained an option to repurchase the shares for a period of three years. The option price is equal to the sale price of the shares plus 10% interest compounded annually. This option will become moot if the Merger with Citizens is approved at the special meeting.

      MAC-MO is subject to various market risks. However, the most significant such risks relate to fluctuations in interest rates. Regarding interest rates, the value of Mid-American’s fixed-maturity investment portfolio will increase or decrease in an inverse relationship with fluctuations In interest rates while net investment income earned on newly-acquired fixed-maturities increases or decreases in direct relationship with interest rate changes. From an income perspective, the MAC-MO is exposed to rising interest rates, which could be a significant risk, as the life insurance subsidiaries annuity business is subject to variable interest rates. The life insurance company’s life insurance policy liabilities bear fixed rates. Mid-American has not done cash flow testing at December 31, 2002. From a liquidity perspective, MAC-MO’s fixed rate policy liabilities have been relatively insensitive to interest rate fluctuations. Accordingly, MAC-MO believes gradual increases in interest rates do not present a significant liquidity exposure for the life insurance policies. Historically, the Company has maintained conservative durations in its fixed-maturity portfolio. Notwithstanding the foregoing, if interest rates rise significantly in a short time frame, there can be no assurance that the life insurance industry, including Mid-American, would not experience increased levels of surrenders and reduced sales, and thereby be materially adversely affected.

      Mid-American has incurred net losses of $264,000, $717,000 and $524,000 for the years ended December 31, 2002, 2001 and 2000, respectively. In addition, as discussed above, Mid-American’s operations in 2002, 2001 and 2000 generated negative cash flows with corresponding adverse effects upon liquidity, capital resources and operations. While MAC-MO had adequate cash flows from premium and investment income to meet its cash requirements in 2002, this working capital is not available for operations of the parent company. During 2002 Mid-American sold two property and casualty insurance agencies and sold a 9.9% minority interest in MAC-MO in order to improve liquidity. These 2002 actions resulted in improved cash flow and decreased net losses. However, as discussed above, in March 2003 Mid-American entered into a Plan and Agreement of Merger with Citizens, which would result in its total acquisition for approximately $8.2 million.

Critical Accounting Policies

      Our critical accounting policies are as follows:

Policy Liabilities

      The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of policy liabilities and the increase in future policy benefit reserves. Management’s judgments and estimates for future policy benefit reserves provide for possible unfavorable deviation. The following describes the methods that Mid-American accounts for the indicated types of reserves and liabilities.

Life Policy Reserves

      The liabilities for future policy benefits on life insurance products are computed using the net level premium method and assumptions as to investment yields, mortality, withdrawals and other assumptions, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. The assumptions utilized were 7.25% for investment yields, 1975-1980 select and ultimate tables for mortality, and Linton BA tables for withdrawal rates.

Annuity Contract Liabilities

      Annuity contract liabilities are computed using the retrospective deposit method and consist of policy account balances, before deducting surrender charges, which accrue to the benefit of policyholders. Premiums received on annuity contracts are recognized as an increase in a liability rather than premium income. Interest credited on annuity contracts is recognized as an expense.

Policyholder Deposits

      Policyholder deposits consist primarily of premium deposits. Policyholder premium deposits represent premiums received for the payment of future premiums on existing policyholder contracts. Interest is credited on these deposits at the rate of 6%. The premium deposits are recognized as an increase in a liability rather than premium income.

Deferred Policy Acquisition Costs

      Commissions and other costs of acquiring life insurance, which vary with, and are primarily related to, the production of new insurance contracts have been deferred to the extent recoverable from future policy revenues and gross profits. The acquisition costs are amortized over the life of the related policies using assumptions consistent with those used in computing reserves.

      The NAIC has established minimum capital requirements in the form of Risk-Based Capital (“RBC”). Risk-based capital factors the type of business written by an insurance company, the quality of its assets, and various other factors into account to develop a minimum level of capital called “authorized control level risk-based capital” and compares this level to an adjusted statutory capital that includes capital and surplus as reported under Statutory Accounting Principles, plus certain investment reserves. Should the ratio of adjusted statutory capital to control level risk-based capital fall below 200%, a series of actions by the affected company would begin. At December 31, 2002, all of the Mid-American’s insurance subsidiaries were above required minimum levels.

Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment test in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives. Mid-American applied the new rules on accounting for goodwill and other intangible assets in the first quarter of 2002. During 2002,

Mid-American performed the initial required impairment tests of goodwill and determined that goodwill was not impaired.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes and amends SFAS No. 121 and relevant portions of SFAS No. 30. SFAS No. 144 was adopted on January 1, 2002. SFAS No. 144 did not have a material effect on the financial position, results of operation or liquidity of Mid-American.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 spreads out the reporting of expenses related to restructurings initiated after 2002. Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be enough evidence to record a one-time charge for most anticipated exit or disposal activities. Companies will instead record exit or disposal costs when they are “incurred” and can be measured by fair value and the recorded liability will subsequently be adjusted for changes in estimated cash flows. SFAS No. 146 will also revise accounting for specified employee and contract terminations that are part of restructuring activities. Based on current operations, Mid-American does not anticipate that SFAS No. 146 will have a material effect on its financial position, results of operations or liquidity.

Results of Operations — Three Months Ended March 31, 2003 and 2002

      Net income for the three months ended March 31, 2003 was $47,000 or $0.01 per share compared to a net loss of $161,000 or $0.03 per share for the three months ended March 31, 2002. Increases in premium and other income combined with decreases in policy reserves, commissions and amortization of deferred policy acquisition costs in excess of increased operating expenses and federal income taxes were the primary causes of the increased first quarter 2003 earnings. A contributor to the first quarter 2002 loss was the acquisition and operation of two property and casualty agency operations purchased during 2001 and disposed in late 2002. These property and casualty agency operations are categorized as “discontinued operations” in the 2002 financial statements.

      Total revenues increased by 24.5% from $493,000 in 2002 to $614,000 in 2003. The increase in total revenues was due to a 25.1% increase in new and renewal life premiums, a 5.7% increase in net investment income and a significant increase in other income related to the gain from the extinguishments of debt in excess of a 24.9% decrease in commission income.

      Premium income increased by 25.1% from $362,000 in 2002 to $452,000 in 2003. The increase was comprised of an 11.4% decrease in new life premiums from $205,000 in 2002 to $181,000 in 2003 and a 72.6% increase in renewal premiums from $157,000 in 2002 to $271,000 in 2003. Mid-American commenced significant sales production in April 2000. The 11.4% decrease in new life production in first quarter 2003 is primarily attributable to the downturn in the economy and the inability to expand the recruiting of new agents. However, renewals continue to grow related to increased sales of prior years as demonstrated by surrenders for first quarter 2003 only aggregating to $221,000.

      Net investment income increased 5.7% during first quarter 2003 from $821,000 in 2002 to $876,000 in 2003. The increase in net investment income is primarily attributed to a 3.5% increase in Mid-American’s invested asset base from $6,694,000 at December 31, 2002 to $6,931,000 at March 31, 2003.

      Other income increased significantly from $78 for first quarter 2002 to $38,000 for first quarter 2003. The 2003 increase primarily relates to the recognition of a $37,000 gain from the extinguishment of debt. In early 2003 Mid-American extinguished $95,000 of debt, including $10,000 of accrued interest, for a settlement of $58,700 through the issuance of 42,800 shares of its stock.

      Commission income decreased 24.9% from $49,000 in 2002 compared to $37,000 in 2003 primarily due to decreases in insurance production by brokers in Mid-American’s insurance agency subsidiaries, Mid-American Alliance Agency, Inc. (MAAAI) and Ken Johnson Agency (KJA).

      Benefits and expenses totaled $446,000 and $523,000 for the quarters ended March 31, 2003 and 2002, respectively. Benefits and expenses decreased 14.7% from 2002 to 2003. The primary cause of the decrease in benefits and expenses in 2003 relate to decreases in policy reserves, commissions, amortization of deferred policy acquisition costs and interest expense in excess of increases in insurance operating expenses and federal income taxes.

      For 2003 and 2002 the increase in policy reserves was $54,000 and $135,000, respectively. The 60.1% decrease in the change in policy reserves from 2003 to 2002 was due to decreased new life insurance production.

      Commissions were $162,000 and $198,000 in 2003 and 2002, respectively. Commissions decreased 18.6% in 2003, the decrease is directly related to the first quarter 2003 decrease in first year premiums. First year premium production on new sales pay higher commission rates than renewal premiums.

      Capitalized deferred policy costs decreased 3.8% from $307,000 in 2002 to $296,000 in 2003 whereas the amortization of such costs decreased 48.8% from $90,000 in 2002 to $46,000 in 2003. The 2003 decrease in capitalized deferred policy acquisition costs primarily relate to the 11.4% decrease in new life production discussed above. First quarter 2003 surrender activity amounted to $22,000 compared to first quarter 2002 surrender activity of $370. Although the percentage increase in the surrender activity is relatively significant, the total volume of surrenders is a small portion of total premiums and the persistency of the book of business remains strong.

      Interest expense decreased 77.0% from $45,000 for first quarter 2002 to $10,000 for first quarter 2003. The reason for the decrease is the extinguishment of debt in connection with the sale of two of Mid-American’s insurance agencies in late 2002.

      Insurance operating expenses increased 52.5% from $258,000 in 2002 to $394,000 in 2003. The reason for the increase is primarily related to the continued expansion of our operations and the consulting and professional fees related to services performed by third parties related to the potential acquisition by Citizens.

      Income tax expense was $107,261 and $81,866 for 2003 and 2002, respectively. The reason for this increase primarily relates to the deferred tax liability. The deferred tax liability represents the growing difference between deferred policy acquisition costs recorded for book and tax purposes during 2003.

Liquidity and Capital Resources — March 31, 2003 and December 31, 2002

      Shareholders’ equity increased 1.9% from $6,333,000 at December 31, 2002 to $6,453,000 at March 31, 2003. The increase was attributed to net earnings of $47,000 in first quarter 2003, issuance of 57,800 shares of common stock and a decrease in 2003 unrealized gains, net of tax, of $5,000. Decreases in the market value of our bond portfolio caused by lower bond prices resulted in a decrease in unrealized gains.

      Invested assets increased to $6,931,000 at March 31, 2003 from $6,694,000 at December 31, 2002, an increase of 3.5%. A 3.5% increase in fixed maturities available-for-sale from $6,649,000 at December 31, 2002 to $6,884,000 at March 31, 2003 was the primary reason for the increase. Fixed maturities available-for-sale were 99.3% of total invested assets at both March 31, 2003 and December 31, 2002.

      Mid-American’s cash and cash equivalents balances at our primary depositories were in excess of Federal Deposit Insurance Corporation coverage resulting in uninsured amounts of $564,660 and $760,656 at March 31, 2003 and December 31, 2002, respectively. Mid-American monitors the solvency of all financial institutions in which we have funds to minimize the exposure for loss. Mid-American has not experienced any losses on such accounts and believes it is not exposed to any significant concentration of credit risk on cash and cash equivalents.

      The NAIC has established minimum capital requirements in the form of Risk-Based Capital (“RBC”). Risk-based capital considers the type of business written by a company, the quality of its assets, and total various other factors into account to develop a minimum level of capital called “authorized control level risk-based capital” and compares this level to an adjusted statutory capital that includes capital and surplus as reported under Statutory Accounting Principles, plus certain investment reserves. Should the ratio of adjusted statutory capital to control level risk-based capital fall below 200%, a series of actions by the Mid-American would begin. At December 31, 2002 and March 31, 2003, our life insurance subsidiaries were above required minimum levels.

INFORMATION CONCERNING MID-AMERICAN

      Mid-American Alliance Corporation was incorporated in Missouri on May 1, 1996. Mid-American was formed for the primary purpose of becoming a financial services holding company. Mid-American’s primary business is the marketing of life insurance in [market area] through our insurance subsidiary, Mid American Century Life Insurance Company (“MAC”), a Missouri corporation. Mid-American owns 90.1% of the outstanding common stock of MAC. Citizens owns the remaining 9.9% of MAC which it purchased from Mid-American in October 2002 for $524,000.

      At December 31, 2002, Mid-American had consolidated assets of $9,780,000. Mid-American has incurred aggregate net losses of approximately $1.5 million for the three years ended December 31, 2002. Mid-American’s independent auditors issued a “qualified” opinion for the year-ended December 31, 2002, which disclosed the questionability of Mid-American’s ability to continue as a going concern. See “Mid-American’s Discussion and Analysis of Financial Condition and Results of Operations.”

      The core product line of MAC is individual life insurance policies. MAC is currently marketing Century 2000, a combination product that contains a modified whole life insurance policy, which decreases over a twenty year period, and a premium deferred annuity rider with a flexible interest rate which is set by MAC’s board from time to time. It is sold in premium units of $2,000 per unit. It makes up the overwhelming majority of product sold by MAC. MAC also markets standard ten-year term life product and other life insurance products and annuities as approved by the appropriate state insurance departments.

      The following table sets forth Mid-American’s premium operations categorized by policy type for the years shown.

Revenue Analysis

Direct Premiums and Other Revenues	2002	2001	2000

	(In thousands)
Life and annuity insurance operations	$1,774	$1,412	$848
Agency Operations	318	1,058	173
Corporate Revenue Operations	(124)	21	48

Total	$1,968	$2,491	$1,069

Reinsurance Ceded
Premiums	$73	$55	$18
Net Premiums	$1,436	$1,066	$454

      MAC is subject to the regulation and supervision of the Commissioner of Insurance of Missouri. Such regulation is primarily for the benefit of policyholders rather than stockholders Mid-American. Broad administrative powers are possessed by the Missouri Insurance Department. These powers include the authority to grant and revoke licenses to transact business, to approve the form of insurance contracts, to regulate capital requirements, to regulate the character of permitted investments, and to require deposits for the protection of policyholders. The Missouri Insurance Code requires the filing of a detailed annual report with the Department. The insurance subsidiary’s business and financial accounts will be subject to examination by the Department, as well as insurance departments of any other states in which it may do business.

Mid-American is also subject to the provisions of the Missouri Insurance Holding Company Act. The provisions of the Act generally provide for restrictions on a change in control of the insurance company, require the filing of certain reports with the Department, and limit the amount of dividends which may be received by the holding company from the insurance company subsidiary.

Property

      Mid-American rents the building where its executive offices are located for $5,500 per month. Mid-American Alliance has 5,400 square feet of space at 813 West Stadium, Suite A, Jefferson City, Missouri. Mid-American Alliance owns a 5,000 square foot property located in Princeton, Missouri, which is approximately 30 miles from the Iowa state line. The property is an office facility located at the corner of Highways 65 and 135 in Princeton.

Legal Proceedings

      Mid-American is a defendant in an action styled Polly Appleberry vs. Mid-American Alliance Corporation et al, case No. 02CV62767, filed September 9, 2002 in the Circuit Court of Grundy County, Missouri alleging breach of contract, conversion and slander. The action seeks damages in excess of $1,000,000. The plaintiff alleges that she was hired to market insurance on behalf of the Defendants on August 1, 2001 and forced from her position on September 30, 2001. She alleges she was to be paid a salary of $65,000 by one of the Defendants. She admits that there was never a written agreement, but alleges that she contacted over 1,200 persons in the insurance business about her new business venture. She alleges that the Defendants converted these names to their business. Finally she alleges that three of the Defendants slandered her by making statements about being paid too much, failing to provide certain information, and making derogatory comments about her age and status as a new mother.

      On May 20, 2003, the Court granted a motion to dismiss regarding the breach of contract claim, although plaintiff was given the right to amend her complaint on the issue. In addition, the Court granted a motion to make more definite the other two counts. The plaintiff filed an amended complaint, and Mid-American filed a motion to dismiss the claims on July 18, 2003. Mid-American believes that the claims are without merit and is aggressively defending the action.

Market for Common Stock and Related Securityholder Matters

      Mid-American common stock is not listed or actively traded through security brokerage firms, and there is no over-the-counter trading activity. There have been no dividends paid since the inception of Mid-American. The number of record holders of Mid-American common stock is approximately 3,075.

Information Concerning Directors and Executive Officers

      The following information is furnished with respect to each director and executive officer of Mid-American.

		Year First
Name of Director or		Elected as	Positions With
Executive Officer	Age	Director	Mid-American	Principal Occupation for the Past Five Years

Scott J. Engebritson	45	1996	Chairman of the Board of Directors, Chief Executive Officer	Chairman of the Board of Directors of and Chief Executive Officer of Mid-American.
John Perkins	50	1996	Director and President	Self-employed attorney — 1995-2002; President of Mid-American January 2003 to Present.
Roy Cagle	62	1996	Director	Principal, Roy Cagle & Associates — 1972- Present.
Carl M. Cook. Jr.	49	1996	Director	President, Missouri Bankers Association — 1991-Present.
Harry Morley	70	1996	Director	Emeritus Chairman of the Board and Chief Executive Officer of Taylor-Morley, Inc. — 1994-Present.

		Year First
Name of Director or		Elected as	Positions With
Executive Officer	Age	Director	Mid-American	Principal Occupation for the Past Five Years

Gary Snadon	61	1996	Director	President of Gary Snadon Enterprises — 1985-Present.
Jon Sundvold	39	1996	Director	President of Sundvold Capital Management since 1997.
Eric Thompson	57	1996	Director	President of B&E Perceptions — 1995- Present, President of MO Council on Economic Education — 1995-Present and Business Professor at Missouri Valley College — 1999-Present.
Julie Byrd	35	2000	Director and Secretary	Present principal positions with the Company; Secretary of Mid-American Alliance Corporation since 2000 and Secretary of Mid American Century Life Insurance Company since 2000, Secretary/ Treasurer and Director of Security Alliance Insurance Company since 2000, Secretary of Mid-American Associates Agency, Inc. since December 2001.
James C. Smith	40	2003	Treasurer	Assistant Treasurer and Secretary of First Alliance Corporation since April 2000; Assistant Vice President and Trust Officer with Fifth Third Bank of Central Kentucky from July 1993 to February 2000.

      All directors and officers are elected for a term of one year or until their successors have been duly elected and qualified.

      There are no other family relationships among the officers or directors listed, and there are no arrangements or understandings pursuant to which any of them were elected as officers or directors.

      During the past five years, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer of Mid-American who is expected to serve in such capacity after the Merger.

Executive Compensation

      The following table sets forth compensation of the Chief Executive Officer of Mid-American. No executive officer of Mid-American received compensation exceeding $100,000 for any of the last two fiscal years. Mid-American does not have any restricted stock awards, stock appreciation rights or long-term incentive plans for its executive officers.

Summary Compensation Table

	Annual Compensation
				Other Annual
Name and Principal Position	Year	Salary	Bonus	Compensation(1)

Scott J. Engebritson	2002	$67,531	$40,736
Chairman of the Board and	2001	$66,672	$36,896	—
Chief Executive Officer	2000	$64,836	$23,142	—

(1)	Mr. Engebritson receives an automobile allowance and Mid-American pays the premiums for life and disability insurance under which he designates the beneficiary. The aggregate of such other compensation did not exceed 10% of his annual salary.

      Employees are covered by a health insurance plan. No option has been granted to any employee to purchase securities from Mid-American. There are no pension or retirement benefit plans.

Certain Transactions

      Mid-American contracts with First Alliance Corporation to provide for its accounting services. Mid-American pays $1,000 per month for its accounting services and $750 per month for accounting services provided to its insurance subsidiary for the months of March, June and September as well as $500 per month for all other calendar months except December. In December Mid-American pays $1,000 for accounting services. As of February 2003, First Alliance was acquired by Citizens.

      Under the terms of the above agreements, Mid-American incurred expenses of $19,250, $19,250 and $22,500 during 2002, 2001 and 2000, respectively. Various officers and directors of Mid-American held similar positions with First Alliance and Mid-American Alliance Corporation and its insurance subsidiary.

RIGHTS OF DISSENTING SHAREHOLDERS

      The following summary of dissenters’ rights available to Mid-American shareholders identifies and discusses all of the material information necessary to perfect dissenters’ rights. However, this summary is not intended to be a complete statement of applicable Missouri law and is qualified in its entirety by reference to Chapter 351, Sections 870 to 930 of the Missouri Business Corporation Act (the “Act”), set forth in their entirety in Appendix B.

      Under the Merger Agreement, Citizens has the right to abandon the Merger if the holders of more than 2.5% of the outstanding shares of Mid-American dissent from the Merger and seek payment for their shares in accordance with the Act.

      In order to exercise dissenters’ rights, a shareholder must fully and exactly comply with the statutory requirements. Mid-American and Citizens urge shareholders to read and understand this discussion and the statutory provisions attached as Appendix B to this proxy statement-prospectus.

      Right to Dissent. A shareholder of Mid-American is entitled to dissent and, if the Merger is completed, obtain payment of the fair value for his or her shares. Fair value is defined in Section 870 of the Act as the value of the dissenter’s shares immediately before the completion of the Merger, excluding any appreciation or depreciation in anticipation of the Merger.

      In order to be entitled to dissent and obtain payment for his or her shares, a shareholder cannot challenge the Merger unless the Merger is unlawful or fraudulent with respect to the shareholder or Mid-American.

      Procedure for Exercise of Dissenters’ Rights. In order for a shareholder to exercise dissenters’ rights and receive payment for the shareholder’s shares, he or she must comply exactly with the requirements in Chapter 351 of the Act.

      To briefly summarize, subject to certain other requirements, the shareholder must, before the vote is taken at the meeting of shareholders, deliver to Mid-American (at 813 West Stadium Blvd., Suite A, Jefferson City, Missouri 65109) a written notice of intent to demand payment for his or her shares if the Merger is completed. In addition, the shareholder must not vote in favor of the Merger.

      If the Merger is approved, then within 10 days afterwards, Mid-American will send written notices to the dissenting shareholders which meet the requirements in the foregoing paragraph. The notice will also include a form for demanding payment, identify a date, not less than 30 nor more than 60 days after the notice, by which Mid-American must receive the payment demand and include instructions for the shareholder to surrender the certificates for the shares. The form for demanding payment will include the date of the first announcement to news media or to the shareholders of the terms of the Merger and require the shareholder to certify whether he or she acquired beneficial ownership of the shares before that date.

      If a shareholder who meets the above requirements owned the shares before the first announcement to news media or to the shareholders of the terms of the Merger, as soon as the Merger is completed, or upon receipt of a payment demand, if later, Mid-American will pay the shareholder the amount that Mid-American estimates to be the fair value of the shareholder’s shares. Included with the payment will be certain of Mid-American’s financial statements, a statement of the shareholder’s right to demand additional payment as explained below and a copy of the Act.

      If the shareholder meets the above requirements but did not acquire the shares before announcement date to the news media or the shareholders, Mid-American may elect not to pay its estimate of fair value. However, Mid-American will send an offer to the shareholder with a statement of its estimate of the fair value of the shares and a statement of the shareholder’s right to demand payment for the shares. If shareholder agrees to accept this amount in full satisfaction of his or her demand, then Mid-American will pay its estimate to the shareholder.

      A dissenting shareholder may notify Mid-American in writing of his or her own estimate of the fair value of the shares, and demand payment of such amount (less Mid-American’s previous payment, if any, of its estimate of fair value), or reject Mid-American’s offer and demand payment of the fair value of the shares if:

•	the shareholder believes the amount paid or offered by Mid-American is less than the fair value;

•	Mid-American fails, within 60 days after the Merger, to either pay its estimate of fair value (if the shareholder acquired the shares before the first announcement of the merger terms to the news media or the shareholders) or return the certificates for the shares to the shareholder; or

•	The Merger is not completed within 60 days after the date set for demanding payment and Mid-American has not returned deposited certificates or released the transfer restrictions imposed on uncertificated shares.

In order to be able to demand payment as set forth in this paragraph, the shareholder must provide the written notice to Mid-American within 30 days after it made or offered payment for the shares.

      If the Merger were not to be completed within 60 days after the date set by which Mid-American must receive the payment demand, then Mid-American must return the certificates for the shares.

      Judicial Appraisal of Shares. If a shareholder’s demand, as set forth in the immediately foregoing paragraph, remains unsettled, Mid-American will, within 60 days after receiving the demand, petition the court in Cole County, Missouri, to determine the fair value of the shares. If such a lawsuit were to be commenced, Mid-American would be required to make all other dissenting shareholders, whose demand for payment remained unsettled, parties to the lawsuit. If Mid-American were to fail to commence this lawsuit, it would then be required to pay each dissenting shareholder, whose demand remained unsettled, the unsettled amount demanded.

      The court may appoint one or more appraisers to assist in making the determination of the fair value of the shares. After the court determines the fair value, each dissenting shareholder joined to the lawsuit will be entitled to judgment for either:

•	the amount by which the fair value exceeds the amount previously paid by Mid-American, if any, or,

•	if Mid-American did not previously pay its estimate to the shareholder, the fair value determined by the court.

COMPARISON OF RIGHTS OF SECURITYHOLDERS

      Upon consummation of the Merger, the holders of issued and outstanding Mid-American stock will receive Citizens Class A common stock. The rights of the holders of Citizens shares are governed by Citizens’ Articles of Incorporation, its bylaws and Colorado law, while the rights of holders of Mid-American shares are governed by Mid-American’s Articles of Incorporation, its bylaws and Missouri law. In most respects, the rights of holders of Citizens Class A common stock and holders of Mid-American shares are similar. The following is a brief comparison of the rights of the holders of Mid-American stock, and Citizens Class A common stock.

Authorized Shares

      The aggregate number of shares which Citizens is authorized to issue is 50,000,000 shares of Class A common stock with no par value and 1,000,000 shares of Class B common stock with no par value; of which 31,866,252 shares and 817,696 shares, respectively, are issued, fully paid and non-assessable.

      The aggregate number of shares which Mid-American is authorized to issue is 15,000,000 shares of Common Stock, $0.10 par value per share, of which 6,080,400 shares are issued and outstanding, fully paid and non-assessable and 640,000 shares of Convertible, Callable Preferred Stock, $5.00 par value per share, of which no shares are outstanding.

      The foregoing numbers do not include treasury shares.

Dividend Rights

      If Citizens were to declare and pay any cash dividends, the cash dividends paid upon each share of Citizens Class A common stock would be twice the cash dividends paid on each share of Citizens Class B common stock. If Mid-American were to declare and pay any dividends, the dividends paid upon the shares of Mid-American common stock would be the same for all shares.

Voting Rights

      Those who hold Mid-American stock on the date the Merger becomes effective will be entitled as a group to hold approximately 1.1 million shares of Citizens Class A common stock (assuming a market value of Citizens Class A common stock of $8.00 per share), or approximately 3.0% of the Class A shares that Citizens anticipates will then be outstanding.

      The voting rights of Citizens Class A common stock and Class B common stock are equal in all respects except that the holders of Class B common stock have the exclusive right to elect a simple majority of the members of Citizens’ Board of Directors, and the holders of the Class A common stock have the exclusive right to elect the remaining directors. The holders of Citizens common stock do not have cumulative voting rights in the election of directors.

      Each outstanding share of Mid-American stock is entitled to one vote upon each matter submitted to a vote of the shareholders of Mid-American. Pursuant to its Bylaws, Mid-American shareholders do not have cumulative voting rights in the election of directors.

      The Articles of Incorporation of Citizens provide that when, with respect to any action to be taken by Citizens shareholders, the Colorado Corporation Code (now superseded by the Colorado Business Corporation Act) requires the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon, or of any class or series, such action may be taken by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such action. The power to amend the Articles of Incorporation, approve certain significant mergers and approve extraordinary asset transfers are all subject to this requirement. Under Colorado law, the holders of the Citizens Class A common stock and Class B common stock must vote as two separate groups, respectively, and a sufficient vote by each voting group would be required in connection with the foregoing actions.

      For Mid-American, Missouri law requires the affirmative vote of two-thirds of the outstanding shares entitled to vote thereon with respect to the approval of mergers, extraordinary asset transfers, and liquidation of the corporation and certain amendments to the articles of incorporation of the corporation.

      Citizens’ Articles of Incorporation provide that Citizens’ Board of Directors has the power to enact, alter, amend and repeal Citizens’ bylaws not inconsistent with the laws of Colorado or Citizens’ Articles of

Incorporation, as the Board of Directors deems best for the management of Citizens. However, Colorado statutes give shareholders the right to amend and repeal bylaws even if not so provided for in the bylaws themselves.

      Missouri law vests in the shareholders the power to alter, amend or repeal the bylaws unless such power is vested in the board of directors by the articles of incorporation. Mid-American’s articles of incorporation do not give the board of directors this power.

      Special meetings of Citizens’ shareholders may be called by the Chairman of the Board, by the Board of Directors, or by the holders of 10% or more of all Citizens shares entitled to vote. Special meetings of Mid-American shareholders may be called by the majority of the Board of Directors or by the President upon the written request of the holders of the majority of outstanding shares entitled to vote.

      The bylaws of Citizens provide that one-third of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that voting group. Missouri law provides that a majority of the shares of stock entitled to vote constitutes a quorum of the shareholders of Mid-American.

      Citizens’ bylaws provide that the shareholders may take action without a meeting if all shareholders entitled to vote consent to the action in writing. Missouri law allows Mid-American to also take unanimous written shareholder action without a meeting.

Preemptive Rights

      Mid-American and Citizens shares may be issued at any time, and from time to time, in such amounts and for such consideration as may be fixed by the Boards of Directors of the respective corporations. No holder of shares of Citizens has any pre-emptive or preferential right to purchase or to subscribe for any shares of capital stock or other securities which may be issued by the corporation. Holders of Mid-American common stock do not have pre-emptive rights to subscribe for additional shares which may be issued by the corporation.

Liability of Directors

      Citizens’ Articles of Incorporation, as authorized under Colorado law contains a provision to the effect that no director shall be personally liable to the corporation or any of its shareholders for damages for any breach of duty as a director except to the extent this provision is limited by law. Missouri law does not provide for similar limitations or the liability of directors.

Liquidation Rights

      In the event of any liquidation, dissolution or winding up of Citizens or Mid-American, whether voluntary or involuntary, the holders of shares are entitled to share, on a share-for-share basis, any of the assets or funds in their respective corporations which are distributable to the shareholders upon such liquidation, dissolution or winding up.

Assessment and Redemption

      The Citizens shares to be issued upon consummation of the Merger will be fully paid and nonassessable. No outstanding shares of stock of either Citizens or Mid-American is subject to redemption, conversion or further assessment.

Transfer Agent

      The transfer agent for both Mid-American and Citizens shares is Mellon Investor Services LLC, South Hackensack, New Jersey.

EXPERTS

      The consolidated financial statements of Citizens, Inc. and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three year period ended December 31, 2002, are incorporated herein by reference to Citizens, Inc.’s Annual Report on Form 10-K for the Year Ended December 31, 2002 and are so included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing in such Annual Report on Form 10-K and upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Mid-American and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the two year period ended December 31, 2002, are included herein in reliance upon the report of Kerber, Eck & Braeckel, LLP, independent certified public accountants and upon the authority of such firm as experts in accounting and auditing.

      The audit report covering the December 31, 2002 and 2001, consolidated financial statements contains an explanatory paragraph that states that Mid-American’s recurring losses from operations, pending litigation and limited working capital raise substantial doubt about the entity’s ability to continue as a going concern. Mid-American’s consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

LEGAL MATTERS

      The legality under Colorado law of Citizens Class A common stock to be issued pursuant to the Merger will be passed upon by Jones & Keller, P.C., Denver, Colorado. Jones & Keller, P.C. has also given the tax opinions referred to under “Federal Income Tax Consequences.” Certain legal matters in connection with the Merger will be passed upon for Mid-American by Crat Fridkin & Rhyne, LLC.

OTHER MATTERS

      The Mid-American Board does not intend to bring any matters before the meeting other than those specifically set forth in the notice of the meeting accompanying this proxy statement-prospectus and it does not know of any matters to be brought before the meeting by others.

APPENDIX A

PLAN AND AGREEMENT OF MERGER

Mid-American Alliance Corporation
Citizens, Inc.
and
Citizens Acquisition, Inc.

      This Plan and Agreement of Merger (“this Agreement”) is by and among Mid-American Alliance Corporation (“Mid-American”), Citizens, Inc. (“Citizens”) and Citizens Acquisition, Inc. (“Acquisition”).

WITNESSETH:

      WHEREAS, Citizens is a corporation duly organized under the laws of the State of Colorado and Acquisition is a corporation duly organized under the laws of the State of Missouri;

      WHEREAS, Mid-American is a corporation duly organized under the laws of the State of Missouri; and

      WHEREAS, Citizens desires to acquire Mid-American through a merger of Acquisition into Mid-American under Missouri law;

      NOW, THEREFORE, it is agreed among the parties as follows:

ARTICLE I

THE MERGER

      1.1     Subject to approval of this Agreement by the Commissioner of Insurance of the State of Missouri, and subject to the conditions set forth herein on the “Effective Date” (as herein defined), Mid-American and Acquisition shall enter into and file Articles of Merger, attached hereto as Exhibit “A,” under which Acquisition shall merge with and into Mid-American (the “Merger”), and Mid-American shall be the surviving corporation, and shareholders of Mid-American that do not dissent to the Merger shall receive Class A common stock of Citizens as set forth in Section 1.2. The transaction contemplated by this Agreement shall be completed at a closing (“the Closing”) on a closing date (“the Closing Date”) which shall be as soon as possible after all regulatory approvals and shareholder approvals are obtained in accordance with law as set forth in the Agreement.

      On the Closing Date, all of the documents to be furnished to Mid-American and Citizens, including the documents to be furnished pursuant to Article VII of this Agreement, shall be delivered to Jones & Keller, P.C., counsel to Citizens, to be held in escrow until the Effective Date or the date of termination of this Agreement, whichever first occurs and thereafter shall be promptly distributed to the parties as their interests may appear.

      1.2     On the Effective Date, all shareholders of Mid-American that do not dissent shall receive as consideration shares of Citizens Class A common stock equal in market value to the average closing price of such stock as reported by the New York Stock Exchange for the 20 trading days preceding the Closing Date for every share of Mid-American owned based upon an embedded value of $1.35 per share of the common stock of Mid-American, as set forth in Section 2.2 hereof. The offer and sale of the Citizens Class A common stock to be issued hereunder shall be registered by Citizens pursuant to the Securities Act of 1933 and applicable state securities laws.

      1.3     If this Agreement is duly adopted by the holders of the requisite number of shares, in accordance with the applicable laws and subject to the other provisions hereof, such documents as may be required by law to consummate the Merger shall be filed as required by law to effectuate same, and it shall become effective. The time of filing the last document required by law to consummate the Merger shall be the “Effective Date”

for this Agreement. For accounting purposes, this Agreement shall be effective as of 12:01 a.m., on the last day of the month preceding the Effective Date.

ARTICLE II

ISSUANCE AND EXCHANGE OF SHARES

      2.1     The shares of Citizens Class A common stock shall be distributed to Mid-American shareholders (other than those shares as to which dissenters’ rights have been perfected in accordance with Missouri law).

      2.2     On the Effective Date, each holder of a certificate or certificates representing shares of Mid-American, upon presentation and surrender of such certificate or certificates to the Exchange Agent of Citizens, shall be entitled to receive the consideration set forth herein, except that holders of those shares as to which dissenters’ rights shall have been asserted and perfected pursuant to the Missouri General and Business Corporation law shall not be converted into shares of Citizens Class A common stock, but shall represent only such rights as are permitted under the Missouri General and Business Corporation Law. Upon such presentation, surrender, and exchange as provided in this Section 2.2, certificates representing shares of Mid-American previously held shall be canceled. Until so presented and surrendered, each certificate or certificates which represented issued and outstanding shares of Mid-American at the Effective Date shall be deemed for all purposes to evidence the right to receive the consideration set forth in Section 1.2 of this Agreement. If a certificate or certificates representing shares of Mid-American have been lost, stolen, mutilated or destroyed, the Exchange Agent shall require the submission of an indemnity agreement and may require the submission of a bond in lieu of such certificate.

      2.3     No fractional shares of Citizens stock shall be issued as a result of the Merger. In the event the issuance of shares of Citizens stock hereunder results in any shareholder being entitled to a fraction of a whole share of Citizens stock, the number of shares to be issued to such shareholder shall be rounded up to the nearest whole share.

      2.4     The stock transfer books of Mid-American shall be closed on the Closing Date, and thereafter no transfers of the common stock of Mid-American will be made.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF CITIZENS

      No representations or warranties are made by any director, officer, employee or shareholder of Citizens, except as and to the extent stated in this Agreement or in a separate written statement (the “Citizens Disclosure Statement”) attached hereto as Exhibit “B”. Citizens hereby represents, warrants and covenants to Mid-American, except as stated in the Citizens Disclosure Statement, as follows:

      3.1     Citizens is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of Citizens, copies of which have been delivered to Mid-American, are complete and accurate, and the minute books of Citizens contain a record, which is complete and accurate in all material respects, of all meetings, and all corporate actions of the shareholders and board of directors of Citizens.

      The subsidiaries of Citizens are each an association, corporation, or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or association; each has the power and authority to lease its properties and to carry on its business as now being conducted; and each holds or shall hold all licenses, franchises, permits or other governmental authorizations required to enable it to conduct its business or own its properties in every jurisdiction in which it currently conducts business or owns property where the failure to do so would have a material adverse effect on the business of the subsidiary. All outstanding shares of capital stock of each subsidiary are duly and validly authorized and issued, fully paid and non-assessable.

      3.2     The aggregate number of shares which Citizens is authorized to issue is 50,000,000 shares of Class A common stock with no par value and 1,000,000 shares of Class B common stock with no par value; of which 29,303,287 shares of such Class A common stock (not including treasury shares) and 817,696 shares of Class B common stock were issued and outstanding, fully paid and non-assessable as of September 30, 2002. The two classes of stock of Citizens are equal in all respects, except that (a) the Class B common stock elects a simple majority of the Board of Directors of Citizens, and the Class A common stock elects the remaining directors, and (b) the Class A common stock receives twice the cash dividends on a per share basis compared to the Class B common stock. There were 161,633 shares of Class A common stock held as treasury stock of Citizens and 2,398,031 shares of Class A common stock owned by Citizens Insurance Company of America and deemed to be treasury stock as of September 30, 2002. The shares of Class A common stock to be issued pursuant to the Merger will, upon issuance, be fully paid and non-assessable and listed with the New York Stock Exchange.

      3.3     Citizens has complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

      3.4     Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Citizens will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of Citizens.

      3.5     The execution, delivery and performance of this Agreement has been duly authorized and approved by Citizens’ Board of Directors.

      3.6     Citizens has delivered to Mid-American consolidated financial statements of Citizens and its subsidiaries, dated December 31, 2001 and September 30, 2002 (unaudited), and the annual convention statement of Citizens Insurance Company of America (“CICA”) for the year ended December 31, 2001. All such statements, herein sometimes called “Citizens Financial Statements”, are complete and correct in all material respects and, together with the notes to these financial statements, present fairly the financial position and results of operations of Citizens and Citizens Insurance Company of America for the periods included. The December 31, 2001 and September 30, 2002 consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the December 31, 2001 statement of Citizens Insurance Company of America has been prepared in accordance with statutory accounting principles.

      3.7     Since the dates of the Citizens Financial Statements there have not been any material adverse changes in the business or condition, financial or otherwise, of Citizens or CICA.

      3.8     Citizens has delivered to Mid-American a list and description of all pending legal and regulatory proceedings involving Citizens or CICA and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving material claims pending, or to the knowledge of the officers of Citizens, threatened against Citizens or CICA or adversely affecting in any material respect any of their assets, or properties, and neither Citizens nor CICA is in any material breach, violation, or default under any material contract or instrument to which Citizens or CICA is a party, and no event has occurred which with the lapse of time or action by a third party would result in a material breach, violation, or default by Citizens or CICA under any material contract or other instrument to which Citizens or CICA is a party or by which they or any of their properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws.

      3.9     The assets of CICA have admissible values at least equal to the amounts attributed to them on its December 31, 2001 annual convention statement.

      3.10     In all material respects the policy and claim reserves of Citizens Insurance Company of America have been properly provided for and are adequate to comply with all regulatory requirements regarding same.

      3.11     The representations and warranties of Citizens shall be true and correct in all material respects as of the date hereof and as of the Effective Date.

      3.12     Citizens has delivered, or will deliver within two weeks of the date of this Agreement, to Mid-American true and correct copies of Citizens Annual Report to Shareholders for the years ended December 31, 2000 and 2001 and each of its other reports to shareholders and filings with the Securities and

Exchange Commission (“SEC”) for the years ended December 31, 1999, 2000, and 2001 and for 2002 year-to-date. Citizens will also deliver to Mid-American on or before the Closing Date any reports relating to the financial and business condition of Citizens which are filed with the SEC after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

      For at least the past three years, Citizens has duly filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

      3.13     Citizens has delivered to Mid-American a copy of each of the federal income tax returns of Citizens for the year ended December 31, 2001 and for any additional open years. The provisions for taxes in Citizens accounting records’ are believed by Citizens to be sufficient for payment of all accrued and unpaid federal, state, county and local taxes of Citizens (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods. All returns and reports of other information required or requested by federal, state, county, and local tax authorities have been filed or supplied in a timely fashion, and all such information is true and correct in all material respects. Provision has been made for the payment of all taxes due to date by Citizens, including taxes for the current year ending December 31, 2002. No federal income tax return of Citizens is currently under audit.

      3.14     Citizens has no employee benefit plans, except as disclosed in the Citizens Financial Statements and for a group accident and health and dental plan for employees.

      3.15     No representation or warranty by Citizens in this Agreement, the Citizens Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF MID-AMERICAN

      No representations or warranties are made by any director, officer, employee or shareholder of Mid-American, except as and to the extent stated in this Agreement or in a separate written statement (the “Mid-American Disclosure Statement”) attached hereto as Exhibit “C”. Mid-American hereby represents, warrants and covenants to Citizens, except as stated in the Mid-American Disclosure Statement, as follows:

      4.1     Each of Mid-American and Mid-American Century Life Insurance Company (“Century Life”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of Mid-American and Century Life, copies of which have been delivered to Citizens, are complete and accurate, and the minute books of Mid-American and Century Life contain a record, which is complete and accurate in all material respects, of all meetings and all corporate actions of the shareholders and Boards of Directors of Mid-American and Century Life.

      4.2     The aggregate number of shares which Mid-American is authorized to issue is 15,000,000 shares of Common Stock, $.10 par value per share, of which 6,080,700 shares of common stock are issued and outstanding, fully paid and non-assessable and 640,000 shares of Preferred Stock, $5.00 par value of which no shares are issued and outstanding, fully paid and non-assessable. There are no outstanding options, warrants or other rights to purchase, or subscribe to, or securities convertible into or exchangeable for any shares of Mid-American capital stock. Mid-American owns 90.1% of the outstanding shares of Century Life.

      The subsidiaries of Mid-American and Century Life are each an association, corporation, or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or association; each has the power and authority to lease its properties and to carry on its business as now being conducted; and each holds or shall hold all licenses, franchises, permits or other governmental authorizations required to enable it to conduct its business or own its properties in every jurisdiction in which it currently conducts business or owns property and where the failure to do so would have a material adverse effect on the business of the subsidiary. All outstanding shares of capital stock of each subsidiary are duly and validly authorized and issued, fully paid and non-assessable. Mid-American directly or indirectly owns all of the issued and outstanding capital stock of such subsidiaries.

      4.3     Mid-American and Century Life each have complete and unrestricted power to enter into and, upon the appropriate approvals as required by law, to consummate the transactions contemplated by this Agreement.

      4.4     Neither the making of nor the compliance with the terms and provisions of this Agreement and consummation of the transactions contemplated herein by Mid-American and Century Life will conflict with or result in a breach or violation of the Articles of Incorporation or Bylaws of Mid-American or Century Life.

      4.5     The execution of this Agreement has been duly authorized and approved by the Board of Directors of Mid-American.

      4.6     Mid-American has delivered to Citizens consolidated financial statements of Mid-American and its subsidiaries, dated December 31, 2001 and September 30, 2002 (unaudited), and the annual convention statement of Century Life as of December 31, 2001. All such statements, herein sometimes called “Mid-American Financial Statements” are complete and correct in all material respects and, together with the notes to the financial statements, present fairly the financial position and results of operations of Mid-American and Century Life of the periods indicated. The December 31, 2001 and September 30, 2002 consolidated financial statements of Mid-American have been prepared in accordance with generally accepted accounting principles and the December 31, 2001, annual convention statement of Century Life is prepared in accordance with statutory principles.

      4.7     Since the dates of the Mid-American Financial Statements there have not been any material adverse changes in the business or condition, financial or otherwise, of Mid-American or Century Life. Mid-American and Century Life do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) except as disclosed in the Mid-American Financial Statements.

      4.8     Mid-American has delivered to Citizens a list and description of all pending legal and regulatory proceedings involving Mid-American, Century Life or any of their subsidiaries, none of which will materially adversely affect them, and, except for these proceedings, there are no legal proceedings or regulatory proceedings involving material claims pending, or, to the knowledge of other officers of Mid-American, threatened against any such party or affecting any of their assets or properties, and none of such parties is in any material breach or violation of or default under any contract or instrument to which it is a party, and no event has occurred which with the lapse of time or action by a third party could result in a material breach, violation, or default by Mid-American or Century Life under any contract or other instrument to which Mid-American or Century Life is a party or by which they or any of their respective properties may be bound or affected, or under their respective Articles of Incorporation or Bylaws.

      4.9     Neither Mid-American nor Century Life shall enter into or consummate any transactions prior to the Effective Date other than in the ordinary course of business and will pay no dividend, or increase the compensation of officers and will not enter into any agreement or transaction which would adversely affect their financial condition.

      4.10     The assets of Century Life have admissible values at least equal to the amounts attributed to them on its September 30, 2002 statutory financial statement and admissible values at least equal to those attributed to them on its December 31, 2001 annual convention statement.

      4.11     Neither Century Life nor Mid-American is a party to any contract performable in the future except insurance policies, customary agent contracts, normal reinsurance agreements and those which will not adversely affect Century Life or Mid-American.

      4.12     All policy and claim reserves of Century Life have been properly provided for and are adequate to comply with all regulatory requirements regarding same.

      4.13     The representations and warranties of Mid-American shall be true and correct as of the date hereof and as of the Effective Date.

      4.14     Mid-American has delivered, or will deliver within two weeks of the date of this Agreement, to Citizens true and correct copies of Mid-American’s Annual Report to Shareholders for the years ended December 31, 1999, 2000, and for 2001. Mid-American will also deliver to Citizens on or before the Closing Date any reports relating to the financial and business condition of Mid-American which are prepared after the date of this Agreement and any other reports sent generally to its shareholders after the date of this Agreement.

      Mid-American has duly filed all reports required to be filed by it under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Federal Securities Laws”). No such reports, or any reports sent to the shareholders of Mid-American generally, contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements in such report, in light of the circumstances under which they were made, not misleading.

      4.15     Mid-American has delivered to Citizens a copy of each of the federal income tax returns of Mid-American and Century Life for the year ended December 31, 2001 and for any additional open years. The provisions for taxes in Mid-American’s and Century Life’s accounting records are believed by Mid-American and Century Life to be sufficient for payment of all accrued and unpaid federal, state, county and local taxes of Mid-American and Century Life (including any penalties or interest payable) whether or not disputed for the periods then ended and for all prior fiscal periods. All returns and reports or other information required or requested by federal, state, county, and local tax authorities have been filed or supplied in a timely fashion, and all such information is true and correct in all material respects. Provision has been made for the payment of all taxes due to date by Mid-American and Century Life, including taxes for the current year ending December 31, 2002. No federal income tax return of Mid-American or Century Life is currently under audit.

      4.16     Mid-American and Century Life have no employee benefit plans.

      4.17     No representation or warranty by Mid-American in this Agreement, the Mid-American Disclosure Statement or any certificate delivered pursuant hereto contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation or warranty not misleading.

ARTICLE V

OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE DATE

      5.1     This Agreement shall be duly submitted to the shareholders of Mid-American for the purpose of considering and acting upon this Agreement in the manner required by law at a meeting of shareholders on a date selected by Mid-American, such date to be the earliest practicable date after the proxy statement is first sent to Mid-American shareholders without objection by applicable governmental authorities, provided that Mid-American will have at least 20 business days to solicit proxies. Citizens will furnish to Mid-American the information relating to Citizens required by the Federal Securities Laws to be included in the proxy statement. Citizens represents and warrants that at the time of the Mid-American shareholders’ meeting, the proxy statement, insofar as it relates to Citizens and contains information furnished by Citizens specifically for use in such proxy statement, (a) will comply in all material respects with the provisions of the Federal Securities Laws and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      Mid-American represents and warrants that at the time of the Mid-American shareholder meeting, the proxy statement, insofar as it relates to Mid-American and contains information furnished by Mid-American specifically for use in such proxy statement, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Board of Directors of Mid-American, subject to its fiduciary obligations to shareholders, shall use its best efforts to obtain the requisite approval of Mid-American shareholders of this Agreement and the transactions contemplated herein. Mid-American, Century Life and Citizens shall take all reasonable and necessary steps and actions to comply with and to secure Mid-American shareholder approval of this Agreement by two thirds (2/3) of the votes entitled to be cast upon the transactions contemplated by this Agreement as may be required by law.

      5.2     At all times prior to the Effective Date, during regular business hours each party will permit the other to examine its books and records and the books and records of its subsidiaries and will furnish copies thereof on request, and to otherwise perform customary due diligence. It is recognized that, during the performance of this Agreement, each party may provide the other parties with information which is confidential or proprietary information. During the term of this Agreement, and for four years following the termination of this Agreement, the recipient of such information shall protect such information from disclosure to persons, other than members of its own or affiliated organizations and its professional advisers, in the same manner as it protects its own confidential or proprietary information from unauthorized disclosure, and shall not use such information to the competitive detriment of the disclosing party. In addition, if this Agreement is terminated for any reason, each party shall promptly return or cause to be returned all documents or other written records of such confidential or proprietary information, together with all copies of such writings. No information shall be considered confidential or proprietary if it is (a) information already in the possession of the party to whom disclosure is made, (b) information acquired by the party to whom the disclosure is made from other sources, or (c) information in the public domain or generally available to interested persons or which at a later date passes into the public domain or becomes available to the party to whom disclosure is made without any wrongdoing by the party or any of its affiliates to whom the disclosure is made.

      5.3     Mid-American and Citizens shall promptly provide each other with information as to any significant developments in the performance of this Agreement, and shall promptly notify the other if it discovers that any of its representations, warranties or covenants contained in this Agreement or in any document delivered in connection with this Agreement was not true and correct in all material respects or became untrue or incorrect in any material respect.

      5.4     As promptly as practicable after the execution of this Agreement, Citizens will prepare and file with the SEC a registration statement on Form S-4 (the “Registration Statement”) covering the issuance of Citizens shares in the Merger. Each of Citizens and Mid-American will use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and will take any action required to be taken under any applicable federal or state securities laws in connection with the issuance of shares of Citizens Class A common stock in the Merger. Citizens will use all reasonable efforts to cause the Registration Statement to remain effective through the Effective Date. Citizens and Mid-American will furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions.

      As promptly as practicable after the Registration Statement shall have become effective, Mid-American will mail a notice of special meeting to its stockholders entitled to notice of and to vote at the first Mid-American Stockholders’ Meeting.

      If at any time prior to the Effective Date any event or circumstance relating to Mid-American or any of its affiliates, or its or their respective officers or directors should be discovered by Mid-American that should be set forth in an amendment to the Registration Statement, Mid-American will promptly inform Citizens, and Citizens will undertake to amend or supplement the Registration Statement and the prospectus contained therein accordingly.

      If at any time prior to the Effective Date any event or circumstance relating to Citizens or any of its affiliates, or to their respective officers or directors, should be discovered by Citizens that should be set forth in an amendment to the Registration Statement, Citizens will promptly inform Mid-American, and Citizens will undertake to amend or supplement the Registration Statement and the prospectus contained therein accordingly.

      No amendment or supplement to the Registration Statement will be made by Citizens without prior consultation with Mid-American. Citizens and Mid-American each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement, the suspension of the qualification of Citizens Class A common stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the SEC for amendment of the Registration Statement or the Proxy Statement, the receipt from the staff of the SEC of comments thereon or any request by the staff of the SEC for additional information with respect thereto.

      Citizens will use all reasonable efforts to cause the shares of Citizens Class A common stock to be issued in the Merger to be approved for listing (subject to official notice of issuance) on the New York Stock Exchange prior to the Effective Date.

      5.5     All parties to this Agreement shall take all such actions as may be reasonably necessary and appropriate and shall use their best efforts in order to consummate the transactions contemplated hereby as promptly as practicable.

ARTICLE VI

PROCEDURE FOR MERGER

      6.1     The parties shall file with the Commissioner of Insurance of the state of Missouri within 30 days from this date, all of the documents required by the Insurance Code of the State of Missouri and such other filings with insurance regulatory authorities in other states as may be required by the laws of such states.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CONSUMMATION OF THE MERGER

      The following are conditions precedent to the consummation of the Agreement on or before the Effective Date.

      7.1     Citizens and Mid-American shall have performed and complied with all of their respective obligations hereunder which are to be complied with or performed on or before the Effective Date and Mid-American and Citizens shall provide one another at the Closing with a certificate to the effect that such party has performed each of the acts and undertakings required to be performed by it on or before the Closing Date pursuant to the terms of this Agreement.

      7.2     This Agreement and the transactions contemplated herein shall have been duly and validly authorized, approved and adopted, at a meeting of the shareholders of Mid-American duly and properly called for such purpose in accordance with the applicable law.

      7.3     This Agreement is subject to the provisions of applicable insurance laws and the regulations promulgated thereunder, and shall not become effective until authorization is obtained from the Missouri Department of Insurance and such other states in accordance with the provisions of the laws of said state. Citizens and Mid-American, as soon as practical after the execution and delivery of this Agreement, agree to file such forms and materials as may be necessary or warranted in obtaining such authorization and to use their best efforts to obtain such authorization of the transactions contemplated by this Agreement. Neither Citizens, Mid-American nor any of their subsidiaries shall be obligated to file a suit or to appeal from any Commissioner of Insurance’s adverse ruling, nor shall Citizens, Mid-American nor any of their subsidiaries be obligated to make any material changes in any lawful, good faith management policy in order to gain such authorization. In the event authorization is denied, this Agreement shall terminate immediately and the parties shall have no further liability hereunder.

      7.4     No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the transactions contemplated herein, or which might subject any of the parties hereto or their directors or officers to any material liability, fine, forfeiture or penalty on the grounds that the transactions contemplated hereby, the regulation, or have otherwise acted improperly in connection with the transaction contemplated hereby, and the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

      7.5     All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and the form and substance of all legal proceedings and related matters shall have been approved by counsel for Citizens and Mid-American.

      7.6     The representation and warranties made by Citizens and Mid-American in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date, except to the extent that such representations and warranties may be untrue on and as of the Effective date because of (1) changes caused by transactions suggested or approved in writing by Citizens or (2) events or changes (which shall not, in the aggregate, have materially and adversely affected the business, assets, or financial condition of Mid-American, Century Life or Citizens) during or arising after the date of this Agreement.

      7.7     The parties shall believe that:

(1) The Merger will constitute a reorganization within the meaning of Internal Revenue Code (“IRC”) Section 368(a)(2)(E), and Citizens and Mid-American will each be a “party to a reorganization” within the meaning of IRC Section 368(b). No gain or loss will be recognized by the Mid-American shareholders holding their shares as capital assets upon the exchange of their shares for shares of Citizens Class A common stock.

(2) The tax basis of the shares of Citizens Class A common stock received by a Mid-American shareholder will be the same as the basis of the Mid-American shares held as capital assets surrendered by that shareholder in the Exchange.

(3) The holding period for tax purposes of the shares of Citizens Class A common stock received by a Mid-American shareholder will include the period during which such shareholder held the Mid-American shares as a capital asset on the date of the consummation of the Exchange.

(4) Cash received by Mid-American shareholders who properly exercise their dissenters’ rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder’s basis in the Mid-American stock. Provided the shares were held as capital assets at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be taxed at varying federal tax rates depending upon the holding period for such shares. It is possible, that for some shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income.

(5) No material gain or loss will be recognized by Citizens, Mid-American, or Century Life as a result of the Merger.

      7.8     Mid-American shall have furnished Citizens with:

(1) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Mid-American approving this Agreement and the transactions contemplated by it and directing the submission thereof to a vote of the shareholders of Mid-American;

(2) a certified copy of a resolution or resolutions duly adopted by the requisite number and classes of outstanding shares of Mid-American capital stock approving this Agreement and the transactions contemplated by it in accordance with applicable law; and

(3) an opinion of Craft, Fridkin & Rhyne, LLC dated as of the Closing Date as set forth in Exhibit “E” attached hereto; and

(4) an agreement from each “affiliate” of Mid-American as defined in the rules adopted under the Securities Act of 1933, as amended, in the form attached hereto as Exhibit “D” to the effect that (a) the affiliate is familiar with SEC Rules 144 and 145; and (b) none of the shares of Citizens Class A common stock will be transferred by or through the affiliate in violation of the Federal Securities Laws; and (c) the affiliate acknowledges that sales, transfers or dispositions of Citizens Class A common stock may only be made pursuant to Rules 144 and 145 during the two-year period following the Closing Date.

      7.9     Citizens shall have furnished Mid-American with:

(1) a certified copy of a resolution or resolutions duly adopted by the Board of Directors of Citizens, approving this Agreement and the transactions contemplated by it, and

(2) opinions dated the Effective Date of Jones & Keller, P.C., counsel for Citizens, as set forth in Exhibits “F” and “G” attached hereto.

      7.10     Mid-American and Acquisition shall approve and file the Articles of Merger, consistent with this Agreement, for this transaction with the requisite governmental authorities.

      7.11     Citizens shall have obtained the authorization of the New York Stock Exchange with respect to a listing of all of the shares of Citizens Class A common stock to be issued pursuant to the Merger.

ARTICLE VIII

TERMINATION AND ABANDONMENT

      8.1     Anything contained in this Agreement to the contrary notwithstanding, the Agreement may be terminated and abandoned at any time (whether before or after the approval and adoption thereof by the shareholders of Mid-American) prior to the Effective Date:

(a) By mutual consent of Citizens or Mid-American;

(b) By Citizens or Mid-American, if any condition set forth in Article VII relating to the other party has not been met and has not been waived;

(c) By Citizens or Mid-American, if any suit, action or other proceeding shall be pending or threatened by the federal or a state government before any court or governmental agency, in which it is sought to restrain, prohibit or otherwise affect the consummation of the transactions contemplated hereby;

(d) By any party, if there is discovered any material error, misstatement or omission in the representations and warranties of another party;

(e) By Citizens, if, in its business judgment, the results of its review of the books and records of Mid-American conducted within the 45 days of the date hereof, that it is impractical for Citizens to proceed with the merger contemplated hereby;

(f) By any party, if dissenters’ rights are perfected in accordance with Missouri law for more than 2.5% of the outstanding shares of Mid-American;

(g) By any party if the Effective Date is not within 180 days from the date hereof;

(h) If the Missouri Department of Insurance denies the application for authorization of the Merger, in which case this Agreement shall automatically be terminated as provided in Section 7.3 unless the parties mutually agree to contest such denial.

      8.2     Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to the party waiving such term or condition.

ARTICLE IX

TERMINATION OF REPRESENTATION AND WARRANTIES AND CERTAIN AGREEMENTS

      9.1     The respective representations and warranties of the parties hereto, shall expire with, and be terminated and extinguished by consummation of the Agreement; provided, however, that the covenants and agreements of the parties hereto shall survive in accordance with their terms.

ARTICLE X

MISCELLANEOUS

      10.1     This Agreement embodies the entire agreement between the parties, and supersedes all prior agreements, representations or warranties among the parties other than those set forth herein or those provided for herein.

      10.2     To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

      10.3     Each of the parties hereto will pay its own fees and expenses incurred in connection with the transactions contemplated by this Agreement. Citizens and Mid-American each represent to the other that it has not employed any investment bankers, brokers, finders, or intermediaries in connection with the transaction contemplated hereby who might be entitled to any fee or other payment from Mid-American or Citizens or any subsidiary of any of them upon consummation of the transactions contemplated by this Agreement.

      10.4     All parties to the Agreement agree that if it becomes necessary or desirable to execute further instruments or to make such other assurances as are deemed necessary, the party requested to do so will use its best efforts to provide such executed instruments or do all things necessary or proper to carry out the purpose of this Agreement.

      10.5     This Agreement may be amended upon approval of the Board of Directors of each party provided that the number of shares issuable hereunder shall not be amended without approval of the requisite shareholders of Mid-American.

      10.6     Any notices, requests, or other communications required or permitted hereunder shall be delivered personally or sent by overnight courier service, fees prepaid, addressed as follows:

To Citizens, Inc.: Citizens, Inc. 400 East Anderson Lane Austin, Texas 78752 ATTN: Mark A. Oliver President	To Mid-American: Mid-American Alliance Corporation 813 W. Stadium Blvd., Ste. A Jefferson City, MO 65102 ATTN: John R. Perkins President

with copies to:	with copies to:

Jones & Keller, P.C. Suite 1600 1625 Broadway Denver, Colorado 80202 ATTN: Reid Godbolt, Esq.	Craft Fridkin & Rhyne, L.L.C. 1100 One Main Plaza 4435 Main Street Kansas City, Missouri 64111 ATTN: William C. Jolley, Esq.

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date received.

      10.7     No press release or public statement will be issued relating to the transaction contemplated by this Agreement without prior approval of Citizens and Mid-American. However, either Citizens or Mid-American may issue at any time any press release or other public statement it believes on the advice of its counsel it is obligated to issue to avoid liability under the law relating to disclosures, but the party issuing such press release or public statement shall make a reasonable effort to give the other party prior notice of and opportunity to participate in such release or statement.

      10.8     This Agreement shall be deemed to have been drafted by both parties, and therefore the rule of construing ambiguities against the party drafting a contract shall be inapplicable.

      IN WITNESS WHEREOF, the parties have set their hands and seals as of March 7, 2003.

CITIZENS, INC.

By:	/s/ MARK A. OLIVER

Mark A. Oliver
President

MID-AMERICAN ALLIANCE CORPORATION

By:	/s/ JOHN R. PERKINS

John R. Perkins
President

CITIZENS ACQUISITION, INC.

By:	/s/ MARK A. OLIVER

Mark A. Oliver
President

EXHIBIT A

State of Missouri

Summary Articles of Merger

Pursuant to 351.430.2 of
The General and Business Corporation Law of Missouri

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned corporations certify the following:

1.	The parties to the Merger are: MID AMERICAN ALLIANCE CORPORATION, a Missouri corporation, and CITIZENS ACQUISITION, INC., a Missouri corporation.

2.	The Plan and Agreement of Merger has been approved, adopted, certified, executed and acknowledged by both MID AMERICAN ALLIANCE CORPORATION, INC. and CITIZENS ACQUISITION, INC. as required by The General and Business Corporation Law of Missouri.

3.	MID AMERICAN ALLIANCE CORPORATION, is the surviving corporation.

4.	The Articles of Incorporation of MID AMERICAN ALLIANCE CORPORATION shall be the Articles of Incorporation.

5.	The executed Plan and Agreement of Merger is on file at the principal place of business of MID AMERICAN ALLIANCE CORPORATION which is 813 W. Stadium Blvd., Jefferson City, Missouri.

6.	A copy of the Plan and Agreement of Merger will be furnished by MID AMERICAN ALLIANCE CORPORATION on request and without cost to any shareholder of MID AMERICAN ALLIANCE CORPORATION or CITIZENS ACQUISITION, INC.

[signatures on following page]

Citizens Acquisition, Inc.:

By:

Mark A. Oliver
President

State of Texas              )

                              ) ss
County of ___________________)

I, _________________________________________________________________, a notary public, do hereby certify that on this __________________ day of ____________________________________, 2003, personally appeared before me Mark A. Oliver, who, being by me first duly sworn, declared that he is the President of CITIZENS ACQUISITION, INC., that he signed the foregoing document as President of the corporation, and that the statements therein contained are true.

Notary Public
Commission Expires:

[SEAL]

Mid American Alliance Corporation:

By:

John R. Perkins
President

State of Missouri           )

                              ) ss
County of ___________________)

I, _________________________________________________________________, a notary public, do hereby certify that on this __________________ day of ____________________________________, 2003, personally appeared before me John R. Perkins, who, being by me first duly sworn, declared that he is the President of MID AMERICAN ALLIANCE CORPORATION, that he signed the foregoing document as President of the corporation, and that the statements therein contained are true.

Notary Public
Commission Expires:

[SEAL]

EXHIBIT B

CITIZENS DISCLOSURE STATEMENT

      Pursuant to the provisions of Article III of the Agreement of Merger (“Merger Agreement”) by and among Mid-American, Citizens, and Acquisition, Citizens hereby makes the following disclosures respecting the similarly numbered sections in the Merger Agreement:

      3.2     Citizens filed a Form S-3 (“Statement”) Registration Statement under the Securities Act of 1933 with the Securities and Exchange Commission (“SEC”) which became effective on August 30, 2001. The Statement registers 2,000,000 shares of Citizens Class A Common Stock for sale to the public through the Citizens, Inc. Stock Investment Plan (“the Plan”), the creation of which is included in the Statement. Although the Statement by definition registers shares for sale to the public, the activities of the Plan involve the acquisition of Citizens Class A Common Stock through the public market, rather than directly from the public. The Plan provides for the participation by owners of insurance policies issued by the Citizens’ subsidiaries, existing holders of Citizens Class A common stock, employees of Citizens, Inc., members of the marketing force of any of Citizens’ subsidiaries, or any member of the public in general who elects to participate. The Plan is sponsored by Citizens, Inc. and will be administered by Mellon Bank.

      3.8     Delia Bolanos Andrade, Luis Martin Tapia Alberti, Sonio Lucia Montoya Botero, Luisa F. Botero and Carlos A Botero, Roberto Carlos Paniagua Cardona, Luis Roberto Paniagua Grisales, Blanca Numbia Cardona, and Fernando Hakim Daccach v. Citizens Insurance Company of America, Citizens, Inc., Negocios Savoy, S.A., Harold E. Riley, and Mark A. Oliver, Cause Number 99-09099 Travis County, Texas. On July 31, 2002, class action certification was granted by a Travis County, Texas district court judge to the plaintiffs in a lawsuit filed in 1999. The suit alleges that life insurance policies sold to certain non-U.S. residents by Citizens Insurance Company of America are securities and were sold in violation of the registration provisions of the Texas securities laws. The suit seeks class action status naming as a class all non-U.S. residents who made premium payments since August 1996 and assigned policy dividends to a trust for the purchase of Citizens, Inc. Class A common stock. The remedy sought is rescission of the insurance premium payments. An appeal of the class action certification by the district court has been made to the Texas Court of Appeals. Litigation counsel and defendants believe that the district court ruling is significantly in error and that there are substantial grounds for reversal. During the time of the appeal, the district court proceedings will be stayed. In the event the case proceeds to a trial, the defendants intend to defend vigorously against the claims.

      George M. Campbell v. American Liberty Life Insurance Company, Case number 94-1625. Originally filed in the Parish of Ouachita, Louisiana in 1994 — re-filed in 1998. Mr. Campbell had a hospitalization policy covering cancer. He filed a claim for two hospital stays at a V.A. hospital, but did not submit any bills from the hospital. The claim was denied because the policy required that the hospital provide services “. . . for compensation from its patients. . . .” There was no activity in the case, until July, 2001, when defendant received a Request for Production of a certified copy of Mr. Campbell’s policy.

      Velma Jenkins v. United Security Life Insurance Company, Jack Lane, and fictitious defendants. Filed as Cause Number 2001-142 in the Circuit Court of Noxubee County, Mississippi and removed to the United States District Court for the Southern District of Mississippi Eastern Division as Civil Action Number 4:01-CV-156LN. Remanded to County Court and all claims above $75,000 have been dismissed with prejudice. Plaintiff alleges that she intended to purchase a supplement to her major medical insurance coverage, but was sold a hospitalization policy. Plaintiff alleges that the agent and the insurance company engaged in a pattern and practice of misrepresentation and fraud as to the benefits and coverage on policies sold to consumers in the State of Mississippi. Plaintiff made claims under her policy for medication and for out patient treatments all of which were denied because the policy covered hospitalization. Plaintiff filed Interrogatories and Requests for Production with her original complaint. No hearings have been set.

      Mary Hart Whittington, Mayoda C. Parker, Sharon P. Browning, Patricia M. Brown, Mary Catherine Rawles, and Barry Maricelli v. Citizens Insurance Company of America f/k/a United Security Life Insurance Company, American Investment Network f/k/a Great American Investment Network, Larry T. Reynolds,

Virgil Styles, and Jesse L. Byrd. Cause number 251-01-713CIV, filed in the Circuit Court of the First Judicial District of Hinds County, Mississippi. Plaintiffs allege that the whole-life nature of the insurance policies was misrepresented to them as an investment because the policies would pay dividends. The plaintiff’s allege fraud, negligent misrepresentation, negligence, civil conspiracy, breach of contract, conversion, and violation of Mississippi Securities laws.

      Maria Alicia Nino vs. Lack’s Valley Stores Ltd., et al., Cause No. C-1767-02-G; in the 370th Judicial District Court of Hidalgo County, Texas. Plaintiffs initiated this suit in Hidalgo County, Texas seeking certification of a class and seeking monetary damages. Citizens Insurance Company of America, as successor in Interest to National Security Life and Accident Insurance Company, and Citizens Insurance Company of America (collectively “Citizens”) were named as Defendants. Plaintiff’s allege violations of consumer protection laws and breaches of contract in the sale of credit life and disability insurance and credit property insurance. Plaintiffs complain that an excess premium or policy fee was charged. An agent fee, not a policy fee or excess premium, was apparently charged to some members of the class, but not by Citizens. The case has been removed from State District Court to the United States District Court, Southern District of Texas. In addition to the Motion to Transfer Venue, Citizens has filed an Answer and a Motion to Sever.

      Ricardo Franco v. Citizens, Inc. a/k/a and d/b/a Citizens Insurance Company of America, Cause Number 2002-61287, 165th Judicial District Court, Harris County, Texas. In December 2002, Plaintiff, an ex-employee of Citizens, filed suit against Citizens alleging verbal and emotional abuse which resulted in a disability or perceived disability and alleging racial discrimination. In addition to actual damages in an unspecified amount, Plaintiff is demanding exemplary damages. Citizens has filed an Answer and Motion to Transfer to Travis County, Texas.

      On February 20, 2003, Bridget Hannifin, an ex-employee of Citizens, filed a charge of discrimination against Citizens with the Austin Human Rights Commission and The Equal Employment Opportunity Commission. Citizens is in the process of preparing the response.

EXHIBIT C

MID-AMERICAN DISCLOSURE STATEMENT

      Pursuant to the provisions of Article IV of the Plan and Agreement of Merger (“Merger Agreement”) by and among Mid-American, Citizens, and Acquisitions, Mid-American hereby makes the following disclosures respecting the similarly numbered sections in the Merger Agreement:

      4.8     The only outstanding legal proceeding is Appleberry v. Mid-American Marketing Consultants, Inc., et. al., filed in the Circuit Court of Grundy County, Missouri on September 9, 2002. Appleberry is alleging breach of an alleged oral five year employment contract with a salary of $65,000, that the Defendants converted her list of contacts, and that Woodward, Dent and Murray slandered her. She is seeking a million dollars in damages. The Company has filed a motion to dismiss and a motion to strike or make more definite. The attorney for the Plaintiff has called up this motion for April 10, 2003. There has been no request for discovery in this matter.

      There is a potential claim relating to an unaffiliated company, Mid-American Marketing Consultants. Consultants took out a $100,000 line of credit from Jefferson Bank based on the personal guarantee of Harold Woodward, the Company’s past President and Terry Murray, a former employee, and the President of Consultants. Mid-American Marketing paid Mid-American Associates approximately $38,000 for salaries, phone bills, supplies of individuals who became employees of Mid-American Marketing. Marketing paid salaries and expenses relating to these individuals, including Murray, in the amount of approximately $42,000. There is an outstanding amount of $80,000 on the line of credit at Jefferson Bank. Mr. Murray has indicated that he established this company and took out the line of credit per instruction of Mr. Woodward, who was President of the Company at the time. It is unknown if Mr. Murray would pursue a claim against the Company given the fact that he received $25,000 in salary out of the $80,000.

      There is a potential claim against the Company’s subsidiary Mid-American Associates Agency, Inc. for an outstanding legal bill of approximately $97,000 payable to Inglish & Monaco. On April 15, 2000 the Company agreed to retain Inglish & Monaco as corporate counsel and pay a retainer of $1000 a month. No time period was set for the length of engagement. Associates has two $10,000 promissory notes payable to Harold Woodward for money loaned to Associates. Mr. Woodward also loaned the Associates $500 for which there is no promissory note.

      4.11     The Company and its affiliates have the following contracts:

Effective Date	Type of Agreement	Secondary Party	Amount	Description

April 28, 1998	Lease Agreement	F.J. Jordan Co.	$5,510.98	Rent is due monthly for office space located at 813 W. Stadium Blvd., Jefferson City, Missouri. Lease expires on April 30, 2004.
March 14, 2000	Employment Agreement	Scott Engebritson	$65,000 Annual Salary 4% monthly incentive comp. Based on first year delivered life insurance on the Century 2000	Contract expires on March 14, 2004. Mr. Engebritson is paid $5635 per month for his position as Chairman of the Board for Mid- American Alliance Corporation and Mid American Century Life Ins. Co. Additionally, Mr. Engebritson receives a $150,000 term insurance policy.
April 1, 2000	Accounting Services Agreement	First Alliance Corporation	$1,000	Fee is paid monthly for accounting and reporting services.
April 14, 2000	Cost Allocation Agreement	Mid American Century Life Insurance Company	Fee based on actual cost or pro- rata portion of the actual cost	Fee is paid monthly for executive, marketing management and administrative personnel, data processing, business liability, property insurance, professional services, office space, equipment rental, general office expense and miscellaneous expense.
June 9, 2000	Accounting Services Agreement	First Alliance Corporation	$500 for months of January, February, April, May, July, August, October and November $750.00 for the months of March, June and September $1,000.00 for the month of December	Fees paid monthly for accounting and reporting services provided to Security Alliance Insurance Company.
June 9, 2000	Administrative Services Agreement	Security Alliance Insurance Company	$100	Fee is paid monthly for accounting and reporting services and insurance administrative services.

Effective Date	Type of Agreement	Secondary Party	Amount	Description

June 1, 2000	Management and Service Agreement	Mid-American Alliance Insurance Agency, Inc. (f/k/a Ken Johnson Agency, Inc.)	$4,500	Fees paid monthly for management services and administrative services.
June 1, 2000	Lease Agreement	Mid-American Alliance Insurance Agency, Inc. (f/k/a Ken Johnson Agency, Inc.)	$1,000	Rent is paid monthly for the building located at Highway 65 & 136, Princeton Missouri.
September 12, 2000	Equipment Lease	ISO Capital	$298.08	Fee is paid monthly for Ricoh Aficio Copy Machine.
January 31, 2001	Lease Agreement	Mid-American Associates Agency, Inc.	$1,300	Rent is paid monthly for office space located at 813 W. Stadium Blvd., Jefferson City, Missouri. Company is not current on lease payments.
March 28, 2001	Computer Equipment Lease	Citicorp Vendor Finance, Inc.	$121.98	Fee is due monthly for two Gateway Professional V933 Computers.
December 11, 2001	Promissory Note to Mid-American Alliance	Mid-American Associates Agency, Inc.	$30,000	30-day note due on January 9, 2001, interest rate of 8.0%. Note is in default.
December 18, 2001	Promissory Note to Mid-American Alliance	Mid-American Associates Agency, Inc.	$50,000	90-day note due on March 18, 2002, interest rate of 8.0%. Note is in default.
December 26, 2001	Promissory Note to Mid-American Alliance	Mid-American Associates Agency, Inc.	$80,000	90-day note due on March 26, 2002, interest rate of 8.0%. Note is in default.
January 29, 2002	Promissory Note to Mid-American Alliance	Mid-American Associates Agency, Inc.	$37,141	90-day note due on April 28, 2002, interest rate of 8.0%. Note is in default.
April 19, 2002	Promissory Note to Mid-American Alliance	Mid-American Associates Agency, Inc.	$30,000	90-day note due on July 19, 2002, interest rate of 8.0%. Note is in default.
May 30, 2002	Equipment Lease	Ascom Hasler Mailing Systems	$126	Fee is paid quarterly for postage meter and scale.
June 26, 2002	Promissory Note to Mid American Century Life Insurance Company	First Alliance Corporation	$75,000	Sixty day note, interest is equal to the lesser of the maximum rate per annum permitted by the applicable laws of the State of Missouri or the varying rate per annum from day to day equal to the prime interest rate published in the Wall Street Journal plus two percent.

Effective Date	Type of Agreement	Secondary Party	Amount	Description

June 26, 2002	Promissory Note to Mid American Century Life Insurance Company	Mid-American Associates Agency, Inc.	$45,000	60-day note due August 24, 2002, interest rate 8.0%. Note is in default.
September 26, 2002	Promissory Note to Mid American Century Life Insurance Company	Mid-American Associates Agency, Inc.	$3,000	90-day note due December 25, 2002, interest rate of 8.0%. Note is in default.
January 1, 2003	Employment Agreement	John Perkins	$96,000 Annual Salary $15,000 payment towards retirement	One-year contract. Mr. Perkins is paid $8,000 per month for his position as President of Mid- American Alliance Corp. and Mid American Century Life Ins. Co. Additionally; Mr. Perkins receives a $250,000 term insurance policy.
January 1, 2003	Employment Agreement	Julie Byrd	$72,000 Annual Salary $12,500 payment towards retirement	One-year contract. Ms. Byrd is paid $6000 a month for her position as Secretary and V-P of Administration for Mid-American Alliance and Mid American Century Life Ins. Co. Additionally, Ms. Byrd receives a $200,000 term insurance policy.
January 9, 2003	Management Agreement	Barbara Mueller	$3,000	Fee paid monthly. Two year Agreement Ms. Mueller agreed to manage the operations of Mid-American Alliance Insurance Agency, Inc.
January 27, 2003	Agreement and Sale	Mid-American Associates Agency, Inc.	$12,295.81	Mid-American Alliance Corp. agreed to purchase all the furniture and equipment from Mid-American Associates Agency, Inc. in exchange for assuming the line of credit at Central Bank.
January 27, 2003	Stock Issuance	Scott Engebritson	20,000 shares of common stock of Mid- American Alliance	Mr. Engebritson was granted 20,000 shares of stock in MAAC as recognition of his service as Interim President from December 2001 to December 2002.

Effective Date	Type of Agreement	Secondary Party	Amount	Description

March 31, 2000	Administrative Services Agreement	First Alliance Corporation	Insurance Administrat Service Fee is based on $50 of collected policy fee on first year in- force policies $25 on term policies, Accounting and Reporting Services is based on the number of in- force policies. Policy owner service fee is based on collected policy fees	Fees are due ion monthly for insurance administration services, accounting and reporting and policy owner services.
January 1, 2001	Investment Management Services Agreement	Madison Scottsdale, L.C.	On all assets up to $10,000,000 0.35% per annum; On next $20,000,000 0.25% per annum; On next $40,000,000 0.125% per annum; On the balance 0.10% per annum	Fees are paid quarterly for investment management services.
January 31, 2001	Loan Agreement and Promissory Note	Mid-American Associates Agency, Inc.	$55,000	Payments due monthly. Term of the note is for 54 months. Due August 1, 2005. Interest rate is 8.0% per annum. Loan is in default.
March 26, 2001	Loan Agreement and Promissory Note	Mid-American Associates Agency, Inc.	$95,000	Payments due monthly. Term of the note is for 54 months. Due September 30, 2005. Interest rate is 8.0% per annum. Loan is in default.

Effective Date	Type of Agreement	Secondary Party	Amount	Description

January 7, 2002	General Agent Agreement	Alliance Insurance Management, Inc.	70% first year commission, 5% renewal commission on Century 2000 business	Commissions are paid weekly and monthly. Alliance Insurance Management has agreed to market and sell the Company’s core product, Century 2000.
April 3, 2002	General Agent Agreement	Mid-American Marketing Consultants, Inc.	70% first year commission, 5% renewal commission on Century 2000 business	Commissions are paid weekly and monthly. Alliance Insurance Management has agreed to market and sell the Company’s core product, Century 2000.
May 22, 2002	Loan Agreement and Promissory Note	Mid-American Associates Agency, Inc.	$40,000	Payments due monthly. Term of note is for 30-days. Due June 22, 2002. Interest rate is 8% per annum. Loan is in default.
January 7, 2003	General Agent Agreement	Mid-American Alliance Insurance Agency, Inc. (f/k/a Ken Johnson Agency, Inc.)	70% first year commission, 5% renewal commission on Century 2000 business	Commissions are paid weekly and monthly. Alliance Insurance Management has agreed to market and sell the Company’s core product, Century 2000.
January 28, 2003	Consulting Agreement	Murray Consulting Services, Inc.	$750	Fee due monthly for consulting services, contract has option for prepayment. On February 26, 2003 Board elect to exercise the prepayment option of this agreement. Agreement is not in-force.

Effective Date	Type of Agreement	Secondary Party	Amount	Description

February 26, 2003	Consulting Agreement	Charles Statler	5,000 shares of Mid- American Alliance Corp. stock and $5,000 cash as a signing bonus. 5,000 shares of Mid- American Alliance Corp. stock for first producing bank agency marketing Century 2000. Second bank an additional 5,000. 2,500 share of Mid- American Alliance stock for licensing Mid- American Alliance Insurance Agency in Illinois. 2,500 shares of Mid- American Alliance Stock and $3,000 cash for licensing Mid American Century Life Ins. Co. in Illinois and producing Century 2000 in Illinois. Additionall Mr. Statler is paid $2,000 a month for the first six months of his contract then $2,500 per month for the final six months	Consulting fees due monthly for consulting services. Contract is for one year. y,

Effective Date	Type of Agreement	Secondary Party	Amount	Description

January 9, 2003	Release Agreement	Barbara Mueller	37,800 shares of Mid- American Alliance Corp. common stock	Ms. Mueller agreed to release Mid-American Associates Agency, Inc. from the liability associated with the $75,600 loaned to the Company on September 28, 2001, October 12, 2001 and November 21, 2001.
January 16, 2003	Release Agreement	Terry Murray	5,000 shares of Mid- American Alliance Corp. common stock	Mr. Murray agreed to release Mid- American Associates Agency, Inc. from the liability associated with the $10,000 loan and promissory note dated September 13, 2001.
February 27, 2003	Letter of Intent	Insurance Center of the Ozarks	65% commission on each sale of the Century 2000 product	Insurance Center of the Ozarks has agreed to enter into a Subagent Agreement with Mid-American Alliance Insurance Agency, Inc. to solicit its clients and clients of the Community Bank of Sunrise Beach regarding the purchase of the Century 2000 product.

*	All other agreements for Mid American Century Life Insurance Company are shown on the Mid-American Alliance Corporation report

      Mid-American Alliance Insurance Agency, Inc. has two contracts that have been proposed to Barbara Mueller and Rick Ryherd for employment purposes. Copies of the proposed contracts are attached. The Company also has a letter agreement with Gary Ryherd that contains a provision signed by Harold Woodward that if Harold Woodward sold his stock through a buyout or similar circumstance, Mr. Ryherd would have an opportunity to sell his stock at the same price.

      There is a promotional share agreement with the Missouri Securities Division dated September 24, 1997. It is between the $.10 shareholders and the Division of Securities. It will be in effect until April 15, 2004. Under the terms of that agreement a merger with a person who is a Promoter, which Citizens would qualify under this Agreement and Plan of Merger, the shares that are in the escrow would remain subject to the terms of the September 24, 1997 agreement. That agreement further provides that in the event that the securities in escrow become “covered securities” as defined by the National Securities Improvement Act of 1996, all securities held in escrow shall be released. The shares of Citizens’ stock exchanged for the Mid-American Alliance Corporation stock would be “covered securities” as defined by the National Securities Improvement Act of 1996. Thus, the $.10 shareholders would be able to have their shares released from the escrow following the issuance of the new shares.

      4.16     The Company provides health benefits for all of its employees. MACLIC and Mid-American Alliance Insurance Agency provides health coverage for various agents working for those companies. The Company has a non-contributory 401K plan for its employees.

EXHIBIT D

AFFILIATE AGREEMENT

Citizens, Inc.

400 East Anderson Lane
Austin, Texas 78752

Ladies and Gentlemen:

      I have been advised that I have been identified as a possible “affiliate” of Mid-American Alliance Corporation, a Missouri corporation (the “Company”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the General Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), although nothing contained herein should be construed as an admission of such fact.

      Pursuant to the terms of that certain Plan and Agreement of Merger, dated as of March 7, 2003 (the “Merger Agreement”), among the Company, Citizens, Inc., a Colorado corporation (“Citizens”), and Citizens Acquisition, Inc., a Missouri corporation (“Acquisition”). Citizens shall acquire all of the issued and outstanding common stock, no par value, of the Company (“Company Stock”) for shares of no par value Class A common stock of Citizens (“Citizens Stock”) pursuant to a merger (the “Merger”), in which Acquisition will merge with and into Mid-American. As a result of the Merger, I will receive shares of Citizens Stock in exchange for shares of Company Stock owned by me on the Effective Date (as defined in the Merger Agreement) of the Merger as determined pursuant to the Exchange Agreement.

      A. In connection therewith, I represent, warrant and agree that:

1. I will not make any sale, transfer or other disposition of Citizens Stock I receive as a result of the Exchange in violation of the Securities Act or the Rules and Regulations.

2. I have been advised that the issuance of Citizens Stock to me as a result of the Merger has been registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger was submitted for a vote of the stockholders of the Company I may have been an “affiliate” of the Company, and the distribution by me of the shares of Citizens Stock I receive as a result of the Merger has not been registered under the Securities Act, such shares must be held by me indefinitely unless (i) such distribution of such shares has been registered under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145 promulgated by the Commission under the Securities Act or (iii) such sale is pursuant to a transaction which, in the opinion of counsel reasonably satisfactory to Citizens or as described in a “no-action” or interpretive letter from the staff of the Commission, is not required to be registered under the Securities Act.

3. I have carefully read this letter and the Merger Agreement and have discussed the requirements of the Merger Agreement and other limitations upon the sale, transfer or other disposition of the shares of Citizens Stock to be received by me, to the extent I have felt necessary, with my counsel or with counsel for the Company.

      B. Furthermore, in connection with the matters set forth herein, I understand and agree that:

1. Citizens is under no further obligation to register the sale, transfer or other disposition of the shares of Citizens Stock received by me as a result of the Merger or to take any other action necessary in order to make compliance with an exemption from registration available, except as set forth in paragraph C below.

2. Stop transfer instructions will be given to the transfer agent of Citizens with respect to the shares of Citizens Stock I will receive as a result of the Merger, and there will be placed on the certificates representing such shares, or any certificates delivered in substitution therefore, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of an agreement dated , 2003 between the registered holder hereof and Citizens, Inc., a copy of which agreement is on file at the principal offices of Citizens, Inc.

3. Unless the transfer by me of my shares of Citizens Stock is a sale made in conformity with the provisions of Rule 145 of the Rules and Regulations or made pursuant to a registration under the Securities Act, Citizens reserves the right to put on the certificates issued to my transferee a legend stating in substance:

The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except pursuant to a registration statement or in accordance with an exemption from the registration requirements of the Securities Act of 1933.

      It is understood and agreed that the legends set forth above shall be removed, and substitute certificates shall be delivered without any such legend, and the transfer agent will be instructed to effectuate transfers of shares of Citizens Stock if the undersigned delivers to Citizens a letter from the staff of the Commission or an opinion of counsel in form and substance reasonably satisfactory to Citizens to the effect that such legend is not required for the purposes of the Securities Act.

      C. Citizens hereby represents, warrants and agrees that: For as long as resales of any shares of Citizens Stock owned by me are subject to Rule 145, Citizens will use all reasonable efforts to make all filings of the nature specified in paragraph (c)(1) of Rule 144 of the Rules and Regulations.

Very truly yours,

Date:	[Name of Affiliate]

Accepted:

Citizens, Inc.

By:

Mark A. Oliver, President

Date:

EXHIBIT E

LEGAL OPINION LETTER FROM COUNSEL FOR

MID-AMERICAN ALLIANCE CORPORATION

                    , 2003

Citizens, Inc.

Citizens Insurance Company of America
400 East Anderson Lane
Austin, Texas 78752

Re:	Plan and Agreement of Merger among Mid-American Alliance Corporation, Citizens, Inc., and Citizens Acquisition, Inc.

Ladies and Gentlemen:

      We have acted as counsel to Mid-American Alliance Corporation (“Mid-American”) in connection with the above referenced agreement. This letter, intended to be effective as of March 7, 2003, is provided to you pursuant to Section 7.8(3) of the Plan and Agreement of Merger, to be dated as of March 7, 2003 (the “Agreement”), Mid-American, Citizens, Inc. and Citizens Acquisition, Inc., which we have reviewed in draft form dated “2/25/03 3:35 p.m.” Except as otherwise indicated herein, capitalized terms used in this letter are defined as set forth in the Agreement or the Accord (see below).

      This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

      In giving the opinion expressed below, insofar as such opinion relates to other than Federal law or the laws of jurisdiction other than the State of Missouri, we advise that our opinion is with respect to Federal law and the laws of the State of Missouri only and that, to the extent such opinion is derived from laws of other jurisdictions, the statements are based on examinations of relevant authorities and are believed to be correct, but we have obtained no legal opinions as to such matters from attorneys licensed to practice in such other jurisdictions. Accordingly, the law covered by the opinion expressed herein is limited to the Federal law of the United States and the law of the State of Missouri.

      We have relied upon factual representations made by Mid-American in Article IV of the Agreement and we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate to render this opinion. We have been furnished with, and examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of Mid-American, agreements and other instruments, certificates of officers and representatives of Mid-American, certificates of public officials, and other documents, as we have deemed necessary or desirable as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently verified or established, relied upon certificates of officers of Mid-American.

      Based upon and subject to the foregoing and the other qualifications and limitations stated in this letter, we are of the opinion that:

1. The execution, delivery and performance of the Agreement by Mid-American shall not result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any contract, commitment, agreement, indenture, mortgage, pledge agreement, note, bond, license, or other instrument or obligation to which Mid-American is a party or by which Mid-American is bound or the charter or bylaws of Mid-American or other governing instruments of Mid-American;

2. The Agreement has been duly authorized, executed and delivered by Mid-American and is a legal, valid and binding obligation of Mid-American enforceable against Mid-American in accordance with its terms (subject to the applicability of equitable principles or the effect of bankruptcy or creditors’ rights laws on the enforceability of the Agreement);

3. Mid-American is a Missouri corporation validly existing and in good standing under the laws of the State of Missouri;

4. Mid-American has full corporate power and authority to enter into the Agreement and to carry out the transactions contemplated by the Agreement;

5. To our knowledge, there are no civil or criminal actions, suits, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against Mid-American which will constitute a breach of the representations, warranties or covenants under the Agreement or will prevent Mid-American from consummating the transactions contemplated by the Agreement;

6. The authorized and outstanding capital stock of Mid-American is as stated in Section 4.2 of the Agreement;

7. To our knowledge, except as set forth in the Agreement or Mid-American Disclosure Statement, there are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, privileges or other arrangements, preemptive or contractual, calling for or requiring the acquisition of, or the issuance, transfer, sale or other disposition of any shares of the capital stock of Mid-American, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of Mid-American; and

8. The execution, delivery, and performance of the Agreement, and the performance by Mid-American of its obligations thereunder, are not in contravention of any law, ordinance, rule or regulation of Missouri or of the United States, and will not contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, and will not cause the suspension or revocation of any authorization, consent, approval, or license presently in effect, which affects or binds Mid-American or any of its material properties, and will not have a material adverse effect on the validity of the Agreement or on the validity of the consummation of the transactions contemplated by the Agreement or constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of Mid-American.

      This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is rendered pursuant to Section 7.8(3) of the Agreement and, to the extent, if any, that the law of the State of Missouri permits you to rely upon it, it is to be limited in its use to reliance by you in consummating the transactions described herein and no other person or entity may rely or claim reliance upon this opinion.

      This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect any matters or opinions set forth herein.

      The use of the words “to our knowledge” means that during the course of our current and past representation of Mid-American no information has come to the attention of the attorneys of this Firm involved in the transaction described herein that could give any such attorney actual knowledge of the existence of documents or facts in contravention to those upon which this opinion is based. Except as set forth herein, this Firm has not undertaken any investigation to determine the existence of such documents or facts, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise.

Very truly yours,

, ESQ.

EXHIBIT F

LEGAL OPINION LETTER FROM COUNSEL FOR CITIZENS, INC.

                    , 2003

Mid-American Alliance Corporation

1303 SW Mid-American Place
Topeka, Missouri 66604

Re:	Plan and Agreement of Merger among Mid-American Alliance Corporation, Citizens, Inc. and Citizens Acquisition, Inc.

Ladies and Gentlemen:

      We have acted as counsel to Citizens, Inc. (“Citizens”) in connection with the above referenced agreement. This letter is provided to you pursuant to Section 7.9(2) of the Plan and Agreement of Merger, dated as of                     , 2003 (the “Agreement”) among Mid-American Alliance Corporation (“Mid-American”), Citizens and Citizens Acquisition, Inc. Except as otherwise indicated herein, capitalized terms used in this letter are defined as set forth in the Agreement or the Accord (see below).

      This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

      In giving the opinion expressed below, insofar as such opinion relates to other than Federal law or the laws of jurisdiction other than the State of Colorado, we advise that our opinion is with respect to Federal law and the laws of the State of Colorado only and that, to the extent such opinion is derived from laws of other jurisdictions, the statements are based on examinations of relevant authorities and are believed to be correct, but we have obtained no legal opinions as to such matters from attorneys licensed to practice in such other jurisdictions. Accordingly, the law covered by the opinion expressed herein is limited to the Federal law of the United States and the law of the State of Colorado.

      We have relied upon factual representations made by Citizens in Article IV of the Agreement and we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate to render this opinion. We have been furnished with, and examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of Citizens, agreements and other instruments, certificates of officers and representatives of Citizens, certificates of public officials, and other documents, as we have deemed necessary or desirable as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently verified or established, relied upon certificates of officers of Citizens.

      Based upon and subject to the foregoing and the other qualifications and limitations stated in this letter, we are of the opinion that:

1. The execution, delivery and performance of the Agreement by Citizens will not result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under any contract, commitment, agreement, indenture, mortgage, pledge agreement, note, bond, license, or other instrument or obligation to which Citizens is a party or by which Citizens is bound or the charter or bylaws of Citizens or other governing instruments of Citizens;

2. The Agreement has been duly authorized, executed and delivered by Citizens and is a legal, valid and binding obligation of Citizens enforceable against Citizens in accordance with its terms (subject to the applicability of equitable principles or the effect of bankruptcy or creditors’ rights laws on the enforceability of the Agreement);

3. Citizens is a Colorado corporation validly existing and in good standing under the laws of the State of Colorado;

4. Citizens has full corporate power and authority to enter into the Agreement and to carry out the transactions contemplated by the Agreement;

5. To our knowledge, there are no civil or criminal actions, suits, arbitrations, administrative or other proceedings or governmental investigations pending or threatened against Citizens which will constitute a breach of the representations, warranties or covenants under the Agreement or will prevent Citizens from consummating the transactions contemplated by the Agreement;

6. The authorized and outstanding capital stock of Citizens is as stated in Section 3.2 of the Agreement;

7. To our knowledge, except as set forth in the Agreement or Citizens’ Disclosure Statement, there are no outstanding subscriptions, options, warrants, rights, convertible securities, calls, commitments, privileges or other arrangements, preemptive or contractual, calling for or requiring the acquisition of, or the issuance, transfer, sale or other disposition of any shares of the capital stock of Citizens, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of Citizens; and

8. The execution, delivery, and performance of the Agreement, and the performance by Citizens of its obligations thereunder, are not in contravention of any law, ordinance, rule or regulation of Colorado or of the United States, and will not contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, and will not cause the suspension or revocation of any authorization, consent, approval, or license presently in effect, which affects or binds Citizens or any of its subsidiaries or any of their material properties, and will not have a material adverse effect on the validity of the Agreement or on the validity of the consummation of the transactions contemplated by the Agreement or constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of Citizens.

      This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This opinion is rendered pursuant to Section 7.9(2) of the Agreement and, to the extent, if any, that the law of the State of Colorado permits you to rely upon it, it is to be limited in its use to reliance by you in consummating the transactions described herein and no other person or entity may rely or claim reliance upon this opinion.

      This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect any matters or opinions set forth herein.

      The use of the words “to our knowledge” means that during the course of our current and past representation of Citizens and our past representation of Citizens no information has come to the attention of the attorneys involved in the transaction described herein that could give any such attorney actual knowledge of the existence of the documents or facts so qualified. Except as set forth herein, this Firm has not undertaken any investigation to determine the existence of such documents or facts, and no inference as to our knowledge thereof shall be drawn from the fact of our representation of any party or otherwise.

Very truly yours,

JONES & KELLER, P.C.

EXHIBIT G

TAX OPINION LETTER FROM COUNSEL FOR CITIZENS, INC.

                    , 2003

Re:	Plan and Agreement of Merger among Mid-American Alliance Corporation, Citizens, Inc. and Citizens Acquisition, Inc.

Ladies and Gentlemen:

      Our opinion as expressed below is based upon the following documents (“Documents”): (1) the information contained in the proxy statement-prospectus dated                    , 2003 (the “Proxy Statement”) as filed with the Securities and Exchange Commission; (2) the Plan and Agreement of Merger (the “Plan”) dated                    , 2003, among Mid-American Alliance Corporation (“Mid-American”), Citizens, Inc. (“Citizens”) and Citizens Acquisition, Inc. (“Acquisition”), together with the Exhibits thereto; and (3) officers’ certificates provided by the officers of Citizens and Mid-American. Our opinion as expressed below is also based upon the Internal Revenue Code of 1986, as amended (“IRC”), the regulations promulgated thereunder and the current administrative positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, and existing judicial decisions, all of which are subject to change or modification by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions.

      This letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

      “Merger” refers to the transaction set forth in the Plan. Capitalized terms herein have the same meaning as in the Plan.

      The consequences described herein are not applicable to nonresident aliens, to foreign corporations, to debtors under the jurisdiction of a court in a case under Title 11 of the United States Code or in a receivership, foreclosure or similar proceeding, to shareholders that are real estate investment trusts, to shareholders that are regulated investment companies, to shareholders that are tax exempt persons, to shareholders that are persons that hold their Mid-American Common Stock as part of a position in a “straddle” or as part of a “hedging” or other integrated transaction, to shareholders that are investment companies within the meaning of IRC Section 351(e), to shareholders who are dealers in securities, to shareholders who do not hold their common stock as capital assets, to shareholders who are financial institutions or to shareholders who acquired or will acquire their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

      The principal reasons for the Merger can be summarized as follows:

(1) to become part of a combined entity with greater financial strength and an enhanced competitive position as compared to the separate entities;

(2) to achieve improved capitalization and economies of scale; and

(3) to provide greater liquidity to Mid-American shareholders.

      This letter is conditioned on the accuracy of the factual information, assumptions and representations contained in the Proxy Statement and provided by Citizens and Mid-American, including the principal reasons for the Merger expressed above and the following:

(1) that Citizens and Mid-American, in arriving at the method used to determine the number of shares of Citizens Class A Voting Common Stock to be received by each Mid-American shareholder, attempted in good faith to value the Mid-American Common Stock to be transferred and to value the Citizens Class A Voting Common Stock to be exchanged for such Mid-American Common Stock in an effort to ensure that each shareholder receiving Citizens Class A Voting Common Stock pursuant to the Merger receive a number of shares of such stock approximately equal in value to the Mid-American Common Stock exchanged therefor;

(2) that prior to the Merger, Citizens will be in control of Acquisition within the meaning of IRC Section 368(c);

(3) that following the Merger, Mid-American will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Acquisition’s net assets and at least 70 percent of the fair market value of Acquisition’s gross assets held immediately prior to the Merger. For purposes of this representation, amounts paid by Mid-American to dissenters, amounts paid by Mid-American to shareholders who receive cash or other property, amounts used by Mid-American to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Mid-American will be included as assets of Mid-American immediately prior to the Merger, which it does not hold after the Merger;

(4) that Mid-American has no plan or intention to issue additional shares of its stock that would result in Citizens losing control of Mid-American within the meaning of IRC Section 368(c);

(5) that none of Citizens, Mid-American, any entity related thereto as described in Treasury Regulation Section 1.368-1(e) or shareholder thereof, have any plan or intention to redeem or otherwise reacquire any Citizens Class A Voting Common Stock to be issued to Mid-American shareholders in the Merger, and will not so redeem or otherwise reacquire such stock;

(6) that Citizens has no plan or intention to liquidate Mid-American; to merge Mid-American with or into another corporation; to sell or otherwise dispose of the stock of Mid-American except for transfers of stock to corporations controlled by Citizens, as defined in IRC Section 368(c); or to cause Mid-American to sell or otherwise dispose of any of its assets or of any of the assets acquired from Acquisition, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Mid-American, as defined in IRC Section 368(c);

(7) that following the Merger, Citizens will continue the historic business of Mid-American or use a significant portion of its historic business assets in a business;

(8) that Citizens, Acquisition, Mid-American and Mid-American shareholders will assume and pay their respective reorganization expenses, if any, incurred in connection with the Merger;

(9) that there is no corporate indebtedness between Citizens and Mid-American or between Acquisition and Mid-American that was issued, acquired or will be settled at a discount;

(10) that Acquisition will have no liabilities assumed by Mid-American, and will not transfer to Mid-American any assets subject to liabilities, in the Merger;

(11) that in the Merger, shares of Mid-American Common Stock representing control of Mid-American, as defined in IRC Section 368(c), will be exchanged solely for voting Common Stock of Citizens. For purposes of this representation, shares of Mid-American Common Stock exchanged for cash or other property originating with Citizens will be treated as outstanding Mid-American Common Stock on the date of the Merger;

(12) that on the Effective Date of the Merger, Mid-American will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Mid-American that, if exercised or converted, would affect Citizens’ acquisition or retention of control of Mid-American, as defined in IRC Section 368(c);

(13) that Citizens does not own, nor has it owned during the past five (5) years, directly or indirectly, any shares of Mid-American Common Stock;

(14) that neither Citizens nor Mid-American are investment companies as defined in IRC Section 368(a)(2)(F)(iii) and (iv);

(15) that neither Citizens nor Mid-American are under the jurisdiction of a court in a Title 11 or similar case within the meaning of IRC Section 368(a)(3) (A);

(16) that the Merger will be consummated and qualify as a statutory merger in full compliance with Missouri law, subject to the perfection of dissenters’ rights, if any, and will be consummated in accordance with the terms of the Plan;

(17) that in the event more than 2.5 percent of the shareholders of Mid-American dissent to the Merger, Citizens would exercise its option not to proceed with the Merger (as permitted under the Plan) and the Merger consequently would not be consummated;

(18) that no Mid-American Common Stock will be acquired for consideration other than solely Citizens Class A Voting Common Stock. For purposes of this representation, Mid-American Common Stock redeemed for cash or other property furnished by Citizens will be considered as acquired by Citizens. Further, no liabilities of Mid-American or of the Mid-American shareholders will be assumed by Citizens, nor will any of the Mid-American Common Stock be subject to any liabilities;

(19) that Citizens will not assume or repay any Mid-American debt guaranteed by Mid-American shareholders nor will Citizens assume or repay any outstanding loans between Mid-American and its shareholders;

(20) that no compensation or agreement for services received by any shareholder of Mid-American, or any entity related to a Mid-American shareholder, will be separate consideration for, or allocable to, any of their shares of Mid-American Common Stock; no shares of Citizens Class A Voting Common Stock received by any Mid-American shareholder, or any entity related to any Mid-American shareholder, will be separate consideration for, or allocable to, any employment agreement or compensation agreement; and the compensation paid to any Mid-American shareholder, or any entity related to a Mid-American shareholder, will be for services actually performed, will be reasonable in light of the services to be performed and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

(21) that Mid-American will pay its dissenting shareholders the value of their Mid-American Common Stock out of its own funds. No funds will be supplied or are required to be supplied (by law or otherwise) for that purpose, directly or indirectly, by Citizens, nor will Citizens, directly or indirectly, reimburse Mid-American for any payments to dissenters; and

(22) that on the Effective Date of the Merger, the fair market value of the assets of Mid-American will exceed the sum of its liabilities plus the liabilities, if any, to which its assets are subject;

      For purposes of rendering this opinion, we have assumed that the Documents provide a true, complete and accurate description of all relevant facts and circumstances surrounding the Merger and all such facts will be true, complete and accurate at all relevant times. In rendering this opinion, we are relying on, and the opinion is expressly conditioned on, the Merger being carried out in all material respects, and in the same form, as described in the Documents. This opinion will be signed on the Effective Time of the Merger.

      Jones & Keller has made no independent verification of any of the facts and representations set forth in the Documents, and therefore, has relied upon the completeness, correctness and accuracy of the Documents for purposes of rendering this opinion. While Jones & Keller may have had discussions with management personnel of Citizens and Mid-American in connection with rendering this opinion, (i) the substance of those discussions is in all material respects is reflected in the Citizens Officer’s Certificate and the Mid-American Officer’s Certificate, (ii) the management personnel of Citizens and Mid-American have imparted no information materially additional to, or inconsistent with, that contained in the Citizens Officer’s Certificate and the Mid-American Officer’s Certificate, (iii) Jones & Keller has assumed that any information imparted in such discussions with management personnel is true, and has not made (and has at no time had any means of making) any independent verification of any information imparted in such discussions, and (iv) the issuance of this opinion shall not imply anything to the contrary of (i)-(iii) preceding. For purposes of rendering this opinion, Jones & Keller has assumed that all representations or warranties (including representations as to future conduct, e.g. that no inconsistent filing or return position will be taken) qualified by “to the knowledge of,” “belief” or “expect” or similar qualifications are true without any such qualification, and that future conduct will occur consistently with such knowledge, belief, expectation or similar qualification.

      The opinion expressed below is rendered only with respect to the specific matters described herein, and we express no opinion, and no opinion should be implied or inferred, with respect to any other federal income tax aspects of the Merger beyond the matters expressly stated. Shareholders residing or conducting business in foreign countries, states or municipalities having tax laws could be required to pay tax with respect to the Merger in those countries, states or municipalities. We do not express any opinion as to foreign, state or local tax consequences of the Merger. We do not opine as to the taxable or nontaxable status of any previous transactions not part of the Merger. We do not express any opinion regarding alternative minimum tax issues, employee benefit issues, consolidated return issues or IRC Section 306 or 382 consequences of the Merger, nor do we express an opinion on the valuations of Mid-American or Citizens assets or common stock or the ratio of exchange of Mid-American Common Stock for Citizens Class A Voting Common Stock. Should any of the facts, circumstances or assumptions specified herein be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material.

      Accordingly, in our opinion:

(1) The Merger will constitute a reorganization within the meaning of IRC Section 368(a) and Citizens, Acquisition and Mid-American will each be a “party to a reorganization” within the meaning of IRC Section 368(b). No gain or loss will be recognized by the shareholders of Mid-American solely upon the exchange of their shares of Mid-American Common Stock for shares of Citizens Class A Voting Common Stock. IRC Section 354(a).

(2) The tax basis of the shares of Citizens Class A Voting Common Stock received by a shareholder of Mid-American will be the same as the basis of the Mid-American Common Stock surrendered in exchange therefor by that shareholder in the Merger. IRC Section 358(a); Treasury Regulation Section 1.358-1(a).

(3) The holding period of the shares of Citizens Class A Voting Common Stock received by a shareholder of Mid-American will include the period during which such shareholder held the Mid-American Common Stock exchanged therefor, to the extent that such stock was held by the shareholder as a capital asset on the date of the consummation of the Merger. IRC Section 1223(1).

(4) Cash received by Mid-American shareholders who properly exercise their dissenters’ rights will be treated as having been received in redemption of the shares so cashed out, and may result in taxable gain or loss, measured by the difference (if any) between the amount of cash received and such shareholder’s basis in the Mid-American Common Stock. Provided the shares were held as capital assets at the time of the redemption, such gain or loss will constitute capital gain or loss, and such gain or loss will be long term capital gain or loss if the holding period for such shares was greater than one year. It is possible, that for some Mid-American shareholders, the distribution of cash may be treated as a dividend taxable as ordinary income. IRC Sections 302, 301.

      Each shareholder of Mid-American must file pursuant to Treasury Regulation Section 1.368-3(b), with his or her income tax return for the year in which the Merger is consummated, a statement which provides details relating to the property transferred and securities received in the Merger.

      The preceding discussion and opinions are based on our interpretations of the facts and assumptions, based on the IRC, the regulations thereunder and judicial and administrative interpretations thereof, all of which are subject to change by subsequent regulatory, administrative, legislative or judicial actions which could have an adverse effect on the validity of our opinion. In addition, our opinion is based on the information contained in the Documents and assumes that the facts, assumptions and representations contained therein could, in fact, be established in a court of law in accordance with the appropriate governing laws and burdens of proof.

      This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect any matters or opinion set forth herein. The opinion merely represents our interpretation of existing federal income tax law, and is not binding on the IRS or any court of law. No ruling has been, or will be, sought from the Internal Revenue Service as to the Federal tax consequences of the Merger. No assurance can be given that the IRS would not adopt a position contrary to our opinion and prevail in a court of law.

      If the Merger is transacted as outlined in the facts given, the material tax issues addressed singularly and in the aggregate will more likely than not be upheld under challenge by the IRS.

      Each Mid-American shareholder should consult his own qualified tax advisor to evaluate the tax effects of the Merger based on his personal facts and circumstances.

Very truly yours,

JONES & KELLER, P.C.

APPENDIX B

SECTIONS 870 THROUGH 930 OF THE MISSOURI GENERAL AND BUSINESS

CORPORATION LAW REGARDING DISSENTERS’ RIGHTS

Chapter 1 Missouri Revised Statutes

Chapter 351
General and Business Corporations

August 28, 2002

Definitions.

      351.870. In sections 351.870 to 351.930:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder;

(2) “Corporation” means a statutory close corporation at the time the corporate action is taken and which is the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or consolidation of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 351.875 and who exercises that right when and in the manner required by sections 351.885 to 351.925;

(4) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

(6) “Shareholder” means the record shareholder or the beneficial shareholder.

Grounds for shareholder dissent.

      351.875. 1. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by law or the articles of incorporation and the shareholder is entitled to vote on the merger; or if the corporation is a subsidiary that is merged with its parent under the provisions of section 351.447;

(2) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(3) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s share because it:

(a) Alters or abolishes a preferential right of the shares;

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(c) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; or

(d) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(4) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      2. A shareholder entitled to dissent and obtain payment for his shares under sections 351.870 to 351.930 may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Rights of partial dissenter.

      351.880. 1. A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

      2. A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1) He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Meeting notice to state shareholder may be entitled to assert dissenters’ rights.

      351.885. 1. If proposed corporate action creating dissenters’ rights under section 351.875 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under sections 351.870 to 351.930 and be accompanied by a copy of sections 351.870 to 351.930.

      2. If corporate action creating dissenters’ rights under section 351.875 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 351.895.

Written notice of intent to demand payment for shares.

      351.890. 1. If proposed corporate action creating dissenters’ rights under section 351.875 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and shall not vote his shares in favor of the proposed action.

      2. A shareholder who does not satisfy the requirements of subsection 1 of this section is not entitled to payment for his shares under sections 351.870 to 351.930.

Written dissenters’ notice — contents.

      351.895. 1. If proposed corporation* action creating dissenters’ rights under section 351.875 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 351.890.

      2. The dissenters’ notice shall be sent no later than ten days after approval by the shareholders, or if the corporate action was taken without approval of the shareholders, then ten days after the corporate action was taken. The dissenters’ notice shall:

(1) State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares shall be restricted after the payment demand is received;

(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(4) Set a date by which the corporation shall receive the payment demand and when certificates for uncertificated shares shall be deposited, neither of which dates may be fewer than thirty nor more than sixty days after the date the notice provided for in subsection 1 of this section is delivered; and

(5) Be accompanied by a copy of sections 351.870 to 351.930.

* Word “corporation” appears in original rolls.

Shareholder to demand payment and deposit certificates.

      351.900. 1. A shareholder sent a dissenters’ notice described in section 351.895 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 351.895, and deposit his certificates in accordance with the terms of the notice.

      2. The shareholder who demands payment and deposits his share certificates under this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

      3. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under sections 351.870 to 351.930.

Restricted transfer of uncertificated shares.

      351.905. 1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 351.915.

      2. The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

Payment for fair value of shares.

      351.910. 1. Except as provided in section 351.920, immediately following the later of the effective date of the corporate action creating the dissenters’ rights, or receipt of a payment demand, the corporation shall pay each dissenter who complied with section 351.900 the amount the corporation estimates to be the fair value of his shares.

      2. The payment shall be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating the dissenters’ rights, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporations’ estimate of the fair value of the shares;

(3) A statement of the dissenters’ right to demand payment under section 351.925; and

(4) A copy of sections 351.870 to 351.930.

Time period — release of transfer restrictions.

      351.915. 1. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

      2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under section 351.895 and repeat the payment demand procedure.

Withholding of payment from dissenter — grounds.

      351.920. 1. A corporation may elect to withhold payment required by section 351.910 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to the shareholders of the terms of the proposed corporate action.

      2. To the extent the corporation elects to withhold payment under subsection 1 of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenters’ right to demand payment under section 351.925.

Right to demand payment — notification of fair value.

      351.925. 1. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and demand payment of his estimate, less any payment under section 351.910, or reject the corporation’s offer under section 351.920 and demand payment of the fair value of his shares due, if:

(1) The dissenter believes that the amount paid under section 351.910 or offered under section 351.920 is less than the fair value of his shares;

(2) The corporation fails to make payment under section 351.910 within sixty days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

      2. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection 1 of this section within thirty days after the corporation made or offered payment for his shares.

Proceeding to determine fair value of shares.

      351.930. 1. If a demand for payment under section 351.925 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

      2. The corporation shall commence the proceeding in a court of competent jurisdiction located in the county where the corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in the state where the registered office of the domestic corporation merged with, or whose shares were acquired by the foreign corporation, was located.

      3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

      5. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares exceeds the amount paid by the corporation, or for the fair value of his after-acquired shares for which the corporation elected to withhold payment under section 351.920.

Participation in administrative proceedings.

      351.935. 1. A corporation is hereby empowered to participate in an administrative proceeding through an employee designated by the corporation to act on behalf of the corporation, whether or not such employee is an attorney, provided such action is authorized by rules or regulations of the administrative agency. Unless an attorney licensed in this state, such an employee may not file a brief, make other legal argument, offer legal advice, or cross-examine witnesses at the hearing.

      2. The provisions of this act* shall be severable pursuant to section 1.140, RSMo.

      Effective 7-13-90

*	“This act” (H.B. 1432, 1990) contains numerous sections. Consult Disposition of Sections table for definitive listing.

© Copyright

Missouri General Assembly

APPENDIX C

Index to consolidated financial statements for the three months ended March 31, 2003 and 2002 begins on page C-23.

INDEPENDENT AUDITORS’ REPORT

Board of Directors

Mid-American Alliance Corporation
  and subsidiaries

      We have audited the accompanying consolidated balance sheets of Mid-American Alliance Corporation (a Missouri corporation) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the three years ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid-American Alliance Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the three years ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred net losses of $264,277, $717,387 and $524,471 for the years ended December 31, 2002, 2001 and 2000, respectively, and has limited working capital to meet current demands. As described more fully in Notes 19 and 23 to the financial statements, the Company’s pending litigation and limited working capital raise substantial doubt about its ability to continue as a going concern. The Company is not aware of any alternate sources of capital to meet future capital demands. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KERBER, ECK & BRAECKEL LLP

Springfield, Illinois

April 3, 2003

MID-AMERICAN ALLIANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

ASSETS
Investments:
Available-for-sale fixed maturities, at fair value (amortized cost, $6,256,512 and $5,325,584 in 2002 and 2001, respectively)	$6,649,460	$5,419,879
Policy loans	38,129	3,153
Notes receivable	6,425	10,531
Short-term investments	—	432,451

Total investments	6,694,014	5,866,014
Cash and cash equivalents	1,092,967	653,890
Investments in related parties	60,000	60,000
Accrued investment income	100,386	103,774
Premiums, commissions and other receivable	62,788	29,931
Advances to agents (net of valuation allowance of $100,237 in 2002 and 2001)	40,928	41,671
Deferred policy acquisition costs (net of accumulated amortization of $806,433 and $431,743 in 2002 and 2001, respectively)	1,107,254	457,080
Goodwill (net of accumulated amortization of $122,460 in 2002 and 2001)	510,804	510,804
Property and equipment (net of accumulated depreciation of $98,222 and $84,713 in 2002 and 2001, respectively)	70,884	84,923
Federal income tax recoverable	15,272	15,272
Other assets	24,824	38,324
Discontinued operations	—	2,287,243

Total assets	$9,780,121	$10,148,926

LIABILITIES AND SHAREHOLDERS’ EQUITY

Policy and contract liabilities:
Annuity contract liabilities	$694,422	$196,767
Life policy reserves (net of reinsurance ceded reserves of $76,711 and $52,433 in 2002 and 2001, respectively)	925,050	633,561
Liability for policy claims	5,000	5,000
Policyholder premium deposits	151,809	122,564
Deposits on pending policy applications	101,095	82,144
Unearned revenue	71	88
Reinsurance premiums payable	39,731	29,853

Total policy and contract liabilities	1,917,178	1,069,977
Commissions, salaries, wages and benefits payable	31,816	10,303
Premiums due insurance company	—	3,880
Note payable to affiliate	75,000	—
Accounts payable to affiliate	18,057	16,989
Accrued expenses and other liabilities	190,951	78,340
Federal income taxes payable:
Deferred	415,174	102,279
Notes payable	134,632	1,935,995

Discontinued operations	—	524,502
Total liabilities	2,782,808	3,742,265
Minority interest:	664,008	—
Shareholders’ equity:
Common stock, $.10 par value, 7,600,000 shares authorized; 6,410,700 shares issued and 5,999,100 shares outstanding in 2002 and 6,409,200 shares issued and 5,997,600 shares outstanding in 2001	641,070	640,920
Additional paid in capital	9,293,399	9,293,549
Accumulated other comprehensive income	252,213	61,292
Accumulated deficit	(3,776,817)	(3,512,540)
Less: treasury shares held at cost (411,600 shares in 2002 and 2001)	(76,560)	(76,560)

Total shareholders’ equity	6,333,305	6,406,661

Total liabilities, minority interest and shareholders’ equity	$9,780,121	$10,148,926

See notes to consolidated financial statements

MID-AMERICAN ALLIANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2002	2001	2000

Revenues
Gross premium income	$1,508,915	$1,121,040	$454,081
Reinsurance premiums ceded	(73,255)	(55,159)	(18)

Net premiums earned	1,435,660	1,065,881	454,063
Net investment income	338,372	356,026	428,929
Net realized gains and losses	(124,360)	6,312	2,706
Commission income	312,880	138,954	172,663
Other income	5,215	6,415	10,502

Total revenue	1,967,767	1,573,588	1,068,863
Benefits and expenses
Death claims	250	10,500	—
Increase in policy reserves	319,264	304,369	156,931
Policyholder surrender values	30,207	6,222	1,306
Interest credited on annuities and premium deposits	34,803	10,521	262
Commissions	698,433	551,582	261,948
Policy acquisition costs deferred	(1,024,864)	(594,018)	(294,805)
Amortization of deferred policy acquisition costs	374,690	231,268	200,475
Amortization of goodwill	—	52,896	37,530
Selling, administrative and general insurance expenses	82,487	159,462	236,856
Salaries, wages and employee benefits	525,568	641,273	463,148
Professional fees	304,213	105,053	109,440
Miscellaneous taxes	40,984	65,978	22,632
Depreciation expense	14,133	13,812	10,513
Administrative fees — related party	94,129	81,971	56,579
Franchise fees	24,162	6,035	—
Interest expense	143,833	150,827	—
Other expenses	320,506	380,831	318,972

Total benefits and expenses	1,982,798	2,178,582	1,581,787

Loss from continuing operations before income tax expense	(15,031)	(604,994)	(512,924)
Income tax expense	208,166	66,310	11,547

Net loss before minority interest and discontinued operations	(223,197)	(671,304)	(524,471)
Minority interest	(6,771)	—	—
Loss from discontinued operations, including $122,248 loss in 2002 on the disposal of subsidiaries	(34,309)	(46,083)	—

Net loss	$(264,277)	$(717,387)	$(524,471)

Net loss per common share — basic and diluted	$(0.04)	$(0.12)	$(0.11)

See notes to consolidated financial statements

MID-AMERICAN ALLIANCE CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Years Ended December 31,

	2002	2001	2000

Preferred stock
Balance, beginning of year	$—	$—	$1,407,335
Sale of shares in private placement (37,173 in 2000)	—	—	185,865
Conversion of preferred to common shares (318,640 preferred shares to 1,274,560 common shares)	—	—	(1,593,200)

Balance, end of year	—	—	—
Common stock:
Balance, beginning of year	640,920	640,720	505,547
Sale of shares in private placement (37,173 in 2000)	—	—	3,717
Transfer from additional paid-in capital	150
Exercise of stock options (2000 and 10,000 shares in 2001 and 2000, respectively)	—	200	1,000
Shares issued for real estate (30,000)	—	—	3,000
Conversion of preferred to common shares (318,640 preferred shares to 1,274,560 common shares)	—	—	127,456

Balance, end of year	641,070	640,920	640,720
Additional paid-in capital:
Balance, beginning of year	9,293,549	9,291,421	7,144,551
Sale of shares in private placement 37,173 in 2000	—	—	739,743
Transfer to common stock	(150)
Exercise of stock options (2,000 and 10,000 shares in 2001 and 2000, respectively)	—	2,128	10,638
Shares issued for real estate (30,000)	—	—	48,000
Cost of public offering	—	—	(117,255)
Conversion of preferred to common shares (318,640 preferred shares to 1,274,560 common shares)	—	—	1,465,744

Balance, end of year	9,293,399	9,293,549	9,291,421
Accumulated other comprehensive income:
Balance, beginning of year	61,292	7,723	(13,217)
Net unrealized gain (loss) on available-for-sale securities net of reclassification adjustment (see below)	190,921	53,569	20,940

Balance, end of year	252,213	61,292	7,723
Accumulated deficit:
Balance, beginning of year	(3,512,540)	(2,795,153)	(2,270,682)
Net loss	(264,277)	(717,387)	(524,471)

Balance, end of year	$(3,776,817)	$(3,512,540)	$(2,795,153)
Treasury stock:
Balance, beginning of year	$(76,560)	$(76,560)	$(74,060)
Purchase of common shares at cost (25,000 shares)	—	—	(2,500)

Balance, end of year	(76,560)	(76,560)	(76,560)

Total shareholders’ equity	$6,333,305	$6,406,661	$7,068,151

Disclosure of reclassification amount:
Unrealized holding gains arising during period	$194,607	$59,878	$22,860
Less: reclassification adjustment for gains included in net income	(3,686)	(6,309)	(1,920)

Net unrealized gains on securities	$190,921	$53,569	$20,940

See notes to consolidated financial statements

MID-AMERICAN ALLIANCE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,

	2002	2001		2000

Operating activities:
Net loss	$(264,277)	$(717,387)		$(524,471)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest credited on annuities and premium deposits	34,803	4,719		—
Provision for depreciation and amortization	14,133	23,260		10,513
Amortization of goodwill and other intangible assets	—	116,841		37,530
Amortization of premium and accretion of discount on fixed maturity and short-term investments	35,732	24,269		(16,390)
Non cash compensation expense	—	—		9,138
Realized net gain (loss) on disposal of assets	124,360	(6,313)		(2,706)
Provision for deferred federal income taxes	211,279	64,954		1,410
(Increase) decrease in accrued investment income	3,388	(61,229)		(26,002)
(Increase) decrease in accounts receivable	(9,289)	21,429		(21,550)
Increase in federal income taxes recoverable	—	(272)		(14,541)
Increase in deferred policy acquisition costs, net	(650,174)	(362,750)		(94,330)
Increase (decrease) in unearned revenue	(17)	53,891		50
Increase in policy loans	(34,976)	(492)		(2,661)
Increase in premiums receivable	(8,642)	(24,163)		(477)
(Increase) decrease in other assets	11,330	(17,612)		(36,585)
Increase in policy reserves	291,489	304,369		315,883
Increase in miscellaneous receivable	(14,926)	(372,171)		—
Decrease in premium due insurance companies	(3,880)	(186,340)		—
Increase (decrease) in deposits on pending policy applications	18,951	(6,632)		88,776
Increase (decrease) in reinsurance premiums payable	9,878	29,853		(378)
Increase (decrease) in federal income tax payable	—	(5,562)		5,562
Increase (decrease) in commissions, salaries, wages and benefits payable	21,513	(9,583)		(21,053)
Increase (decrease) in accounts payable to affiliate	1,068	(20,784)		32,730
Increase in accrued interest payable	1,101	20,505		—
Increase in other liabilities	111,510	32,210		21,136
Increase in minority interest	6,771	—		—

Net cash used in operating activities	$(88,875)	$(1,094,990)		$(238,416)
Investing activities:
Purchase of available-for-sale fixed maturities	$(1,943,149)	$(5,221,159)		$(4,605,603)
Sale of available-for-sale fixed maturities	983,299	4,342,282		1,000,000
Purchase of property and equipment, net	(94)	(44,680)		(4,191)
Changes in notes receivable, net	4,106	(5,301)		—
Sale of minority interest in subsidiary	524,000	(1,094,059)		(553,178)
Purchase of equity investments in related parties	—	(24,500)		(35,500)
Short-term investments (acquired) disposed, net	431,315	(231,146)		5,080,903
Discontinued operations	1,762,741	(52,787)		—

Net cash provided by (used in) investing activities	1,762,218	(2,331,350	) —	882,431
Financing activities:
Deposits on annuity contracts, net	470,385	192,048		—
Change in notes payable, net	(1,726,363)	1,763,804		—
Sale of common stock	—	—		745,960
Sale of preferred stock	—	—		185,865
Exercise of stock options	—	2,328		—
Policyholder premium deposits, net	21,712	104,036		18,528
Purchase of treasury stock	—	—		(2,500)
Cost of stock offering	—	—		(117,255)

Net cash provided by financing activities	(1,234,266)	2,062,216		830,598

Increase (decrease) in cash and cash equivalents	439,077	(1,364,124)		1,474,613
Cash and cash equivalents, beginning of year	653,890	2,018,014		543,401

Cash and cash equivalents, end of year	$1,092,967	$653,890		$2,018,014

Noncash investing and financing activities
Exchange 30,000 shares of common stock for property	—	$—		51,000

See notes to consolidated financial statements

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Operations

      Mid-American Alliance Corporation (the “Company”) was incorporated on May 1, 1996 to purchase and manage insurance related subsidiaries. The Company raised total capital of $9,853,175 through private placement stock offerings and an intrastate Missouri public stock offering. This capital was used to purchase and capitalize Mid American Century Life Insurance Company of Missouri (“MAC-Mo”) at $6,000,000 with the remainder being used as working capital for the Company.

      The Company’s wholly owned insurance subsidiary MAC-Mo, purchased Mid American Century Life Insurance Company of Arkansas, an Arkansas domiciled insurance company. The name was subsequently changed to Security Alliance Insurance Company (“SAIC”). The Company, along with MAC-Mo purchased the Ken Johnson Agency (“KJA”) located in Princeton, Missouri. The Company purchased Association Coverage Agency, Inc. (subsequently renamed Mid-American Alliance Agency, Inc (“MAAAI”) located in Jefferson City, Missouri. MAAAI purchased and subsequently sold Southwest Agency (“SWA”) located in Carthage, Missouri and the Wilson-Turner-Gavin Agency (“WTG”) located in Joplin, Missouri (see Notes 3 and 4).

      MAC-Mo began offering life insurance and annuity products in April of 2000 after the completion of the Company’s public stock offering. One primary product is being offered at this time. This product is a modified payment whole life insurance policy with a flexible premium deferred annuity rider. The modified payment period is based on the insured’s age and can be either ten or twenty years. The premium is based on units and death benefits vary by age. The insured has the option of purchasing multiple or fractional units. In the first year, the entire premium is for life insurance benefits. In the remaining policy years, the premium is split equally between the life insurance and the annuity rider. Another product in MAC-Mo’s portfolio is a ten-year term policy used to meet niche market needs.

      SAIC is currently not marketing life insurance products. There was less than eighty policies in-force for SAIC at the time of acquisition. Currently, there are no plans to market products in Arkansas until an additional capital infusion is made to SAIC.

      KJA markets life and property and casualty insurance products and has a client base of approximately 2,000 individuals. SWA and WTG marketed life and property and casualty insurance products.

2.	Significant Accounting Policies

Basis of Presentation

      The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), which differ from statutory accounting practices prescribed or permitted by the Missouri Department of Insurance (“MDI”) and the Arkansas Department of Insurance (“ADI”).

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts and operations of the Company, MAC-Mo, SAIC, KJA, MAAAI, SWA and WTG. Acquired subsidiaries are included from their date of acquisition. Disposed subsidiaries are included until their date of disposition. All inter-company accounts and transactions are eliminated in consolidation.

Reclassifications

      Certain amounts from prior years have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Management’s Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investments

      The Company classifies all of its fixed maturity securities as available-for-sale. Available-for-sale securities are carried at fair value with unrealized gains and losses, net of applicable deferred taxes, reported in other comprehensive income. Policy loans are carried at unpaid balances. Notes receivable are carried at unpaid principal balance, net of allowance for uncollectible accounts. Cash equivalents consist of highly liquid investments with maturities of three months or less at the date of purchase and are carried at cost, which approximates fair value. Short-term investments are carried at cost which approximates fair value. Realized gains and losses on sales of investments are recognized in operations on the specific identification basis. Declines in the fair value of individual, fixed maturity available-for-sale securities below the amortized cost basis deemed to be other than temporary are written down to fair value as the new cost basis and the amount of the writedown is accounted for as a realized loss with the new cost basis not being changed for subsequent recoveries in fair value. No such loss was recorded in 2002, 2001 or 2000. Interest and dividends earned on investments are included in net investment income.

      Investments in related parties are carried at cost as these shares represent organizer shares purchased in the initial private placements and are restricted from sale or transfer under Rule 144 of the Act (see Note 7).

Property and Equipment

      Property and equipment are carried at cost less accumulated depreciation, using principally the 200% declining balance method of depreciation. The Company owns a 5,000 square foot building located in Princeton, Missouri that is occupied by KJA and cost $51,000. Office furniture and equipment is recorded at cost less accumulated depreciation. Accumulated depreciation was $98,222 and $84,713 at December 31, 2002 and 2001, respectively.

Deferred Policy Acquisition Costs

      Commissions and other costs of acquiring life insurance, which vary with, and are primarily related to, the production of new insurance contracts have been deferred to the extent recoverable from future policy revenues and gross profits. The acquisition costs are amortized over the life of the related policies using assumptions consistent with those used in computing policy reserves.

Goodwill

      Goodwill represents the excess of the purchase price of purchased subsidiaries, over amounts assigned (based on estimated fair values at the date of acquisition) to the identifiable net assets acquired. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets.” Under the guidelines of SFAS No. 142, goodwill, amounting to $510,804 at December 31, 2001 and 2002 and other intangible assets determined to have an indefinite useful life will no longer be amortized. Instead goodwill and other intangible assets will be subjected to annual impairment analyses under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Prior to January 1, 2002, goodwill was amortized on a straight-line basis ranging from 5 to 20 years. Goodwill amortization expense for 2001 and 2000 was $52,896 and $37,530, respectively. The Company monitors long-lived assets and certain intangible assets, such as goodwill, for impairment. An impairment loss is recorded in the period in which the carrying value of the assets exceeds the fair value of expected future

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

cash flows. Any amounts deemed to be impaired are charged, in the period in which such impairment was determined, as an expense against earnings. No loss was recorded in 2002, 2001 or 2000.

Life Policy Reserves

      The liabilities for future policy benefits on life insurance products are computed using the net level premium method and assumptions as to investment yields, mortality, withdrawals and other assumptions, modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. The assumptions utilized were 7.25% for investment yields, 1975-1980 select and ultimate tables for mortality, and Linton BA tables for withdrawal rates.

Annuity Contract Liabilities

      Annuity contract liabilities are computed using the retrospective deposit method and consist of policy account balances, before deducting surrender charges, which accrue to the benefit of policyholders. Premiums received on annuity contracts are recognized as an increase in a liability rather than premium income. Interest credited on annuity contracts is recognized as an expense.

Liability for Policy Claims

      Policy claim liabilities are based on known liabilities plus estimated future liabilities developed from trends of historical data applied to current exposures.

Policyholder Deposits

      Policyholder deposits consist primarily of premium deposits. Policyholder premium deposits represent premiums received for the payment of future premiums on existing policyholder contracts. Interest is credited on these deposits at the rate of 6%. The premium deposits are recognized as an increase in a liability rather than premium income.

Premiums

      Traditional life insurance products include those contracts with fixed and guaranteed premiums and benefits and consist principally of whole life and term insurance policies and limited payment life insurance policies. Premiums for traditional individual life, policies are reported as earned when due. Any gross premium in excess of net premium is deferred and recognized in income in a constant relationship with insurance in force.

Federal Income Taxes

      The Company uses the liability method of accounting for income taxes. Deferred income taxes are provided for cumulative temporary differences between balances of assets and liabilities determined under generally accepted accounting principles and balances determined for tax reporting purposes.

Reinsurance

      Estimated reinsurance receivables are reported as assets and are recognized in a manner consistent with the liabilities related to the underlying reinsured contracts, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 113, “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts”.

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common and Preferred Stock

      The common stock is fully paid and non-assessable with dividend rights subject to the prior rights of the holders of preferred stock (prior to its conversion to common stock) and has full voting rights. The preferred stock had no voting rights, had a par and liquidation value of $5.00 per share of which dividends, if and when declared, were to be paid at the rate of 8% of the par value, and was convertible into four shares of common stock until October, 2000 (discussed below).

Conversion of Preferred Stock

      Pursuant to the terms of the subscription agreements, a subscriber could elect, at the time of the sale, to convert their shares of preferred stock to shares of common stock upon issuance of stock certificates. The subscriber was allowed to revoke this conversion during a six month period starting on the date the offering was completed. The offering was completed in April of 2000 and conversions were allowed until October of 2000. Each share of preferred stock could be converted into four shares of common stock. All of the preferred shareholders converted their preferred shares to common shares.

Earnings Per Share

      Net loss per common share for basic and diluted earnings per share is based upon the weighted average number of common shares outstanding during the year. The weighted average common shares outstanding was 5,999,100, 5,997,536 and 4,806,005 during 2002, 2001 and 2000, respectively.

3.	Acquisitions

      On May 31, 2000, MAC-Mo purchased all of the outstanding shares of SAIC for $265,830 (including costs related to the acquisition of $15,830) for cash from a trust. The acquisition was accounted for as a purchase. The purchase resulted in goodwill of $58,338 that prior to 2002 was being amortized over a period of fifteen years. The results of operations are included in the consolidated financial statements from the date of acquisition.

      On June 1, 2000, the Company and MAC-Mo purchased the Ken Johnson Agency, a property and casualty insurance agency for $500,000 cash. The Company purchased 40% of the common stock of KJA for $200,000 and MAC-Mo purchased 60% of the common stock for $300,000. The acquisition was accounted for as a purchase. The purchase resulted in goodwill of $494,840 that prior to 2002 was being amortized over a period of fifteen years. The results of operations are included in the consolidated financial statements from the date of acquisition through October 31, 2002, the fiscal year end of KJA. No material transactions have occurred between October 31, 2002 and December 31, 2002. Additionally, the Company exchanged 30,000 shares of common stock for real estate appraised at $51,000.

      On December 31, 2001, the Company acquired all of the common stock of MAAAI (“the MAAAI Acquisition”). The MAAAI Acquisition was accounted for as a purchase. The results of operations are included in the consolidated financial statements from the date of acquisition. The aggregate purchase price for the MAAAI acquisition was $500. The MAAAI acquisition was financed from working capital. On January 24, 2001 the Company granted 15% of the common stock of MAAAI to the president of MAAAI as part of a compensation package.

      On March 19, 2001, the Company’s subsidiary, MAAAI, acquired 100% of the voting stock of SWA, a property and casualty insurance agency, from an unaffiliated third party (“the SWA Acquisition”). The SWA Acquisition was accounted for as a purchase. The results of operations are included in the consolidated financial statements from the date of acquisition. The purchase price, net of adjustments, for the SWA acquisition was $673,558. The purchase resulted in goodwill of $899,405 that prior to 2002 was being

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amortized over a period of twenty years. The SWA acquisition was financed with a loan of $375,000 from an unaffiliated third party and seller financing in the form of a $400,000 non-interest bearing note.

      On May 1, 2001, the Company’s subsidiary, MAAAI, acquired 100% of the voting stock of WTG, a property and casualty insurance agency, from an unaffiliated third party (“the WTG Acquisition”). The WTG Acquisition was accounted for as a purchase. The results of operations are included in the consolidated financial statements from the date of acquisition. The aggregate purchase price for the WTG acquisition was $561,804. The purchase resulted in goodwill of $917,794 that prior to 2002 was being amortized over a period of twenty years. The WTG acquisition was financed with a loan of $561,804 from an unaffiliated third party.

4.	Dispositions

      On September 27, 2002, the Company’s subsidiary, MAAAI, sold 100% of the voting stock of SWA, a property and casualty insurance agency, to an unaffiliated third party (“the SWA Disposition”). The results of operations are included in the consolidated financial statements through the date of disposition as discontinued operations and are included in the agency operations segment information (see note 21). The aggregate sales price of the SWA Disposition was $1,209,153. The SWA Disposition resulted in a loss on sale of $53,741.

      On November 22, 2002, the Company’s subsidiary, MAAAI, sold 100% of the voting stock of WTG, a property and casualty insurance agency, to an unaffiliated third party (“the WTG Disposition”). The results of operations are included in the consolidated financial statements through the date of disposition as discontinued operations and are included in the agency operations segment information (see note 21). The aggregate sales price of the WTG Disposition was $955,526. The WTG Disposition resulted in a loss on sale of $68,507.

5.	Investments

      The amortized cost and fair value of investments in fixed maturities and equity securities at December 31, 2002 and 2001 are listed below:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

December, 31 2002:
Fixed Maturities
U.S. Government bonds	$677,267	$43,219	$—	$720,486
Special Revenue bonds	562,850	42,133	—	604,983
Public Utility bonds	525,387	8,698	—	534,085
Corporate bonds	4,491,008	308,905	10,007	4,789,906

Total	$6,256,512	$402,955	$10,007	$6,649,460

December, 31 2001:
Fixed Maturities
U.S. Government bonds	$665,047	$13,792	$—	$678,839
Special Revenue bonds	295,354	13,443	—	308,797
Public Utility bonds	528,240	2,167	323	530,084
Corporate bonds	3,836,943	79,446	14,230	3,902,159

Total	$5,325,584	$108,848	$14,553	$5,419,879

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The amortized cost and fair value of fixed maturities at December 31, 2002, by contractual maturity are shown below.

	Amortized
	Cost	Fair Value

Due in one year or less	$517,876	$522,050
Due after one year through five years	4,087,220	4,342,221
Due after five years through ten years	1,651,416	1,785,189

	$6,256,512	$6,649,460

      Actual maturities may differ from contractual maturities because certain borrowers may have the right to call or prepay obligations.

      The fair values for investments in fixed maturities are based on quoted market prices.

      Included in investments are securities that have a fair value of $837,407 at December 31, 2002 which are on deposit with the MDI and the ADI.

      The Company limits credit risk by emphasizing investment grade securities and by diversifying its investment portfolio among government, special revenue, public utilities and corporate bonds. As a result, management believes that significant concentrations of credit risk do not exist.

      Gross gains of $8,274, $12,721 and $2,706 were realized on the sale of available-for-sale fixed maturity investments during 2002, 2001 and 2000, respectively, and gross losses of $2,600 and $6,409 were realized on the sale of available-for-sale fixed maturity investments during 2002 and 2001, respectively. There were no realized investment losses during 2000.

      The following are the components of net investment income:

	Year Ended December 31,

	2002	2001	2000

Fixed maturities	$335,339	$314,920	$247,495
Short-term and other investments	13,941	59,735	182,434

Gross investment income	349,280	374,655	429,929
Investment expenses	(10,908)	(18,629)	(1,000)

Net investment income	$338,372	$356,026	$428,929

6.	Concentrations of Credit Risk

      Credit risk is limited by emphasizing investment grade securities and by diversifying the investment portfolio among government, special revenue, public utility and corporate bonds. The Company has not experienced any significant losses in such investments and believes it is not exposed to any significant credit risk. The Company and its subsidiaries maintain cash balances at several financial institutions. The Federal Deposit Insurance Corporation insures accounts up to $100,000 at each institution. Uninsured balances aggregate $760,656 and $385,921 at December 31, 2002 and 2001, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant concentrations of credit risk on cash and cash equivalents.

7.	Investments in Related Parties

      The Company holds investments in related parties of $60,000 at both December 31, 2002 and 2001, respectively. These shares represent organizers shares purchased in an initial private placement of the related

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

entities and are restricted from transfer under rule 144 of the United States Securities and Exchange Act. There are no quoted market prices for these investments. These shares are carried at cost in the accompanying consolidated balance sheets.

8.	Federal Income Taxes

      The Company does not file a consolidated tax return with any of its subsidiaries. The components of federal income tax expense for the years ended December 31, 2002, 2001 and 2000 are presented below.

	Year Ended December 31,

	2002	2001	2000

Current	$(200)	$(272)	$10,138
Deferred	208,366	66,582	1,409

Total	$208,166	$66,310	$11,547

      Federal income tax expense differs from the amount computed by applying the statutory federal income tax rate of 35% as follows:

	Year Ended December 31,

	2002	2001	2000

Federal income tax benefit at statutory rate	$(103,149)	$(227,927)	$(171,287)
Small life company deduction	—	—	17,449
Increase in valuation allowance	140,806	103,830	149,942
Goodwill and other intangible assets	—	42,091	12,760
Other	170,509	148,316	2,683

Federal income tax expense	$208,166	$66,310	$11,547

      Deferred federal income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

	December 31,

	2002	2001

Deferred tax liability:
Deferred policy acquisition costs	$314,835	$116,303
Due and deferred premiums	12,975	9,679
Net unrealized investment gains	137,532	33,003

Total deferred tax liability	465,342	158,985
Deferred tax asset:
Policy reserves and contract liabilities	36,262	46,257
Reinsurance premiums	13,906	10,449
Net operating loss carry forward	1,211,422	1,070,616

Total deferred tax asset	1,261,590	1,127,322
Valuation allowance	(1,211,422)	(1,070,616)

Net deferred tax asset	50,168	56,706

Net deferred tax liability	$415,174	$102,279

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company has net operating loss carry forwards of approximately $3,166,495, expiring in 2011 through 2019. These net operating loss carry-forwards are not available to offset MAC-Mo or SAIC income. Federal income taxes paid during 2000 were $19,300, there were no taxes paid during 2001 or 2002.

9.	Notes Payable

      Notes payable consist of the following at December 31, 2002 and 2001.

	December 31,	December 31,
	2002	2001

Bank loans	$12,296	$20,968
Employee loans	75,600	75,600
Financial institution loans	9,223	1,428,926
Seller financing	—	360,501
Corporation loans	7,513	20,000
Individual loans	30,000	30,000

	$134,632	$1,935,995

      The Company’s outstanding borrowings relate primarily to agency acquisitions and operations.

      Firstar Bank, N.A., $22,002 note dated June 7, 1999. Secured by assets of WTG. This was an indebtedness of WTG on the date of acquisition by MAAAI. Term is fifty-nine months and matures on May 7, 2004. The interest rate is 8.5%. Monthly payments of principal and interest are $820. This note was liquidated in the WTG Disposition on November 22, 2002.

      Employee loans, $75,600. Dated September 28, 2001 through November 21, 2001, with interest rates of 8% on $25,600 and 10% on $50,000. Maturity dates ranged from December 28, 2001 to February 21, 2002. One loan in the amount of $20,000 was in default at December 31, 2001 and the other loans have gone into default during 2002. There is no penalty for the loans being in default.

      Charles Compton, $400,000 non-interest bearing note dated March 19, 2001 with installments of $133,333 due on March 19, 2002, March 19, 2003 and March 19, 2004 respectively. Secured by a note issued by Brooke Credit Corporation and Southwest Agency, Inc. common stock. Interest was imputed at 8.25% and the unamortized discount was $39,499 at December 31, 2001. The first installment was paid on March 19, 2002 and the remainder of the note was liquidated in the SWA Disposition on September 27, 2003.

      Brooke Credit Corporation, $460,000 note dated March 19, 2001. Secured by all assets of MAAAI. Term is one hundred twenty-three (123) months and matures on July 1, 2011. Interest at l2% until January 2, 2002, thereafter, the rate is reestablished annually at 3.5% above New York prime as published in the Wall Street Journal on December 31. Principal and interest payments of $6,760 commenced on July 1, 2001. The new rate effective January 2, 2002 is 8.25%. This note was liquidated in the SWA Disposition on September 27, 2002.

      Brooke Credit Corporation, $787,500 note dated May 1, 2001. Secured by all assets of MAAAI. Term is one hundred twenty-three months and matures on August 1, 2011. Interest is at 11.5% until January 2, 2002. Thereafter, the rate is reestablished annually at 3.5% above New York prime as published in the Wall Street Journal on December 31. Principal and interest payments of $11,288 commenced on August 1, 2001. The new rate effective January 2, 2002 is 8.25%. This note was liquidated in the SWA Disposition on September 27, 2002.

      Brooke Credit Corporation, $90,000 note dated May 1, 2001. Secured by all assets of MAAAI. The term was twelve months and matured on May 1, 2002. Principal and interest at 11.5% were due at maturity.

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Brooke Credit Corporation, $9,098 note dated August 21, 2001. Secured by all assets of MAAAI. The term was nine months and matured on May 1, 2002. The interest rate was 11% and monthly payments of principal and interest were $1,888.

      Brooke Credit Corporation, $24,786 note dated December 21, 2001. Secured by all assets of MAAAI. The term was one month and matured on January 15, 2002. Principal and interest at 10% were due at maturity.

      Southwest Missouri Bank, $40,000 note extension dated November 13, 2001. This was an indebtedness of SWA on the date of acquisition by MAAAI. The note was secured by receivables and equipment of SWA. Interest was at 8% and matured on February 13, 2002.

      Line of Credit — Brooke Credit Corporation. Available balance is $400,000. As of December 31, 2001, $61,782 was in use. Interest is at 12% until January 1, 2002. Thereafter, the rate is reestablished annually at 3.5% above New York prime as published in the Wall Street Journal on December 31. Principal and interest payments of $5,113 commenced on April 19, 2001. The new rate effective January 2, 2002 is 8.25%. This line of credit arrangement was eliminated in the SWA Disposition on September 27, 2002.

      Line of Credit — Central Bank. Available balance is $25,000. As of December 31, 2002 and 2001, $12,296 and $20,968 was in use, respectively. The interest rate is 2% over the prime rate announced from time to time by Chase Manhattan National Bank.

      Line of Credit — Southwest Missouri Bank. Available balance is $125,000. As of December 31, 2001 $124,927 was in use. The interest rate was 8.75%. This line of credit arrangement was eliminated in the SWA Disposition on September 27, 2002.

      Mid American Marketing Consultants, Inc., $7,513 and $20,000 at December 31, 2002 and December 31, 2001, respectively. Non interest bearing. No maturity date. $12,487 of principal payments were made during 2002.

      Loans from individuals, $30,000 dated September 13, 2001 and October 9, 2001, with interest rates of 8%. Maturity dates ranged from December 13, 2001 to January 9, 2002. Two loans in the amount of $20,000 were in default at December 31, 2001 and the other loans have gone into default during 2002. There is no penalty for the loans being in default.

      Principal installments of $134,632 are all due in 2003.

      Interest expense on notes payable was $143,833 and $150,827 in 2002 and 2001, respectively. There was no interest expense in 2000.

10.	Leases

      The Company leases approximately 5,400 square feet located at 813 West Stadium Boulevard, Jefferson City, Missouri. The monthly rent is $5,511. The lease terminates April 30, 2004.

      Rent expense for 2002, 2001 and 2000 totaled $66,182, $66,615, and $74,803, respectively. Future minimum rental payments under the preceding lease as of December 31, 2002 are:

Year Ending
December 31,	Amount

2003	$66,132
2004	22,044

$88,176

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Shareholders’ Equity and Statutory Accounting Practices

      The insurance subsidiaries are domiciled in Missouri and Arkansas and prepare their statutory-basis financial statements in accordance with statutory accounting practices (“SAP”) prescribed or permitted by the Missouri and Arkansas Departments of Insurance. Currently, “prescribed” statutory accounting practices include state insurance laws, regulations, and general administrative rules, as well as the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures Manual and a variety of other NAIC publications. “Permitted” statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. Effective January 1, 2001, Missouri and Arkansas Department of Insurance required the companies domiciled in these states to prepare their statutory basis financial statements in accordance with the NAIC Accounting Practices and Procedures manual, subject to any deviations prescribed or permitted by the insurance commissioner of the state of domicile. Accounting changes adopted to conform to the provisions of the NAIC Accounting Practices and Procedures Manual are reported as changes in accounting principles and an adjustment to unassigned funds (surplus). Effective January 1, 2001 the insurance subsidiaries reported an increase in surplus from the cumulative effect of changes in accounting principles of $2,931.

      Net income for 2002, 2001 and 2000 and capital and surplus at December 31, 2002, 2001 and 2000 for the Company’s insurance operations as reported in these financial statements prepared in accordance with GAAP as compared to amounts reported in accordance with SAP prescribed or permitted by the MDI and ADI are as follows:

	GAAP		SAP

	Net	Capital and		Capital and
	Income	Surplus	Net Income	Surplus

2002	$413,965	$6,740,947	$(51,144)	$5,286,727
2001	$64,031	$6,132,858	$(123,719)	$5,339,013
2000	$(57,373)	$6,015,283	$(91,872)	$5,597,358

      MAC-Mo carries its investment in SAIC at cost after deduction for amortization of goodwill and other intangibles, and adjustments for subsequent operating results. The admitted value of MAC-Mo’s investment in SAIC was $234,911 and $241,245 at December 31, 2002 and 2001, respectively.

      Principal differences between GAAP and SAP include: a) costs of acquiring new policies are generally deferred and amortized for GAAP; b) value of insurance inforce acquired is established as an asset for GAAP; c) benefit reserves are calculated using more realistic investments, mortality and withdrawals assumptions for GAAP; d) the change in SAP deferred income taxes associated with timing differences is recorded directly to equity rather than as a component of net income as required for GAAP; e) assets and liabilities of acquired companies are adjusted to their fair values at acquisition, with the amount of the purchase price in excess of the fair value recorded as goodwill under GAAP; f) statutory asset valuation reserves and interest maintenance reserves are not required for GAAP; and g) available-for-sale fixed maturity investments are reported at fair value with unrealized gains and losses reported as a separate component of shareholders’ equity for GAAP.

      Statutory restrictions limit the amount of dividends which the insurance companies may pay. Generally, dividends during any year may not be paid without prior regulatory approval, in excess of the lesser of (a) 10% of statutory shareholder’s surplus as of the preceding December 31, or (b) statutory net operating income for the preceding year. In addition, MAC-Mo must maintain the minimum statutory capital and surplus, $1,250,000, required for life insurance companies domiciled in Missouri and SAIC must maintain minimum capital and surplus of $250,000.

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The MDI and ADI impose minimum risk-based capital (“RBC”) requirements on insurance enterprises that were developed by the NAIC. The formulas for determining the amount of RBC specify various weighing factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by the ratio (the “Ratio”) of the enterprises regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Enterprises below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. MAC-Mo and SAIC have a Ratio that is in excess of the minimum RBC requirements, accordingly MAC-Mo and SAIC meet the RBC requirements.

12.	Reinsurance

      To minimize the risk of claim exposure, MAC-Mo reinsures all amounts of risk on any one life in excess of $50,000 for individual life insurance. All amounts of risk in excess of MAC-Mo’s retention on individual life insurance is ceded to Business Men’s Assurance Company (“BMA”) and Optimum Re Insurance Company (“Optimum”) At December 31, 2002 and 2001, MAC-Mo ceded $26,361,853 and $21,875,122 of insurance in-force and received reinsurance credits of $76,711 and $52,433, respectively. Pursuant to the terms of the reinsurance agreement with BMA, MAC-Mo pays no reinsurance premiums on first year individual business. However, SFAS No. 113 requires the unpaid premium to be recognized as a first year expense and amortized over the estimated life of the reinsured policies. MAC-Mo records this unpaid premium as “Reinsurance premiums payable” in the accompanying balance sheet and recognized as “Reinsurance premiums ceded” in the accompanying income statement. At December 31, 2002 and 2001 the unpaid reinsurance premiums net of amortization was $39,731 and $29,853, respectively. During 2002, 2001 and 2000, MAC-Mo paid $60,554, $24,679 and $398 of reinsurance premiums.

      SAIC has reinsurance agreements with BMA and Optimum. SAIC retains $10,000 of risk on any one life. At December 31, 2002 and 2001, SAIC had ceded $634,030 and $643,465 in-force and received reinsurance credits of $7,931 and $7,620, respectively. During 2002, 2001 and 2000, SAIC paid $2,823, $2,667 and $2,651, respectively, of reinsurance premiums.

13.	Related Party Transactions

      The Company entered into a service agreement on September 1, 1996 with First Alliance Corporation (“FAC”) of Lexington, Kentucky. FAC owns approximately 11.9% of the Company’s outstanding common stock. In April of 2000, the Company entered into an amended accounting service agreement with FAC to decrease the fees to $1,000 per month, this agreement superseded the previous agreement. MAC-Mo also entered into an insurance administration agreement on April 14, 2000 with FAC to provide underwriting and policy service for MAC-Mo’s operations. Under the terms of the administration agreement, MAC-Mo pays $2,500 monthly plus the collected policy fee on each policy. Effective October 1, 2000, the Company contracted with FAC to provide accounting services to SAIC. Under the terms of the service agreement MAAC pays fees of $500 per month for all months except March, June, September and December, $750 per month for the months of March, June and September and $1,000 for the month of December.

      The total amounts paid under the agreements were $114,579, $81,971 and $56,579 for the years ended December 31, 2002, 2001 and 2000, respectively.

14.	Stock Option Plan

      The Company adopted a stock option plan for 200,000 common stock shares during 2000. The option exercise price pursuant to the plan was $.25 per common share. Grantees have not more than one year in which to exercise their options. The stock acquired by exercise of options granted is restricted from transfer for a period of two years from the date of acquisition. The Company’s founding officers are not eligible to participate in the plan. During 2000, there were a total of 12,000 shares granted. The plan was subsequently

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

terminated in January of 2001. During 2001 and 2000 there were 2,000 and 10,000 shares, respectively, exercised at $1.16 per share.

15.	Fair Values of Financial Instruments

      The fair values of financial instruments, and the methods and assumptions used in estimating their fair values, are as follows:

Fixed Maturities

      Fixed maturities are carried at fair value in the accompanying consolidated balance sheets. The fair value of fixed maturities is based on quoted market prices. At December 31, 2002 and 2001, the fair value of fixed maturities was $6,649,460 and $5,419,879, respectively.

Policy Loans

      The carrying value of policy loans approximates their fair value. At December 31, 2002 and 2001, the fair value of policy loans was $38,129 and $3,153, respectively.

Notes Receivable

      The carrying value of notes receivable approximates their fair value. At December 31, 2002 and 2001, the fair value of notes receivable was $6,425 and $10,531, respectively.

Short-Term Investments

      The carrying value of short-term investments approximates their fair value. At December 31, 2001 the fair value of short-term investments was $432,451. There were no short-term investments at December 31, 2002.

Cash and Cash Equivalents

      The carrying values of cash and cash equivalents approximate their fair values. At December 31, 2002 and 2001, the fair value of cash and cash equivalents was $1,092,967 and $653,890, respectively.

Investments in Related Parties

      The Company holds investments in related parties of $60,000 at December 31, 2002 and 2001. These investments represent organizer shares purchased in the initial private placement of the respective entity and are restricted under Rule 144 of the Act. Accordingly, there is no quoted market price for these investments. These investments are carried at cost in the accompanying consolidated balance sheets.

Investment Contracts

      The carrying value of investment-type fixed annuity contracts approximates their fair value. At December 31, 2002 and 2001 the fair value of investment-type fixed annuity contracts was $694,422 and $196,767, respectively.

Notes Payable

      The carrying value amount of notes payable approximates their fair value. At December 31, 2002 and 2001, the fair value of notes payable was $134,632 and $1,935,955, respectively.

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.	Franchise Agreement

      On February 15, 2001 Mid-American Associates Agency, Inc. entered into a franchise agreement with Brooke Corporation, a Kansas corporation. Under the terms of the agreement, Brooke Corporation provides services with respect to accounting for and processing of insurance policies for MAAAI and for such services receives fifteen percent (15%) of any sales commission generated. The term of the agreement is five (5) years and is cancelable by Brooke Corporation for reasonable cause upon thirty days notice. MAAAI has unilateral rights to terminate the agreement with thirty days notice. The agreement was terminated in the WTG Disposition.

17.	Minority Interest

      The President of MAAAI acquired a 15% interest in MAAAI on January 21, 2001. The minority owner did not make capital contributions to erase the deficit. The entire loss for the year ended December 31, 2001 has been borne by the Company and charged to retained earnings, therefore no minority interest is reflected on the balance sheet or income statement. On October 31,2002 the Board of Directors of MAAAI accepted the resignation of the President of MAAAI and he surrendered his 15% interest in MAAAI to the Company.

      On October 31, 2002 the Company sold 247,500 shares (9.9%) of the common stock of MAC-MO to Citizens Insurance Company of America, a Colorado corporation and wholly owned subsidiary of Citizens, Inc., for $524,000 and recorded a loss on sale of $130,034. The Company retained an option to repurchase the shares for a period of three years. The option price is equal to the sale price of the shares plus 10% interest compounded annually.

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Comprehensive Income

      Comprehensive income consists of net income or loss for the current period adjusted for income, expenses gains and losses that are reported as a separate component of shareholders’ equity rather than in the statement of operations. The components of comprehensive income along with the related tax effects are presented for 2002, 2001 and 2000 as follows:

	Years Ended December 31,

	2002	2001	2000

Unrealized gain on available-for-sale securities:
Unrealized holding gains during the period	$299,397	$80,204	$34,637
Tax expense	(104,790)	(28,071)	(11,777)

	194,607	52,133	22,860
Less:
Adjustment for gains realized in net income	5,673	—	2,910
Tax expense	(1,987)	—	(990)
Tax rate adjustment	—	(117)	—

	3,686	(117)	1,920
Plus:
Adjustment for losses realized in net income	—	2,388	—
Tax benefit	—	(835)	—

	—	1,553	—

Other comprehensive income	$190,921	$53,569	$20,940

Net loss	$(264,277)	$(717,387)	$(524,471)
Other comprehensive income net of tax effect	190,921	53,569	20,940

Comprehensive loss	$(73,356)	$(663,818)	$(503,531)

Net loss per common share — basic and diluted	$(0.01)	$(0.12)	$(0.10)

19.	Contingencies

      The Company and its subsidiary are defendants in a lawsuit filed on September 9, 2002 in Grundy County Circuit Court. The lawsuit alleges breach of contract, slander and conversion. The plaintiff seeks $65,000 for salary, $15,000 for benefits, $1,000,000 punitive damages and costs incurred by the lawsuit. Management intends to contest and defend the litigation vigorously. Management is unable to determine the potential magnitude of the claim in the event the plaintiff prevails.

20.	Recently Issued Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment test in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives. The Company applied the new rules on accounting for goodwill and other intangible assets in the first quarter of 2002. During 2002 the Company performed the initial required impairment tests of goodwill and determined that goodwill was not impaired.

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes and amends SFAS No. 121 and relevant portions of SFAS No. 30. SFAS No. 144 was adopted on January 1, 2002. SFAS No. 144 did not have a material effect on the financial position, results of operation or liquidity of the Company.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 spreads out the reporting of expenses related to restructurings initiated after 2002. Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be enough evidence to record a one-time charge for most anticipated exit or disposal activities. Companies will instead record exit or disposal costs when they are “incurred” and can be measured by fair value and the recorded liability will subsequently be adjusted for changes in estimated cash flows. SFAS No. 146 will also revise accounting for specified employee and contract terminations that are part of restructuring activities. Based on current operations, the Company does not anticipate that SFAS No. 146 will have a material effect on the financial position, results of operations or liquidity of the Company.

21.	Segment Information

      The operations of the Company and its subsidiaries have been classified into three operating segments as follows: life and annuity insurance operations, agency operations, and corporate operations. Segment information as of December 31, 2002, 2001 and 2000 and for the years then ended is as follows:

	As of and for the Year Ended December 31,

	2002	2001	2000

Revenues:
Life and annuity insurance operations	$1,774,089	$1,412,772	$848,530
Agency operations	318,148	1,057,856	172,663
Corporate operations	(124,470)	20,863	47,670

Total	$1,967,767	$2,491,491	$1,068,863

Income (loss) before income taxes:
Life and annuity insurance operations	$618,549	$130,341	$(49,920)
Agency operations	(301,286)	(566,002)	(5,188)
Corporate operations	(366,603)	(215,416)	(457,816)

Total	$(49,340)	$(651,077)	$(512,924)

Assets:
Life and annuity insurance operations	$9,098,740	$7,390,896	$6,546,643
Agency operations	587,905	2,850,062	522,859
Corporate operations	93,476	(92,032)	547,567

Total	$9,780,121	$10,148,926	$7,617,069

Depreciation and amortization expense:
Life and annuity insurance operations	$374,813	$235,513	$202,832
Agency operations	6,210	126,607	19,244
Corporate operations	7,800	9,250	26,442

Total	$388,823	$371,370	$248,518

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Segment information for agency operations includes the SWA and WTG Dispositions as follows:

	As of and for the Year Ended
	December 31,

	2002	2001	2000

Revenues	$1,236,302	$917,903	$—
Income (loss) before income taxes	(34,309)	(46,083)	—
Assets	—	2,287,243	—
Depreciation and amortization expense	765	73,394	—

22.     Subsequent Events

      On March 7, 2003, the Company entered into a Plan and Agreement of Merger with Citizens, Inc. (Citizens), a Colorado insurance holding company, whereby Citizens will acquire all of the outstanding shares of the Company for shares of Citizens’ Class A common stock. The agreement is subject to approval by the Company’s shareholders and insurance regulatory authorities in Missouri and Arkansas. The exchange will be based upon a market value of $1.35 per share for the Company’s stock, while the price of the Citizens shares will be determined based on the average closing price for the 20 trading days preceding closing, which is expected in the first half of 2003. The anticipated market value of the transaction is expected to be approximately $8.2 million.

23.     Going Concern

      The Company’s consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $264,277, $717,387 and $524,471 for the years ended December 31, 2002, 2001 and 2000, respectively. In addition, the Company’s operations in fiscal years 2002, 2001 and 2000 generated negative cash flow with corresponding adverse effects upon liquidity, capital resources and operations. While the Company’s life insurance subsidiary had adequate cash flows from premium and investment income to meet its cash requirements during the current fiscal year, this working capital is not available for operations of the parent company.

      The Company’s continued existence as a going concern is dependent upon its ability to meet its obligations on a timely basis, the success of future operations and the outcome of pending litigation. Although it cannot be assured that the Company will be able to continue as a going concern in view of its weakened financial condition, management believes the Company will be able to sell shares of its life insurance subsidiary to provide cash to meet its obligations and sustain operations.

MID-AMERICAN ALLIANCE CORPORATION

INDEX TO QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS

Page
Numbers

FINANCIAL STATEMENTS
Consolidated Balance Sheets, March 31, 2003 (Unaudited) and December 31, 2002	C-24
Consolidated Statements of Operations, Three Months Ended March 31, 2003 and 2002 (Unaudited)	C-25
Consolidated Statements of Cash Flows, Three Months Ended March 31, 2003 and 2002 (Unaudited)	C-26
Notes to Consolidated Financial Statements	C-27

MID-AMERICAN ALLIANCE CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2003	2002

ASSETS
Investments:
Available-for-sale fixed maturities, at fair value (amortized cost, $6,500,258 and $6,256,512 in 2003 and 2002, respectively)	$6,884,225	$6,649,460
Policy loans	41,685	38,129
Notes receivable	5,417	6,425

Total investments	6,931,327	6,694,014
Cash and cash equivalents	893,361	1,092,967
Investments in related parties	60,000	60,000
Accrued investment income	90,918	100,386
Premiums, commissions and other receivable	115,194	62,788
Advances to agents (net of valuation allowance of $100,237 in 2003 and 2002)	46,429	40,928
Deferred policy acquisition costs (net of accumulated amortization of $852,586 and $806,433 in 2003 and 2002, respectively)	1,356,113	1,107,254
Goodwill (net of accumulated amortization of $122,460 in 2003 and 2002)	510,804	510,804
Property and equipment (net of accumulated depreciation of $91,376 and $98,222 in 2003 and 2002, respectively)	67,734	70,884
Federal income tax recoverable	15,272	15,272
Other assets	20,322	24,824

Total assets	$10,107,474	$9,780,121

LIABILITIES AND SHAREHOLDERS’ EQUITY
Policy and contract liabilities:
Annuity contract liabilities	$801,036	$694,422
Life policy reserves (net of reinsurance ceded reserves of $81,806 and $76,711 in 2003 and 2002, respectively)	978,834	925,050
Liability for policy claims	5,000	5,000
Policyholder premium deposits	141,495	151,809
Deposits on pending policy applications	99,957	101,095
Unearned revenue	—	71
Reinsurance premiums payable	37,791	39,731

Total policy and contract liabilities	2,064,113	1,917,178
Commissions, salaries, wages and benefits payable	15,281	31,816
Note payable to affiliate	75,000	75,000
Accounts payable to affiliate	23,725	18,057
Accrued expenses and other liabilities	233,442	190,951
Deferred federal income taxes payable	519,292	415,174
Notes payable	46,640	134,632

Total liabilities	2,977,493	2,782,808
Minority interest:	677,252	664,008
Shareholders’ equity:
Common stock, $.10 par value, 7,600,000 shares authorized; 6,468,500 shares issued and 6,056,900 shares outstanding in 2003 and 6,410,700 shares issued and 5,999,100 shares outstanding in 2002	646,850	641,070
Additional paid in capital	9,365,649	9,293,399
Accumulated other comprehensive income	246,953	252,213
Accumulated deficit	(3,730,163)	(3,776,817)
Less: treasury shares held at cost (411,600 shares in 2003 and 2002)	(76,560)	(76,560)

Total shareholders’ equity	6,452,729	6,333,305

Total liabilities, minority interest and shareholders’ equity	$10,107,474	$9,780,121

See notes to consolidated financial statements

MID-AMERICAN ALLIANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,

	2003	2002

Revenues
Gross premium income	$481,896	$379,806
Reinsurance premiums ceded	(29,428)	(18,077)

Net premiums earned	452,468	361,729
Net investment income	86,598	81,949
Commission income	36,897	49,143
Other income	37,757	78

Total revenue	613,720	492,899
Benefits and expenses
Increase in policy reserves	53,784	134,720
Policyholder surrender values	21,780	370
Interest credited on annuities and premium deposits	15,838	4,819
Commissions	161,642	198,490
Policy acquisition costs deferred	(295,012)	(306,739)
Amortization of deferred policy acquisition costs	46,153	90,169
Selling, administrative and general insurance expenses	50,368	13,517
Salaries, wages and employee benefits	164,412	159,069
Professional fees	51,554	43,928
Miscellaneous taxes	(2,787)	14,786
Depreciation expense	2,481	4,110
Administrative fees — related party	32,376	23,860
Franchise fees	5,585	55,207
Interest expense	10,318	44,772
Other expenses	127,491	41,806

Total benefits and expenses	445,983	522,884

Income (loss) from continuing operations before income tax expense	167,737	(29,985)
Income tax expense	107,261	81,886

Net income (loss) before minority interest and discontinued operations	60,476	(111,871)
Minority interest	(13,822)	—
Loss from discontinued operations	—	(48,823)

Net income (loss)	$46,654	$(160,694)

Net income (loss) per common share — basic and diluted	$0.01	$(0.03)

See notes to consolidated financial statements

MID-AMERICAN ALLIANCE CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended
	March 31,

	2003	2002

Operating activities:
Net income (loss)	$46,654	$(160,694)
Adjustments to reconcile net loss to net cash provided by operating activities:
Interest credited on annuities and premium deposits	34,803	34,803
Provision for depreciation	2,481	4,110
Amortization of premium and accretion of discount on fixed maturity and short-term investments	10,504	9,631
Provision for deferred federal income taxes	106,639	81,886
Decrease in accrued investment income	9,468	13,487
Increase in accounts receivable	(1,935)	(85,378)
Increase in deferred policy acquisition costs, net	(248,859)	(216,570)
Decrease in unearned revenue	(71)	(55)
Increase in policy loans	(3,556)	(4,809)
Increase in premiums receivable	(37,211)	(5,857)
Increase in advances to agents and other assets	(999)	(13,321)
Increase in policy reserves	53,784	134,720
Decrease (increase) in miscellaneous receivable	(13,260)	1,333
Decrease in premium due insurance companies	—	172,181
Increase (decrease) in deposits on pending policy applications	(1,138)	127,702
Increase (decrease) in reinsurance premiums payable	(1,940)	118
Increase (decrease) in commissions, salaries, wages and benefits payable	(16,535)	3,979
Increase in accounts payable to affiliate	5,668	20,586
Increase (decrease) in accrued interest payable	(5,881)	8,334
Increase (decrease) in other liabilities	48,372	(29,589)
Increase in minority interest	14,444	—

Net cash provided by operating activities	$1,432	$96,597
Investing activities:
Purchase of available-for-sale fixed maturities	$(504,250)	$(248,425)
Sale of available-for-sale fixed maturities	250,000	—
Sale (purchase) of property and equipment, net	669	(1,204)
Changes in notes receivable, net	1,008	2,159
Short-term investments disposed, net	—	431,315
Discontinued operations	—	52,490

Net cash provided by (used in) investing activities	(252,573)	236,335
Financing activities:
Deposits on annuity contracts, net	79,344	50,469
Change in notes payable, net	(87,992)	(85,132)
Sale of common stock	78,030	—
Policyholder premium deposits, net	(17,847)	(15,647)

Net cash provided by (used in) financing activities	51,535	(50,310)

Increase (decrease) in cash and cash equivalents	(199,606)	282,622
Cash and cash equivalents, beginning of period	1,092,967	653,890

Cash and cash equivalents, end of period	$893,361	$936,512

Noncash investing and financing activities
Contribute 42,800 shares of common stock to subsidiary	57,780	—
Sell 15,000 shares of common stock to subsidiary	20,250	—

See notes to consolidated financial statements

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Financial Statements

      Mid-American Alliance Corporation (the “Company”) was incorporated on May 1, 1996 to purchase and manage insurance related subsidiaries. The Company raised total capital of $9,853,175 through private placement stock offerings and an intrastate Missouri public stock offering. This capital was used to purchase and capitalize Mid American Century Life Insurance Company of Missouri (“MAC-Mo”) at $6,000,000 with the remainder being used as working capital for the Company.

      The Company’s wholly owned insurance subsidiary MAC-Mo, purchased Mid American Century Life Insurance Company of Arkansas, an Arkansas domiciled insurance company. The name was subsequently changed to Security Alliance Insurance Company (“SAIC”). The Company, along with MAC-Mo purchased the Ken Johnson Agency (“KJA”) located in Princeton, Missouri. The Company purchased Association Coverage Agency, Inc. (subsequently renamed Mid-American Alliance Agency, Inc (“MAAAI”) located in Jefferson City, Missouri. MAAAI purchased and subsequently sold Southwest Agency (“SWA”) located in Carthage, Missouri and the Wilson-Turner-Gavin Agency (“WTG”) located in Joplin, Missouri. SWA was disposed of on September 27, 2002 and WTG was disposed of on November 22, 2002.

      The balance sheet for March 31, 2003, the statements of operations for the three month periods ended March 31, 2003 and 2002, and the statements of cash flows for the three month periods then ended have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at March 31, 2003 and for comparative periods presented have been made.

      Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) have been omitted. It is suggested that these financial statements be read in conjunction with the Company’s December 31, 2002 financial statements and notes thereto. The results of operations for the period ended March 31, 2003 are not necessarily indicative of the operating results for the full year.

2.	Proposed Acquisition

      On March 7, 2003, the Company entered into a Plan and Agreement of Merger with Citizens, Inc. (Citizens), a Colorado insurance holding company, whereby Citizens will acquire all of the outstanding shares of the Company for shares of Citizens’ Class A common stock. The transaction values the Company’s shares at $1.35 each and Citizens’ Class A shares based on the average closing price for the 20 trading days preceding closing. Closing is expected in mid 2003. Citizens and the Company are in the process of making the appropriate legal filings in connection with the acquisition. The proposed merger requires the approval of the Company’s shareholders and the merger agreement contains the customary conditions. Closing of the acquisition is contemplated to occur in mid 2003, assuming all conditions are met and all regulatory and shareholder approval is obtained. The value of the transaction has been established as $8.2 million.

3.	Minority Interest

      The President of MAAAI acquired a 15% interest in MAAAI on January 21, 2001. The minority owner did not make capital contributions to erase the deficit. The entire loss for the year ended December 31, 2001 was borne by the Company and charged to retained earnings, therefore no minority interest is reflected on the balance sheet or income statement. On October 31,2002 the Board of Directors of MAAAI accepted the resignation of the President of MAAAI and he surrendered his 15% interest in MAAAI to the Company.

      On October 31, 2002 the Company sold 247,500 shares (9.9%) of the common stock of MAC-Mo to Citizens Insurance Company of America, a Colorado corporation and wholly owned subsidiary of Citizens, for $524,000 and recorded a loss on sale of $130,034. The Company retained an option to repurchase the shares

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for a period of three years. The option price is equal to the sale price of the shares plus 10% interest compounded annually.

4.	Segment Information

      The operations of the Company and its subsidiaries have been classified into three operating segments as follows: life and annuity insurance operations, agency operations, and corporate operations. Segment information as of December 31, 2002, 2001 and 2000 and for the years then ended is as follows:

	For the
	Three Months Ended

	March 31,	March 31,
	2003	2002

	(Unaudited)
Revenues:
Life and annuity insurance operations	$523,994	$444,693
Agency operations	74,654	49,254
Corporate operations	15,072	(1,048)

Total	$613,720	$492,899

Income (loss) before income taxes:
Life and annuity insurance operations	$246,874	$106,407
Agency operations	14,469	(96,977)
Corporate operations	(93,606)	(39,415)

Total	$167,737	$(29,985)

Depreciation and amortization expense:
Life and annuity insurance operations	$46,185	$90,198
Agency operations	99	1,684
Corporate operations	2,350	2,397

Total	$48,634	$94,279

      Segment asset information as of:

	March 31,	December 31,
	2003	2002

	(Unaudited)
Assets:
Life and annuity insurance operations	$9,526,279	$9,098,740
Agency operations	571,972	587,905
Corporate operations	9,223	93,476

Total	$10,107,474	$9,780,121

5.	Accumulated Other Comprehensive Income (Loss)

      For the three months ended March 31, 2003 and 2002, the other comprehensive income (loss) amounts included in total comprehensive income (loss) consisted of unrealized losses on investment in fixed maturities and equity securities available-for-sale of $5,260 and $33,747, respectively, net of tax. Total comprehensive

MID-AMERICAN ALLIANCE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income (loss) for the three months ended March 31, 2003 and 2002, was $41,394 and $(194,441), respectively.

6.	Earnings Per Share

      Basic and diluted earnings per share have been computed using the weighted average number of shares of common stock outstanding during each period. The weighted average shares outstanding for the three months ended March 31, 2003 and 2002 were 6,038,651 and 5,999,100, respectively.

7.	Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, “Goodwill and Other Intangible Assets”, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment test in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives. The Company applied the new rules on accounting for goodwill and other intangible assets in the first quarter of 2002. During 2002 the Company performed the initial required impairment tests of goodwill and determined that goodwill was not impaired.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 supersedes and amends SFAS No. 121 and relevant portions of SFAS No. 30. SFAS No. 144 was adopted on January 1, 2002. SFAS No. 144 did not have a material effect on the financial position, results of operations or liquidity of the Company.

      In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 spreads out the reporting of expenses related to restructurings initiated after 2002. Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be enough evidence to record a one-time charge for most anticipated exit or disposal activities. Companies will instead record exit or disposal costs when they are “incurred” and can be measured by fair value and the recorded liability will subsequently be adjusted for changes in estimated cash flows. SFAS No. 146 will also revise accounting for specified employee and contract terminations that are part of restructuring activities. SFAS No. 146 was adopted on January 1, 2003. SFAS No. 146 did not have a material effect on the financial position, results of operations or liquidity of the Company.

APPENDIX D

March 7, 2003

Board of Directors

Mid-American Alliance Corporation
813 West Stadium Boulevard, Suite A
Jefferson City, Missouri 65102

Dear Members of the Board:

      You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Mid-American Alliance Corporation, Jefferson City, Missouri (the “Company”) of the proposed merger of the Company with Citizens, Inc., Austin, Texas (“Citizens”) (the “Merger”). In the proposed Merger, each Company common share issued and outstanding will be exchanged for the number of Citizens Class A common shares equal in market value to $1.35, based on the average daily closing price of Citizens Class A common shares for the twenty trading days preceding the Closing Date (the “Floating Exchange Ratio”). The proposed consideration to be received represents an aggregate value of approximately $8,200,000 for all 6,080,400 Company common shares outstanding, as further defined in the Plan and Agreement of Merger by and between Citizens and the Company (the “Agreement”). Based on the March 7, 2003 closing stock price of Citizens Class A common stock of $6.25 as quoted on the New York Stock Exchange, the Floating Exchange Ratio would equal approximately 0.216 Citizens shares per Company common share.

      Professional Bank Services, Inc. (“PBS”) is a financial institution consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of financial institution acquisition transactions, and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes.

      For purposes of this opinion, PBS performed a review and analysis of the historic performance of the Company including:

•	December 31, 2001 and 2002 audited annual reports of the Company.

•	December 31, 2002 Annual Statement of the Mid American Century Life Insurance Company filed with the Insurance Department of the State of Missouri.

      We have reviewed and tabulated statistical data regarding the insurance portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the financial institutions industry generally.

D-1

Board of Directors
Mid-American Alliance Corporation
March 7, 2003

      A limited scope due diligence review of Citizens has been performed by PBS, which included an on-site visit by PBS personnel on December 3, 2002, utilizing various management and financial data for Citizens. The review included the following:

•	All Forms 10-Q, 10-K and 8-K for 2000, 2001 and 2002 filed by Citizens with the Securities and Exchange Commission.

•	Year-end 2000, 2001 and 2002 audited annual reports for Citizens.

•	April 26, 2002, and April 24, 2003, Form DEF 14A Proxy Statements of Citizens.

•	Independent audit, firm management letters and management responses thereto for the last 2 years.

•	September 30, 2002 independent actuarial report of Citizens.

•	Listing and status of all pending litigation.

•	The most recent State insurance examination of Citizens wholly owned subsidiary Citizens Insurance Company of America (“CICA”).

•	CICA’s most recent recoverability test for deferred policy acquisition cost amortization and capitalization schedule.

      We have not compiled, reviewed or audited the financial statements of the Company or Citizens, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or Citizens.

      Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

Very truly yours,

PROFESSIONAL BANK SERVICES, INC.

D-2

Board of Directors
Mid-American Alliance Corporation
March 7, 2003

CITIZENS, INC.

      Until                     , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Article 109 of Title Seven of the Colorado Revised Statutes enables a Colorado corporation to indemnify its officers, directors, employees and agents against liabilities, damages, costs and expenses for which they are liable if: (i) they acted in good faith; (ii) in their official capacities (as defined by this statute) they reasonably believed that their conduct was in the corporations best interests; (iii) in all other cases, they reasonably believed that their conduct was at least not opposed to the corporation’s best interests; and (iv) in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. Article 109 also requires a corporation to indemnify its directors and officers if they are wholly successful, on the merits or otherwise, in defending any proceeding to which they are made parties because they are directors or officers.

      The Registrant’s Articles of Incorporation limit the liability of directors to the fullest extent provided by Colorado law.

      The Registrant’s Bylaws provide indemnification to officers, directors, employees and agents to the fullest extent provided by Colorado law.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation, as amended**
3.2	Bylaws(a)
5.1	Opinion and consent of Jones & Keller, P.C. as to the legality of Citizens, Inc. common stock**
8.1	Opinion and consent of Jones & Keller, P.C. re: tax matters*
10.1	Self-Administered Automatic Reinsurance Agreement — Citizens Insurance Company of America and Riunione Adriatica di Sicurta, S.p.A.(b)
10.2	Bulk Accidental Death Benefit Reinsurance Agreement between Connecticut General Life Insurance Company and Citizens Insurance Company of America, as amended(c)
10.3	Plan and Agreement of Exchange between Citizens, Inc. and Combined Underwriters Life Insurance Company(d)
10.4	Plan and Agreement of Exchange between Citizens, Inc. and Lifeline Underwriters Life Insurance Company(e)
10.5	Plan and Agreement of Merger between Citizens, Inc., Citizens Acquisition, Inc. and Mid-American Alliance Corporation — See Appendix A
10.6	Employment Agreement dated February 18, 2003 between Citizens, Inc. and Scott J. Engebritson.*
11	Statement re: Computation of per share earnings(f)
21	Subsidiaries of the Registrant**
23.1	Consent of Jones & Keller, P.C. — (see exhibit 5.1)
23.2	Consent of Jones & Keller, P.C. (see exhibit 8.1)
23.3	Consent of KPMG LLP*
23.4	Consent of Kerber, Eck & Braeckel*
23.5	Consent of Professional Bank Services, Inc.*

Exhibit
Number	Description of Exhibits

25	Power of Attorney (see signature page)
99.1	Form of Proxy Card*

*	Filed herewith.

**	Previously filed.

(a)	Filed with the Registrant’s Registration Statement on Form S-4, Registration No. 33-59039, filed with the Commission on May 2, 1995.

(b)	Filed as exhibit 10.8 with the Registration Statement on Form S-4., SEC File No. 333-16163, filed on or about November 14, 1996.

(c)	Filed as exhibit 10.9 with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

(d)	Filed as Appendix A with the Registrant’s Registration Statement on Form S-4, Registration No. 333-76926 dated January 18, 2002 and incorporated herein by reference.

(e)	Filed as Appendix B with the Registrant’s Registration Statement on Form S-4, Registration No. 333-76926 dated January 18, 2002, and incorporated herein by reference.

(f)	See the Registrant’s financial statements filed under Item 8 of its Annual Report on Form 10-K for the year ended December 31, 2002.

      (b) Financial Statements and Financial Statement Schedules.

      See “Financial Statements.”

Item 22.	Undertakings

      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “1933 Act”), each filing of The Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the 1933 Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective; and that, for purposes of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Time of the Registration Statement through the date of responding to the request.

      The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired, that was not the subject of and included in the Registration Statement when it became effective.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the Effective Time of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii), above, do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 6, 2003.

CITIZENS, INC.

By:	/s/ MARK A. OLIVER

Mark A. Oliver
President

      Pursuant to the requirements of the Securities Act of 1933, this Pre-effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on August 6, 2003.

Signature	Title

/s/ HAROLD E. RILEY Harold E. Riley	Chairman of the Board

/s/ MARK A. OLIVER Rick D. Riley by Mark A. Oliver, attorney-in-fact	Vice Chairman, Chief Executive Officer and Director

/s/ MARK A. OLIVER Mark A. Oliver	President and Director

/s/ MARK A. OLIVER David J. Mehle by Mark A. Oliver, attorney-in-fact	Chief Financial Officer

/s/ MARK A. OLIVER Dr. Richard C. Scott by Mark A. Oliver, attorney-in-fact	Director

/s/ MARK A. OLIVER Steven F. Shelton by Mark A. Oliver, attorney-in-fact	Director

/s/ MARK A. OLIVER Timothy T. Timmerman by Mark A. Oliver, attorney-in-fact	Director

/s/ MARK A. OLIVER Dr. E. Dean Gage by Mark A. Oliver, attorney-in-fact	Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation, as amended**
3.2	Bylaws(a)
5.1	Opinion and consent of Jones & Keller, P.C. as to the legality of Citizens, Inc. common stock**
8.1	Opinion and consent of Jones & Keller, P.C. re: tax matters*
10.1	Self-Administered Automatic Reinsurance Agreement — Citizens Insurance Company of America and Riunione Adriatica di Sicurta, S.p.A.(b)
10.2	Bulk Accidental Death Benefit Reinsurance Agreement between Connecticut General Life Insurance Company and Citizens Insurance Company of America, as amended(c)
10.3	Plan and Agreement of Exchange between Citizens, Inc. and Combined Underwriters Life Insurance Company(d)
10.4	Plan and Agreement of Exchange between Citizens, Inc. and Lifeline Underwriters Life Insurance Company(e)
10.5	Plan and Agreement of Merger between Citizens, Inc., Citizens Acquisition, Inc. and Mid-American Alliance Corporation — See Appendix A
10.6	Employment Agreement dated February 18, 2003 between Citizens, Inc. and Scott J. Engebritson.*
11	Statement re: Computation of per share earnings(f)
21	Subsidiaries of the Registrant**
23.1	Consent of Jones & Keller, P.C. (see exhibit 5.1)
23.2	Consent of Jones & Keller, P.C. (see exhibit 8.1)
23.3	Consent of KPMG LLP*
23.4	Consent of Kerber, Eck & Braeckel*
23.5	Consent of Professional Bank Services, Inc.*
25	Power of Attorney (see signature page)
99.1	Form of Proxy Card*

*	Filed herewith.

**	Previously Filed.

(a)	Filed with the Registrant’s Registration Statement on Form S-4, Registration No. 33-59039, filed with the Commission on May 2, 1995.

(b)	Filed as exhibit 10.8 with the Registration Statement on Form S-4., SEC File No. 333-16163, filed on or about November 14, 1996.

(c)	Filed as exhibit 10.9 with in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

(d)	Filed as Appendix A with the Registrant’s Registration Statement on Form S-4, Registration No. 333-76926 dated January 18, 2002 and incorporated herein by reference.

(e)	Filed as Appendix B with the Registrant’s Registration Statement on Form S-4, Registration No. 333-76926 dated January 18, 2002, and incorporated herein by reference.

(f)	See the Registrant’s financial statements filed under Item 8 of its Annual Report on Form 10-K for the year ended December 31, 2002.